EXHIBIT 10.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

Between

1334 YORK AVENUE L.P.,

SELLER.

and

SOTHEBY’S

PURCHASER.

Premises:

1334 York Avenue
New York, New York

January [__], 2008

i

27.	GOVERNING LAW	35

28.	PARTIES; ASSIGNMENT AND RECORDING	36

29.	CONFIDENTIALITY AND PRESS RELEASES	36

30.	FURTHER ASSURANCES	37

31.	THIRD PARTY BENEFICIARY	38

32.	JURISDICTION AND SERVICE OF PROCESS	38

33.	WAIVER OF TRIAL BY JURY	38

34.	MISCELLANEOUS	38

35.	ATTORNEYS’ FEES	39

36.	INTENTIONALLY OMITTED	40

37.	EXCULPATION	40

38.	EXISTING FINANCING	41

Schedules and Exhibits

Schedule A	Description of Land
Schedule B	Certain Permitted Encumbrance
Schedule C	Loan Documents
Schedule D	Material Litigation
Schedule E	Non-Disparagement Parties

Exhibit 1	Deposit Wire Instructions
Exhibit 2	Form of Deed
Exhibit 3	Form of Bill of Sale
Exhibit 4	Form of FIRPTA Certificate
Exhibit 5	Form of Assignment of the Sotheby’s Lease and Sotheby’s Lease Guaranty
Exhibit 6	Form of Omnibus Assignment and Assumption
Exhibit 7	Form of Title Company Affidavit
Exhibit 8	Copy of Memo of Contract
Exhibit 9	Form of Stipulated Dismissal
Exhibit 10	Form of Stipulation of Discontinuance
Exhibit 11	Copy of Principal Guaranty

ii

Exhibit 12	Form of Mutual Release and Covenant Not to Sue
Exhibit 13	Copy of Security Agreement
Exhibit 14	Copy of COJ Escrow Agreement
Exhibit 15	Copy of Confessions of Judgment
Exhibit 16	Copy of Termination Escrow Agreement
Exhibit 17	Copy of Loan Agreement

iii

          THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) made as of the [__] day of January, 2008 between 1334 YORK AVENUE, L.P., a Delaware limited partnership, having an address c/o RFR Holding LLC, 390 Park Avenue New York, New York 10022 (“Seller”) and SOTHEBY’S, a Delaware corporation, having an address at 1334 York Avenue, New York, New York 10022 (“Purchaser”).

WITNESSETH:

          WHEREAS, Seller is the owner and holder of the fee simple estate in and to (i) that certain plot, piece and parcel of land (the “Land”) known as 1334 York Avenue, New York, New York and more particularly described in Schedule A hereto, and (ii) the building and all other improvements (collectively, the “Building”) located on the Land (the Building and the Land being sometimes referred to hereinafter, collectively, as the “Premises”);

          WHEREAS, Sotheby’s, Inc., New York corporation (“Tenant”), is the tenant under that certain Lease, dated February 7, 2003, between Seller, as landlord, and Tenant, as tenant, with respect to the Premises (the “Sotheby’s Lease”); and

          WHEREAS, Seller desires to sell the Property (as hereinafter defined) to Purchaser, and Purchaser desires to purchase the Property from Seller, upon and subject to the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

          1. DEFINITIONS.

AAA	Section 15(i)
Action	Section 15(a)(ii)
Adjoining Land	Section 2(a)
Accelerated Closing Notice	Section 18(b)
Acceleration Revocation	Section 18(b)
Agreement	Preamble
Appeal	Section 15(a)(iii)
Appellate Division	Section 15(a)(iii)
Apportionment Date	Section 7(a)
Appurtenances	Section 2(a)
Arbitration	Section 15(a)(i)
Arbitration Termination Documents	Section 15(d)
Arbitrator	Section 20(g)
Asbestos	Section 11(g)

Assumed Loan Liabilities	Section 38(f)(i)(x)
Assumption Costs	Section 38(b)(iii)(1)
Broker	Section 14(a)
Building	Recitals
business day	Section 4(c)
Cap	Section 11(f)
Casualty	Section 13(a)
Closing	Section 18(a)
Closing Conditions	Section 10(b)
Closing Date	Section 18(a)
COJ Escrow Agreement	Section 15(d)
Confessions of Judgment	Section 15(d)
Consent Outside Date	Section 38(e)
Controlled By	Section 28(b)(ii)
Consent Requirements	Section 38(b)(ii)
Controlled Affiliate	Section 28(b)
Continuation	Section 6(b)
Damages	Section 11(c)
Default Rate	Section 7(f)
Defeasance Agent	Section 38(f)(ii)
Defeasance Costs	Section 38(f)(ii)
Defeasance Election Notice	Section 38(e)
Defeasance Escrow Agreement	Section 38(f)(ii)
Deposit	Section 4(a)
Disclosed Survey Items	Section 5(a)
Discontinuance	Section 15(c)(ii)
Dismissal	Section 15(c)(i)
Diligence Party	Section 11(d)
Enforcement Costs	Section 11(c)
Environmental Laws	Section 11(g)
ERISA	Section 11(e)
Existing Financing	Section 38(a)
Existing Mortgage	Section 38(e)(iv)
FATCO	Section 6(a)

Final Closing Statement	Section 7(e)
Fuchs	Section 11(c)(ix)
FIRPTA	Section 21
Hazardous Materials	Section 11(g)
Initial Consent Request	Section 38(b)(i)
Interest	Section 20(e)
Land	Recitals
Lender	Section 38(a)
Lender’s Consent	Section 38(a)
Lender Reserves and Escrows	Section 38(g)(vi)
Legal Proceedings	Section 15(a)
Liens	Section 6(d)
Limitation Period	Section 11(c)
Limited Cure Items	Section 6(d)
Loan Documents	Section 38(a)
Lost Financing Costs	Section 18(b)
Lost Financing Cost Summary	Section 18(b)
No-Fault Termination	Section 20(h)
Non-Disparagment Parties	Section 29(c)
Notices	Section 19
PCBs	Section 11(g)
Permitted Encumbrances	Section 5
Personalty	Section 2(a)
Preliminary Closing Statement	Section 7(e)
Premises	Recitals
Principal Guaranty	Section 28(b)
Proceeding	Section 11(c)
Property	Section 2(a)
Purchase Price	Section 4(a)
Purchaser	Preamble
Purchaser Affiliates	Section 37(b)
Purchaser Confidentiality Parties	Section 29(a)
Purchaser Defeasance Cost Cap	Section 38(g)(iv)
Purchaser Knowledge Individual	Section 11(d)
Recovery Amounts	Section 11(d)

Recourse Rights	Section 37(a)
Release	Section 15(c)(iii)
Report	Section 6(a)
Representations	Section 11(c)
Right of First Offer	Section 2(c)
Royal	Section 6(a)
Rosen	Section 11(c)(ix)
Scheduled Closing Date	Section 18(a)
Security Agreement	Section 4(a)(i)
Seller	Preamble
Seller’s Affiliates	Section 37(a)
Seller’s Closing Conditions	Section 10(a)
Seller Knowledge Individual	Section 11(c)
Seller Parties	Section 11(a)
Seller Principals	Section 11(c)(ix)
Seller’s Title Affidavit	Section 17(a)(viii)
Servicer	Section 38(a)
Sotheby’s Lease Guaranty	Section 2(a)
Sotheby’s Lease	Recitals
Survey	Section 5(a)
Supreme Court	Section 15(ii)
Taking	Section 13(a)
Tenant	Recitals
Tenant Claims	Section 15(a)
Title Company	Section 6(a)
Title Objections	Section 6(b)
Transfer Taxes	Section 16(a)
Transfer Tax Laws	Section 16(a)
UCC-1s	Section 4(a)(i)
Violations	Section 6(e)

          2. PURCHASE AND SALE.

               (a) Seller shall sell, assign and convey to Purchaser, and Purchaser shall purchase and acquire from Seller, subject to the terms and conditions of this Agreement, (i) the Premises; (ii) the fixtures, furnishings, furniture, equipment, machinery, inventory and appliances now owned or hereafter acquired by Seller and contained in or on, and used in connection with, the ownership, maintenance, use, occupancy and operation of the Premises

(collectively, the “Personalty”); (iii) any easements, rights of way, privileges, appurtenances, strips, gores and other rights pertaining to the Premises, including, without limitation, any existing development rights (collectively, the “Appurtenances”); (iv) all of Seller’s right, title and interest, if any, in and to all land in the bed of any street, road, avenue, open or proposed, public or private, in front of or adjoining the Premises or any portion thereof, and any award to be made in lieu thereof and in and to any unpaid award for damage to the Premises by reasons of change of grade of any street occurring after the date of execution and delivery of this Agreement (collectively, the “Adjoining Land”); and (v) all of Seller’s right, title and interest in, to and under the Sotheby’s Lease (including, without limitation, that certain Guaranty of Lease, dated as of February 6, 2003, delivered by Sotheby’s Holdings, Inc., in connection therewith (the “Sotheby’s Lease Guaranty”) and any subordination, nondisturbance and attornment agreements relating thereto). The Premises, together with the Personalty, the Appurtenances, the Adjoining Land, the Sotheby’s Lease and the Sotheby’s Lease Guaranty, are sometimes referred to hereinafter, collectively, as the “Property.”

               (b) The parties hereto acknowledge and agree that the value of the Personalty is de minimis and that no part of the Purchase Price is allocable thereto. Although it is not anticipated that any sales tax shall be due and payable, Purchaser agrees that Purchaser shall be responsible for the payment of any and all State of New York and City of New York sales taxes due and payable in connection with the conveyance of the Personalty to Purchaser hereunder under any applicable laws of the State of New York or City of New York and, in connection therewith, if either party receives notice from the State or City of New York requiring the filing of any sales tax returns, Purchaser shall be responsible for the filing of all such tax returns and, to the extent required by applicable law, Seller will, following request by Purchaser, promptly join in the execution and delivery of any such tax returns. The terms of this Subsection (b) shall survive Closing (as defined below).

               (c) Seller, and Tenant (by evidence of Tenant’s signature to this Agreement), hereby mutually acknowledge, agree and confirm that the right of first offer in favor of Tenant provided for in Article 23 of the Sotheby’s Lease is not applicable to this Agreement or the prospective sale of the Premises to Purchaser pursuant hereto. The foregoing is not intended and shall not be deemed to (i) amend or modify, or to constitute a waiver by Seller or Tenant of, Article 23 of the Sotheby’s Lease, (ii) apply to any transactions other than the purchase and sale of the Property pursuant to and in accordance with the terms of this Agreement, or (iii) other than as may be expressly provided for herein, waive, modify or otherwise affect Seller’s or Tenant’s respective claims, defenses, rights and/or remedies in respect of the Arbitration, the Action or the Appeal or any matters heretofore or hereafter relating thereto.

          3. ACCESS.

               (a) Purchaser agrees that it shall not have any so-called “due diligence contingency” hereunder.

               (b) Seller shall make available to Purchaser and its representatives, at Seller’s offices at 390 Park Avenue New York, New York, to the extent in Seller’s possession or control, (i) Seller’s books and records relating to the ownership and operation of the Property

(but excluding Seller’s income tax records, its corporate records with its members or partners and any records relating to Seller’s selling negotiations or third party appraisals or any internal documents relating to the value of the Property), and (ii) all records relating to the Existing Financing, including, but not limited to, all Loan Documents (and amendments or supplements thereto), and any material written correspondence and notices received by or on behalf of Lender or Servicer and/or given on behalf of Seller to Lender or Servicer.

          4. PURCHASE PRICE AND DEPOSIT.

               (a) The aggregate purchase price to be paid by Purchaser to Seller for the Property (the “Purchase Price”) is THREE HUNDRED SEVENTY MILLION DOLLARS ($370,000,000.00), subject to apportionment as provided in Section 7 hereof, payable as follows:

                    (i) Simultaneous with the mutual execution and delivery by Seller and Purchaser of this Agreement, together with, as applicable, the following fully executed and, if applicable, acknowledged, documents: (A) the Principal Guaranty, (B) the Arbitration Termination Documents, (C) the Termination Escrow Agreement, (D) the Confessions of Judgment, (E) the COJ Escrow Agreement, (F) a Memo of Contract with respect to this Agreement (a copy of which is attached hereto as Exhibit 8), (G) that certain Security Agreement (as same may be modified, amended or restated from time to time, the “Security Agreement”), a copy of which is attached hereto as Exhibit 13 and (H) the UCC-1s (as defined in the Security Agreement. Purchaser shall deliver to Seller by wire transfer in immediately available federal funds the amount of FIFTY MILLION DOLLARS ($50,000,000.00) in accordance with the wire instructions set forth on Exhibit 1 (such deposit which is made pursuant to this Section 4(a)(i), the “Deposit”);

                    (ii) Upon the Closing, Seller shall be entitled to retain the Deposit, and Purchaser shall deliver the balance of the Purchase Price, said balance to be comprised of the Purchase Price less (x) the Deposit, and (y) if the Existing Financing (as defined below) shall be assumed by Purchaser pursuant to Article 38(f) hereof, the Assumed Loan Liabilities (as hereinafter defined).

               (b) All monies payable by Purchaser under this Agreement, unless otherwise specified in this Agreement or directed by Seller, shall be paid by Purchaser causing such monies to be wire transferred in immediately available federal funds for credit to the Title Company (as defined below) at such bank account or accounts, and divided into such amounts as may be reasonably required to consummate the transactions contemplated by this Agreement.

               (c) As used in this Agreement, the term “business day” shall mean every day other than Saturdays, Sundays, all days observed by the federal or New York State government as legal holidays and all days on which commercial banks in New York State are required by law to be closed. Any reference in this Agreement to a “day” or a number of “days” (other than references to a “business day” or “business days”) shall mean a calendar day or calendar days. If the last day upon which performance hereunder would otherwise be required or permitted is not a business day, then the time for such performance shall be automatically extended to the next day that is a business day.

          5. STATUS OF TITLE.

          Subject to the terms and provisions of this Agreement, Seller’s interest in the Premises shall be sold, assigned, and conveyed by Seller to Purchaser, and Purchaser shall accept and assume same, subject only to the following “Permitted Encumbrances:”

               (a) the state of facts disclosed (the “Disclosed Survey Items”) on the survey performed by Earl B. Lovell-S.P. Belcher, Inc., dated May 17, 2001 and last updated by visual examination on November 15, 2007 by Fehringer Surveying, P.C. (the “Survey”), and any further state of facts which are not Disclosed Survey Items that an accurate update of the Survey of the Premises would disclose, unless such further state of facts is attributable to a condition that was created or consented to by Seller subsequent to November 15, 2007 without the approval of Tenant.

               (b) the standard printed exclusions contained in the ALTA form of owner’s title policy currently in use in New York with Standard New York endorsement as same may be modified in reliance upon Seller’s Title Affidavit (as hereinafter defined);

               (c) those specific items described on Schedule B hereto;

               (d) property taxes, subject to proration in accordance with Section 7 hereof;

               (e) any laws, rules, regulations, statutes, ordinances, orders or other legal requirements affecting the Premises, including, without limitation, all zoning, land use, building and environmental laws, rules, regulations, statutes, ordinances, orders or other legal requirements, including landmark designations and all zoning variance and special exceptions, if any;

               (f) any public utility company rights, easements and franchises relating to electricity, water, steam, gas, telephone, sewer or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon the Premises, provided that if unrecorded the same neither (i) materially adversely affect the present use of the Property or any material portion thereof, nor (ii) are first created or affirmatively consented to by Seller (without the consent of Purchaser, as set forth in subsection (m) below) on or after the date hereof;

               (g) any installment not yet due and payable of assessments imposed after the date hereof and affecting the Premises or any portion thereof;

               (h) all Violations (as hereinafter defined) now or hereafter issued or noted;

               (i) the rights of the Tenant under the Sotheby’s Lease, and subordinate interests thereunder held by subtenants under any subleases, licenses or occupancy agreements in effect at Closing and others claiming by, through or under such subleases, licenses or occupancy agreement, and any non-disturbance agreements and memorandum of lease relating to any of them;

               (j) consents by Seller or any former owner of all or a portion of the Premises for the erection of any structure or structures on, under or above any street or streets on which the Premises may abut;

               (k) possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under, or above any street or highway, the Premises or any adjoining property unless attributable to a condition created or consented to by Seller subsequent to the date hereof without the approval of Tenant;

               (l) any lien or encumbrance (including, without limitation, any mechanics’ lien or materialmen’s lien), the removal of which is the obligation of the Tenant under the Sotheby’s Lease or which Tenant affirmatively created, consented to or permitted; and

               (m) any liens, encumbrances or other title exceptions expressly approved in writing by Purchaser, or waived by Purchaser pursuant to and in accordance with the terms of this Agreement.

          6. TITLE INSURANCE; LIENS.

               (a) Purchaser acknowledges that it has received and reviewed that certain title report having an effective date of December 25, 2007, designated Title No. 829281 (the “Report”) from Royal Abstract of New York LLC, as agent (“Royal”). At Closing, Purchaser shall obtain no less than fifty percent (50%) of its title insurance from First American Title Insurance Company of New York (“FATCO”) (on a direct basis through Steven Napolitano) and the remainder from Royal and/or such other reputable title insurance companies licensed in the State of New York selected by Purchaser (collectively, the “Title Company”) with respect to Purchaser’s acquisition of the Property. Royal (or such other Title Company selected by Purchaser) shall act as lead insurer; it being agreed that if FATCO, Royal or such other title insurer as may be selected by Purchaser is unwilling to insure over any item that FATCO, Royal or one or more other reputable title insurers is willing to insure without additional costs (unless Seller agrees to pay such cost) or condition, Purchaser (and, subject to requisite approvals, its mortgage lender, if any) shall obtain all title insurance with respect to Purchaser’s acquisition of the Property and financing related thereto from the insurers willing to so insure (it being further agreed to if FATCO is among such willing insurers, at least fifty percent (50%) of the purchased coverage shall be purchased from FATCO directly through Steven Napolitano).

               (b) Purchaser has directed Royal to furnish a copy of the Report to Seller. Purchaser shall direct the Title Company to deliver a copy of any update or continuation to the Report (each, a “Continuation”) to Seller simultaneously with its delivery of the same to Purchaser. If exceptions to title appear on any Continuation, which are not Permitted Encumbrances and are unacceptable exceptions to Purchaser (“Title Objections”), Purchaser shall notify Seller of such Title Objections within the earlier of (i) seven (7) business days after Purchaser receives such Continuation, and (ii) the Closing Date (as defined below). If and to the extent that Purchaser fails to so notify Seller of any such Title Objections as described above, such Title Objections shall be deemed accepted by Purchaser and included as “Permitted Encumbrances”. If Purchaser timely notifies Seller in writing of any such Title Objections, Seller, in Seller’s sole discretion, shall have up to sixty (60) days, in the aggregate, from the date Seller receives notice of such Title Objections to remove or cure such exceptions (and, if necessary the Closing Date shall be extended accordingly). Seller shall be deemed to have given notice to Purchaser that Seller refuses to cure any unacceptable exceptions, which Seller may so do in its sole discretion, unless Seller, within the sooner to occur of (x) ten (10) business days after receipt of notice from Purchaser, or (y) one (1) business day prior to Closing, shall notify Purchaser in writing that Seller will attempt to cure such unacceptable exceptions. Subject to the terms of Section 6(d) hereof, if Seller fails or refuses to cure said unacceptable exceptions within the time period above provided, Purchaser may (A) terminate this Agreement within ten (10) business days after Seller gives notice, or is deemed to have given notice, that Seller refuses to cure such unacceptable exceptions and the Deposit shall be returned to Purchaser, or (B) if Purchaser fails to so terminate, Purchaser shall be deemed to have waived such exceptions and accept title subject thereto, in which event there shall be no reduction in the Purchase Price. In the event that Purchaser elects to terminate this Agreement pursuant to the foregoing clause “(A)”, the terms of Section 20(h) hereof shall control and govern.

               (c) Purchaser shall not be entitled to object to, and shall be deemed to have approved, any liens encumbrances or other title exceptions (and the same shall be deemed to be Permitted Encumbrances) (A) over which any reputable national title insurer is willing to directly insure (without additional cost to Purchaser or where Seller pays such cost), (B) which will be extinguished upon the transfer of the Property, or (C) which are the responsibility of the Tenant (or others claiming by through or under the Tenant) under the terms of the Sotheby’s Lease. Seller acknowledges that Purchaser shall be not deemed to have accepted or consented to any items or other matters appearing in the Report other than as set forth on Schedule B hereto.

               (d) It is expressly understood that in no event shall Seller be required to bring any action or institute any proceeding, or to otherwise incur any costs or expenses in order to attempt to eliminate any Title Objections on the Closing Date. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, if, at the Closing, the Property is subject to any (i) mortgage or mortgages (other than the Existing Mortgage, provided Purchaser shall assume the same pursuant to terms of Section 38 hereof) affecting the Premises or any portion thereof, or (ii) Title Objections that come of record on or after December 25, 2007, which matters are not Permitted Encumbrances and are, as to clause (ii) above, voluntarily or consensually made or entered into by Seller or any Seller Parties (all of the foregoing, as to clauses (i) and (ii) above, are collectively referred to as “Liens”), Seller shall be obligated, at Seller’s expense, regardless of cost, to pay the same and cause any related Lien to be discharged as a condition to Closing, it being agreed that Seller may use any portion of the Purchase Price to pay and discharge any such Liens. In addition to Liens (and not in limitation of Seller’s obligations with respect thereto), in the event that at the Closing all or any portion of Property is subject to any other liens encumbering the Property (including judgments, lis pendens and federal, state and municipal tax liens other than for real estate taxes payable by Tenant pursuant to the Sotheby’s Lease) that do not constitute Permitted Exceptions which are in liquidated amounts and which may be satisfied by the payment of money (including the preparation or filing of appropriate satisfaction instruments in connection therewith (collectively, “Limited Cure Items”), Seller shall be obligated, at Seller’s sole cost and expense, to cause the same to be paid, discharged and removed of record at or prior to Closing; provided, however, in no event shall Seller be obligated to spend in respect of Limited Cure Items in excess of $5,000,000, in the aggregate.

               (e) Purchaser agrees to purchase the Property subject to any and all notes or notices of violations of law, or municipal ordinances, orders, designations or requirements whatsoever noted in or issued by any federal, state, municipal or other governmental department, agency or bureau or any other governmental authority having jurisdiction over the Premises (any of the following, collectively, “Violations”), or any condition or state of repair or disrepair or other matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on the Property. Seller shall have no duty to remove or repair any condition, matter or thing existing, whether or not noted, which, if noted, would result in a Violation being placed on the Premises. Seller shall have no duty to remove or repair any of the aforementioned Violations, or other conditions, and Purchaser shall accept the Premises subject to all such Violations, the existence of any conditions at the Premises which would give rise to such Violations, if any, and any governmental claims arising from the existence of such Violations, in each case without any abatement of or credit against the Purchase Price.

          7. APPORTIONMENTS.

               (a) The following shall be apportioned between Seller and Purchaser as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Apportionment Date”) on the basis of the actual number of days of the month which shall have elapsed as of the Closing Date and based upon the actual number of days in the month and a 365 day year:

                    (i) subject to Section 7(b), prepaid rents, fixed rents and additional rents payable pursuant to the Sotheby’s Lease (including, without limitation, operating expense escalation payments, real estate tax escalation payments and percentage rent, if any, payable under the Sotheby’s Lease);

                    (ii) prepaid fees for licenses and other permits, if any, assigned to Purchaser at the Closing;

                    (iii) all real estate taxes (including business improvement district charges) on the Property shall be prorated based on the actual current tax bill. If such tax bill has not yet been received by the Apportionment Date, then Purchaser and Seller shall estimate the real estate taxes based upon Purchaser’s and Seller’s good faith estimate of the change in the amount of the previous year’s tax bill and Purchaser and Seller shall after the Closing reprorate the real estate taxes as soon as the actual current tax bill is available;

                    (iv) all other operating expenses (if any) payable by Seller with respect to the Property; and

                    (v) all other operating income (if any) receivable by Seller with respect to the Property.

          In all cases, the apportionments under clauses (iii) and (iv) of this Section 7(a)

shall be subject to Tenant’s obligations under the Sotheby’s Lease, such that to the extent any such items are payable directly to a third party by Tenant pursuant to the terms of Sotheby’s Lease, rather than by Seller, the same shall not be apportioned between Seller and Purchaser and to the extent same have not been paid by Tenant, Purchaser shall look solely to the Tenant for payment or reimbursement of same.

               (b) (i) If as of the Closing Date, Tenant is in arrears on any amounts due and payable to Seller as landlord under the Sotheby’s Lease, such amounts, together with any interest and penalties due thereon pursuant to the Sotheby’s Lease, shall be credited to Seller and shall increase the balance of the Purchase Price, and Seller shall assign and convey to Purchaser upon Closing all of Seller’s right, title and interest in and to any such arrears.

                    (ii) If, as of the Closing Date, Tenant has paid to Seller any rents, pursuant to the Sotheby’s Lease, which are attributable to periods which occur on or after the Closing Date, whether as a one time payment or in installments (e.g. for real property tax escalations), such amounts shall be retained by Seller and shall be credited to Purchaser against the balance of the Purchase Price.

               (c) Purchaser shall have no right to receive any rental insurance proceeds which relate to the period prior to the Closing Date and, if any such proceeds are delivered to Purchaser, Purchaser shall, within five (5) business days following receipt thereof, pay the same to Seller. Seller shall have no right to receive any rental insurance proceeds which relate to the period on or after the Closing Date and, if any such proceeds are delivered to Seller, Seller shall, within five (5) business days following receipt thereof, pay the same to Purchaser.

               (d) To the extent transferable, and subject to the terms of Section 38(f) hereof, Seller shall be entitled to a credit with respect to the amount of Lender Reserves and Escrows (as defined below).

               (e) At or prior to the Closing, Seller and Purchaser and/or their respective agents or designees will jointly prepare a preliminary closing statement (the “Preliminary Closing Statement”) which will show the net amount due either to Seller or to Purchaser as the result of the adjustments and prorations provided for in this Agreement, and such net due amount will be added to or subtracted from the cash balance of the Purchase Price to be paid to Seller at the Closing pursuant to Section 4, as applicable. Not later than the six (6) month anniversary of the Closing Date, Seller and Purchaser will jointly prepare a final closing statement reasonably satisfactory to Seller and Purchaser in form and substance (the “Final Closing Statement”) setting forth the final determination of the adjustments and prorations provided for herein and setting forth any items which are not capable of being determined at such time (and the manner in which such items shall be determined and paid). The net amount due Seller or Purchaser, if any, by reason of adjustments to the Preliminary Closing Statement as shown in the Final Closing Statement, shall be paid in cash by the party obligated therefor within seven (7) business days following that party’s receipt of the approved Final Closing Statement. The adjustments, prorations and determinations agreed to by Seller and Purchaser in the Final Closing Statement shall be conclusive and binding on the parties hereto except for any items which are not capable of being determined at the time the Final Closing Statement is agreed to by Seller and Purchaser, which items shall be determined and paid in the manner set forth in the

Final Closing Statement and except for other amounts payable hereunder pursuant to provisions which survive the Closing. Prior to and following the Closing Date, each party shall provide the other with such information as the other shall reasonably request (including, without limitation, access to the books, records, files, ledgers, information and data with respect to the Property during normal business hours upon reasonable advance notice) in order to make the preliminary and final adjustments and prorations provided for herein.

               (f) If any payment to be made after Closing pursuant to Section 7(e) shall not be paid when due hereunder, the same shall bear interest (which shall be paid together with the applicable payment hereunder) from the Closing Date (or if later, the date due) until so paid at a rate per annum equal to the Prime Rate (as such rate may vary from time to time) as reported in The Wall Street Journal plus 5% (the “Default Rate”). To the extent a payment provision in this Section 7 does not specify a period for payment, then for purposes hereof such payment shall be due within five (5) business days of the date such payment obligation is triggered.

               (g) The provisions of this Section 7 shall survive the Closing.

          8. INTENTIONALLY OMITTED.

          9. COVENANTS OF SELLER AND PURCHASER.

               (a) During the period from the date hereof until the Closing Date:

                    (i) Seller shall cause the grantor under the Security Agreement to perform its obligations thereunder.

                    (ii) Seller, in its capacity as “Borrower” under the Loan Documents, shall not take any action (or fail to take any action) which, with or without the benefit of any notice or cure rights provided for under the Loan Documents, (x) constitutes a material violation or breach by Seller of any of its affirmative obligations or negative covenants under the Loan Documents, and (y) materially and adversely affects (A) Purchaser’s assumption of the Existing Financing pursuant to Section 38 hereof, (B) Purchaser’s rights and remedies under this Agreement, (C) Seller’s obligations to convey, and/or Purchaser ability to acquire the Property pursuant to and in accordance with the terms of this Agreement, (D) the Property, or (E) Purchaser, provided, however, any breach by Seller of this Section 9(a)(ii) which is directly attributable to the acts or omissions of Tenant under the Sotheby’s Lease shall not be a default by Seller of this Section 9(a)(ii).

                    (iii) Seller shall not, without Purchaser’s prior written approval, in Purchaser’s sole discretion, (x) amend, supplement, terminate, extend or otherwise modify in any respect the Loan Documents or any of the terms or conditions of the Existing Financing, or (y) request Lender’s consent to take any action that, if consented to by Lender and taken by Seller, would constitute any matter described in the foregoing Section 9(a)(ii)(y).

                    (iv) Seller shall keep Purchaser reasonably apprised with respect to any material developments relating to the status of the Existing Financing and shall,

within five (5) Business Days following written request by Purchaser, provide to Purchaser a written update as to Seller’s dealings (if any) with the Lender regarding the pursuit of Lender’s Consent.

               (b) During the period from the date hereof until the Closing Date:

                    (i) Purchaser shall keep Seller reasonably apprised with respect to any material developments relating to the Request Application and shall, within five (5) Business Days following written request by Seller, provide to a Seller a written update as to Purchaser’s dealings with the Lender regarding the pursuit of Lender’s Consent.

                    (ii) Each of Purchaser and (by its signature hereto) Tenant consents to, and will not oppose, any motion by Seller to enlarge the time to perfect the appeal pending in the Action (as defined below), filed prior to the Closing Date.

                    (iii) Each of Purchaser and (by its signature hereto) Tenant, consents to, and will not oppose, any motion by Seller to stay the Arbitration (as defined below) pending the Closing contemplated hereby, unless and to the extent otherwise permitted pursuant to the terms of Sections 20(d) and (h).

          10. CONDITIONS TO CLOSING.

               (a) Conditions to Obligations of Seller. The obligation of Seller to effect the Closing shall be subject to the fulfillment (or written waiver by Seller) at or prior to the Closing Date of the following conditions (collectively, “Seller’s Closing Conditions”):

                    (i) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of Closing Date as though made at and as of the Closing Date. Notwithstanding the foregoing, if prior to Closing any of Purchaser’s representations and warranties set forth in this Agreement, although true and correct when made, become untrue or incorrect as a result of the facts underlying such representations and warranties having changed for any reason other than a breach by Purchaser of its obligations under this Agreement, then in such event, Purchaser shall give Seller prompt written notice thereof and Purchaser shall have reasonable opportunity to cure any such breach prior to Closing, unless such breach, even if cured, would have a material adverse effect upon (w) Seller’s rights and remedies under this Agreement, (x) Purchaser’s obligations or ability to acquire, and/or Seller’s ability to convey, the Property to Purchaser pursuant to and in accordance with the terms of this Agreement, (y) the Property, or (z) Seller, in which case the foregoing cure rights shall not apply. Nothing in this Section 10(b)(i) is intended or shall be deemed to affect any of the Purchaser’s obligations under Section 9(b) hereof.

                    (ii) Performance of Obligations. Purchaser shall have in all material respects performed all obligations required to be performed by it under this Agreement on and prior to the Closing Date, including payment of the full balance of the Purchase Price.

                    (iii) Delivery of Documents. Each of the documents required under the terms of this Agreement to be delivered by Purchaser at Closing shall have been delivered as provided herein.

                    (iv) Releases. If the Existing Financing is assumed by Purchaser at Closing as contemplated under Section 38(c) hereof, Lender shall release any presently existing Borrower Principals from all obligations and liability under and with respect to the Existing Financing accruing from and after the Closing Date, and the return to Seller of any letter of credit delivered in connection with the Existing Financing by Seller or any affiliate of Seller (unless prior to the Scheduled Closing Date Lender refuses to grant such release or return such letters of credit and Seller agreed to consummate the Closing despite such refusal); and

          The foregoing conditions under this Section 10(a) are for the benefit of Seller, and Seller may, in its sole discretion, waive any or all of such conditions and close title under this Agreement without any increase in, abatement of, or credit against, the Purchase Price.

               (b) Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Closing shall be subject to the fulfillment (or written waiver by Purchaser) at or prior to the Closing Date of the following conditions (together with Seller’s Closing Conditions, collectively, the “Closing Conditions”):

                    (i) Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date hereof, and as of Closing Date as though made at and as of the Closing Date. Notwithstanding the foregoing, (I) if prior to Closing any of Seller’s representations and warranties set forth in this Agreement, although true and correct when made, become untrue or incorrect as a result of the facts underlying such representations and warranties having changed for any reason other than a breach by Seller of its obligations under this Agreement, then in such event, Seller shall give Purchaser prompt written notice thereof and Seller shall have reasonable opportunity to cure any such breach prior to Closing, unless such breach, even if cured, would have a material adverse effect upon (A) Purchaser’s assumption of the Existing Financing pursuant to Section 38 hereof, (B) Purchaser’s rights and remedies under this Agreement, (C) Seller’s obligations or ability to convey, and/or Purchaser ability to acquire, the Property to Purchaser pursuant to and in accordance with the terms of this Agreement, (D) the Property, or (E) Purchaser, in which case the foregoing cure rights shall not apply, and (II) provided that the same shall have been true and correct when made, (x) the representations in Section 11(c)(vii) and (xii) need not be true and correct as of the Closing Date, (y) the representations in Section 11(c)(ix) need only be true and correct until such time as all other conditions precedent to Purchaser’s obligation to effect Closing pursuant to this Section 10(b) have been satisfied and (z) the representations in Section 11(c)(xiii) need only be true and correct for so long as the Security Agreement remains in effect. Nothing in this Section 10(b)(i) is intended or shall be deemed to affect any of the Seller’s obligations under Section 9(a) hereof.

                    (ii) Performance of Obligations. Seller shall have in all material respects performed all obligations required to be performed by it under this Agreement on and prior to the Closing Date.

                    (iii) Delivery of Documents. Each of the documents required to be delivered by Seller at Closing shall have been delivered as provided herein.

          The foregoing conditions under this Section 10(b) are for the benefit of Purchaser, and Purchaser may, in its sole discretion, waive any or all of such conditions and close title under this Agreement without any decrease in, abatement of, or credit against, the Purchase Price.

          11. CONDITION OF THE PROPERTY; REPRESENTATIONS.

               (a) PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER, NOR ANY PERSON ACTING ON BEHALF OF SELLER, NOR ANY PERSON OR ENTITY WHICH PREPARED OR PROVIDED ANY OF THE MATERIALS REVIEWED BY PURCHASER IN CONDUCTING ITS DUE DILIGENCE, NOR ANY DIRECT OR INDIRECT OFFICER, DIRECTOR, PARTNER, MEMBER, SHAREHOLDER, EMPLOYEE, AGENT, REPRESENTATIVE, ACCOUNTANT, ADVISOR, ATTORNEY, PRINCIPAL, AFFILIATE, CONSULTANT, CONTRACTOR, SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING PARTIES (SELLER, AND ALL OF THE OTHER PARTIES DESCRIBED IN THE PRECEDING PORTIONS OF THIS SENTENCE (OTHER THAN PURCHASER) SHALL BE REFERRED TO HEREIN COLLECTIVELY AS THE “SELLER PARTIES”) HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESSED OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE (INCLUDING WITHOUT LIMITATION WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO THE PROPERTY, THE PERMITTED USE OF THE PROPERTY OR THE ZONING AND OTHER LAWS, REGULATIONS AND RULES APPLICABLE THERETO OR THE COMPLIANCE BY THE PROPERTY THEREWITH, THE REVENUES AND EXPENSES GENERATED BY OR ASSOCIATED WITH THE PROPERTY, OR OTHERWISE RELATING TO THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREIN. PURCHASER FURTHER ACKNOWLEDGES THAT ALL MATERIALS WHICH HAVE BEEN PROVIDED BY ANY OF THE SELLER PARTIES HAVE BEEN PROVIDED, EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT, WITHOUT ANY WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED AS TO THEIR CONTENT, SUITABILITY FOR ANY PURPOSE, ACCURACY, TRUTHFULNESS OR COMPLETENESS AND PURCHASER SHALL NOT HAVE ANY RECOURSE AGAINST SELLER OR ANY OF THE OTHER SELLER PARTIES IN THE EVENT OF ANY ERRORS THEREIN OR OMISSIONS THEREFROM. PURCHASER IS ACQUIRING THE PROPERTY BASED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION AND INSPECTION OF THE PROPERTY AND NOT IN RELIANCE ON ANY INFORMATION PROVIDED BY SELLER OR ANY OF THE OTHER SELLER PARTIES, EXCEPT FOR THE REPRESENTATIONS EXPRESSLY SET FORTH HEREIN. SUBJECT TO THE TERMS OF THE FOREGOING SENTENCE, PURCHASER EXPRESSLY DISCLAIMS ANY INTENT TO RELY ON ANY SUCH MATERIALS PROVIDED TO IT BY SELLER IN CONNECTION WITH ITS DUE DILIGENCE AND AGREES THAT IT SHALL RELY SOLELY ON ITS OWN INDEPENDENTLY DEVELOPED OR VERIFIED INFORMATION.

               (b) PURCHASER ACKNOWLEDGES THAT TENANT IS THE WHOLLY OWNED SUBSIDIARY OF, OR IS OTHERWISE AFFILIATED WITH, PURCHASER AND, AS SUCH, PURCHASER IS PURCHASING THE PROPERTY “AS IS” AND “WITH ALL FAULTS”, BASED UPON THE CONDITION (PHYSICAL OR OTHERWISE) OF THE PROPERTY AS OF THE DATE OF THIS AGREEMENT AND AS OF THE CLOSING, WEAR AND TEAR AND, SUBJECT TO THE PROVISIONS OF SECTION 13 OF THIS AGREEMENT, LOSS BY CONDEMNATION OR FIRE OR OTHER CASUALTY EXCEPTED. PURCHASER ACKNOWLEDGES AND AGREES THAT ITS OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT BE SUBJECT TO ANY FINANCING CONTINGENCY OR OTHER CONTINGENCIES OR SATISFACTION OF CONDITIONS AND PURCHASER SHALL HAVE NO RIGHT TO TERMINATE THIS AGREEMENT OR RECEIVE A RETURN OF THE DEPOSIT. NOTHING IN THIS PARAGRAPH IS INTENDED TO CONSITUTE A WAVIER BY PURCHASER OF ANY OF ITS RIGHTS AND REMEIDES UNDER THIS AGREEMENT AS TO ANY OF SELLER’S REPRERESNTATIONS OR WARRANTIES CONTAINED HEREIN.

               (c) Seller represents and warrants to Purchaser that the following (each a “Representation” and collectively, the “Representations”) are true and correct as of the date hereof and, except as provided in Section 10(b)(i) with respect to the representations in Section 11(c)(vii), (ix), (xii) and (xiii), shall be true and correct as of the Closing Date (it being agreed that such exceptions shall in no way limit Seller’s obligations under Section 9(a) hereof); provided, however, that if, prior to Closing, any of the Representations, although true and correct when made, becomes untrue or incorrect as a result of a breach or default by Tenant under the Sotheby’s Lease, the same shall not be a default by Seller of this Section 11(c):

                    (i) Seller has full power and authority to enter into and perform this Agreement in accordance with its terms and this Agreement and all documents executed by Seller which are to be delivered to Purchaser at Closing are, and at the time of Closing will be, duly authorized, executed and delivered by Seller and are, and at the time of Closing will be the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

                    (ii) Except for any injunction issued in connection with the matters described on Schedule D hereto, the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder do not and will not (x) conflict with or violate any judgment, order, writ, injunction or decree of any court or governmental or quasi-governmental entity with jurisdiction over Seller or the Property, including, without limitation, the United States of America, the State of New York or any political subdivision of either of the foregoing, or any decision or ruling of any arbitrator to which Seller is a party or by which Seller or the Property is bound or affected or (y) violate or constitute a default under any material document or instrument to which Seller is a party or is bound or any of Seller’s limited partnership formation or governing documents.

                    (iii) Seller is a limited partnership validly existing under the laws of the State of Delaware.

                    (iv) Seller is not a “foreign person” as defined in the Internal Revenue Code Section 1445.

                    (v) Exhibit 17 attached hereto and made a part hereof contains a true, correct and complete copy of the Loan Agreement (as defined on Schedule C hereto) and the First Amendment (as defined on Schedule C hereto), which Loan Agreement as modified by the First Amendment has not been further unmodified and is in full force and effect. Without limiting the foregoing, the copies of the Loan Documents, as set forth on Schedule C hereto, furnished by Seller to Purchaser prior to the date hereof are true, correct and complete copies of the Loan Documents, including all exhibits and schedules thereto. Other than as set forth on Schedule C hereto, there are no material agreements, instruments or other documents evidencing or securing the Existing Financing, including any amendments or modifications thereto.

                    (vi) To Seller’s knowledge, except as set forth on Schedule D hereto, there are no material actions, suits or proceedings (including landlord/tenant proceedings) pending or threatened in writing which, if adversely determined, could be reasonably expected to (x) prohibit Seller from, or materially delay or interfere with Seller’s right and ability in respect of, consummating the transaction contemplated hereby in accordance with the terms of this Agreement, or (y) materially adversely affect title to the Property.

                    (vii) Seller has not received any written notice of any pending or threatened condemnation affecting the Property.

                    (viii) Seller has not (x) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (y) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (z) made an assignment for the benefit of creditors.

                    (ix) Neither Michael Fuchs, personally (“Fuchs”) nor Aby Rosen, personally (“Rosen”; Fuchs and Rosen, collectively, the “Seller Principals”) has (x) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (y) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (z) made an assignment for the benefit of creditors.

                    (x) Neither Seller nor any person, group, entity or nation that Seller is acting, directly or indirectly for, or on behalf of, is named by any executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and Seller is not engaging in the transactions contemplated by this Agreement, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated by this Agreement, directly or indirectly, on behalf of, any such person, group, entity or nation. Seller is not engaging in the transactions contemplated by this Agreement, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering, or predicate crimes to money laundering. Seller has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

                    (xi) The REMIC Prohibition Period (as defined in the Loan Agreement) has expired.

                    (xii) To Seller’s Actual Knowledge, no Event of Default (as defined in the Loan Agreement) has occurred and is continuing under the Loan Agreement.

                    (xiii) The representations set forth in Section 3 of the Security Agreement are true and correct.

          Any and all uses of the phrase, “to Seller’s Actual Knowledge” or other references to Seller’s knowledge in this Agreement (or in any Seller estoppel certificate or other document delivered by Seller pursuant to the terms of this Agreement), shall mean the actual knowledge of Rosen and/or Fuchs (collectively, the “Seller Knowledge Individual”) as to a fact at the time given without any investigation or inquiry. Without limiting the foregoing, Purchaser acknowledges that the Seller Knowledge Individual has not performed and is not obligated to perform any investigation or review of any files or other information in the possession of Seller, or to make any inquiry of any persons, or to take any other actions in order to confirm the accuracy of the representations and warranties of Seller set forth in this Agreement. Neither the actual, present, conscious knowledge of any individual or entity other than a Seller Knowledge Individual, nor the constructive (but not actual) knowledge of the Seller Knowledge Individual, shall constitute “actual knowledge” of a Seller Knowledge Individual. If the representation of Seller in Section 11(c)(xiii) was untrue when made or becomes untrue after the date hereof, same shall not be deemed a misrepresentation by Seller, provided that the applicable representation in Section 3 of the Security Agreement is timely cured pursuant to Section 7(b) thereof.

          The representations and warranties of Seller contained in this Section 11(c) shall survive the Closing for one hundred eighty (180) days following the Closing Date (the “Limitation Period”). Each such representation and warranty shall automatically be null and void and of no further force and effect on the 180th day following the Closing Date unless, prior to such 180th day, Purchaser shall have provided Seller with a notice alleging that Seller is in breach of such representation or warranty and specifying in reasonable detail the nature of such breach. Purchaser’s sole remedy (subject to Section 11(f)) following the Closing with respect to a breach by Seller of any of its representations and warranties herein shall be to commence a legal proceeding against Seller alleging that Seller shall be in breach of such representation or warranty and that Purchaser shall have suffered damages as a result thereof (a “Proceeding”), which Proceeding must be commenced, if at all, within sixty (60) days after the expiration of the Limitation Period. If Purchaser shall have timely commenced a Proceeding and a court of competent jurisdiction shall, pursuant to a final, non-appealable order in connection with such Proceeding, determine that (1) Seller was in breach of the applicable representation or warranty as of the date hereof or, as updated by Seller pursuant to Section 10(b)(i) hereof, on the Closing

          Date, (2) Purchaser suffered actual damages (the “Damages”) by reason of such breach, and (3) Purchaser did not have actual (not imputed or constructive) knowledge of such breach prior to Closing and is not deemed to have had knowledge prior to Closing of such breach as provided for in clause (d) below, then Purchaser shall be entitled to receive, and Seller shall be obligated to pay, an amount equal to any Recovery Amounts (as hereinafter defined). Any such Recovery Amounts payable by Seller pursuant to this Section 11(c) shall (x) be paid within thirty (30) days following the entry of such final, non-appealable order and delivery of a copy thereof to Seller and (y) if not paid by the end of such thirty (30) day period, accrue Interest from the day following such period until paid in full (it being agreed that if any interest or penalties accrue thereon in accordance with law, Seller shall receive a credit against payments of Interest under this clause (y) to the extent of such legally mandated penalties or interest actually paid by Seller to Purchaser). As referenced herein, the term “Recovery Amounts” means, collectively, (A) Damages, and (B) all legal fees and disbursements reasonably incurred by Purchaser in respect of any Proceedings in which Purchaser prevailed, including, but not limited to, any appeals thereof and any enforcement costs incurred by Purchaser in respect of this Section 11(c) (the foregoing clause “(B)” items, collectively, “Enforcement Costs”).

               (d) The representations and warranties of Seller set forth in Section 11(c) are subject to the following limitations: (i) Seller does not represent or warrant that the Sotheby’s Lease will be in force or effect as of the Closing or that Tenant will not be in default thereunder, and (ii) in the event that, prior to the Closing, Purchaser or any Diligence Party (as defined below) shall obtain actual knowledge of any information that constitutes the basis of a breach by Seller of a Representation, then, unless Purchaser shall have delivered to Seller notice of such information specifying the representation, warranty or condition to which such information relates prior to Closing, Purchaser shall not be entitled to bring any action after the Closing Date based on a breach of such Representation based on such information (but without limiting any of Purchaser’s rights and remedies in respect of any other information and/or the breach of any other Representations). Any and all uses of the phrase, to Purchaser’s “actual knowledge” or other references to Purchaser’s knowledge in this Agreement, shall mean the actual knowledge of William S. Sheridan (the “Purchaser Knowledge Individual”) as to a fact at the time given without any investigation or inquiry. Without limiting the foregoing, Purchaser acknowledges that the Purchaser Knowledge Individual has not performed and is not obligated to perform any investigation or review of any files or other information in the possession of Purchaser, or to make any inquiry of any persons, or to take any other actions in order to confirm the accuracy of the representations and warranties of Purchaser set forth in this Agreement. Neither the actual, present, conscious knowledge of any individual or entity other than a Purchaser Knowledge Individual, nor the constructive (but not actual) knowledge of the Purchaser Knowledge Individual, shall constitute “knowledge” or “actual knowledge” of a Purchaser Knowledge Individual. “Diligence Party” shall mean any of the following: (A) the Purchaser Knowledge Individual, (B) those officers, directors and employees of Seller, as well as Seller’s attorneys and retained professionals, who were actively involved in the negotiation of this Agreement and the consummation of the transactions contemplated hereby, and (C) those officers, directors and employees of Tenant who are actively involved in management and operation of the Property. Notwithstanding anything to the contrary herein, for purposes of clause (ii) of this Section 11(d) only, Purchaser shall be deemed to have actual knowledge of the content of the Loan Documents and the content of any written notices or printed materials provided to Purchaser by Seller and actually received by Purchaser from and after the date of this Agreement.

               (e) Purchaser hereby represents, warrants and covenants to Seller as of the date hereof and as of Closing that:

                    (i) Purchaser has full power and authority to enter into and perform this Agreement in accordance with its terms and this Agreement and all documents executed by Purchaser which are to be delivered to Seller at Closing are, and at the time of Closing will be, duly authorized, executed and delivered by Purchaser and are, and at the time of Closing will be the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

                    (ii) Neither Purchaser nor any person, group, entity or nation that Purchaser is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and Purchaser is not engaging in the transactions contemplated by this Agreement, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated by this Agreement, directly or indirectly, on behalf of, any such person, group, entity or nation. Purchaser is not engaging in the transactions contemplated by this Agreement, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering, or predicate crimes to money laundering. None of the funds of Purchaser have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Purchaser is prohibited by law or that the transactions contemplated by this Agreement or this Agreement is or will be in violation of applicable law. Purchaser has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

                    (iii) Purchaser is not an employee pension benefit plan subject to the provisions of Title IV of ERISA (as defined below) or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and none of its assets constitutes or will constitute assets of any such employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA. Purchaser is not a “governmental plan” within the meaning of Section 3(32) of ERISA and the funds used by Purchaser to acquire the Property are not subject to any state statutes regulating investments of and fiduciary obligations with respect to governmental plans. The transactions contemplated by this Agreement are not specifically excluded by Part I(b) of PTE 84-14. As used herein, “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

                    (iv) Purchaser has not, and no affiliate of Purchaser that would likely be “consolidated” with Purchaser in a bankruptcy or similar case has, (i) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceedings, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

                    (v) Parent owns, directly or indirectly, 100% of the ownership interests in Tenant.

               (f) Notwithstanding anything to the contrary set forth in this Agreement, Seller’s post-Closing liability for breach of any representation or warranty of Seller contained in this Agreement and in any document executed by Seller pursuant to this Agreement, including any instruments delivered at Closing, shall, subject to the limitations of survival set forth in this Section 11, be limited to claims in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate (the “Floor”), and Seller’s aggregate liability for any and all claims arising out of any such representations and warranties (excluding, if applicable, any Interest and Enforcement Costs) shall not exceed Fifteen Million Dollars ($15,000,000) (the “Cap”), and in no event shall Seller be liable for any incidental, consequential, indirect, punitive, special or exemplary damages, or for lost profits, unrealized expectations or other similar claims, and in every case Purchaser’s recovery for any claims referenced above shall be net of any insurance proceeds and any indemnity, contribution or other similar payment recovered or recoverable by Purchaser from any insurance company, tenant, or other third party. It is acknowledged and agreed that any Interest and Enforcement Costs payable to Purchaser pursuant to the terms hereof shall be excluded from the calculation of the Cap, and that any such Interest and Enforcement Costs shall be, if applicable, payable notwithstanding that the amount thereof may cause sums payable by Seller to exceed the Cap. Notwithstanding the foregoing, the Floor and the Cap shall not apply to the representations made by Seller in Section 14 of this Agreement.

               (g) Seller makes no warranty in this Agreement and has not otherwise made any warranty with respect to the presence of Hazardous Materials (as hereinafter defined) on, above or beneath the Premises (or any parcel in proximity thereto) or in any water on or under the Premises. The term “Hazardous Materials” means (a) those substances included within the definitions of any one or more of the terms “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” and “toxic pollutants,” as such terms are defined under the Environmental Laws, or any of them, (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable (collectively, “Asbestos”), (e) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids, (f) radon, (g) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, and (h) any other substance with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring or remediation. The term “Environmental Laws” means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S. §§ 6901 et seq.), the Toxic Substance Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), Environmental Protection Agency regulations pertaining to Asbestos (including, without limitation, 40 C.F.R. Part 61, Subpart M, the United States Environmental Protection Agency Guidelines on Mold Remediation in Schools and Commercial Buildings, the United States Occupational Safety and Health Administration regulations pertaining to Asbestos including, without limitation, 29 C.F.R. Sections 1910.1001 and 1926.58), applicable New York State and City of New York statutes and the rules and regulations promulgated pursuant thereto regulating the storage, use and disposal of Hazardous Materials, the New York City Department of Health Guidelines on Assessment and Remediation of Fungi in Indoor Environments and any state or local counterpart or equivalent of any of the foregoing, and any related federal, state or local transfer of ownership notification or approval statutes. Except with respect to any claims arising out of any breach by Seller of any Representations, Purchaser, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller and the other Seller Parties from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Purchaser or any other party has or may have in the future, arising out of any Hazardous Material at, in, under or about the Premises, including, without limitation, any claim for indemnification or contribution arising under any Environmental Law. Purchaser, hereby agrees to indemnify and defend Seller and the other Seller Parties against any claims, demands, damages or losses relating to or arising out of any Hazardous Material at, in, under or about the Premises.

          12. INTENTIONALLY OMITTED.

          13. CASUALTY/CONDEMNATION.

               (a) Notwithstanding anything to the contrary implied or provided by law or in equity, but subject to Section 13(b) below, if, after the date hereof but prior to the Closing, any portion of the Building is damaged by fire, the elements or any other casualty (a “Casualty”), or if any portion of the Premises is taken by eminent domain or other similar proceeding (a “Taking”), this Agreement shall remain in full force and effect and the parties shall nonetheless proceed to the Closing in accordance with this Agreement.

               (b) Notwithstanding the foregoing, if, after the date hereof but prior to the Closing, all or substantially all of the Premises is taken by a Taking, Purchaser may, by written notice to Seller given within fifteen (15) days after notice to Purchaser of the Taking, elect to terminate this Agreement. In the event that Purchaser shall so timely elect, the Deposit shall be returned to Purchaser, and the terms of Section 20(h) hereof shall control and govern. Unless this Agreement is so terminated, or if (i) less than all or substantially all of the Premises is taken by a Taking, or (ii) all or any portion of the Premises is destroyed by a Casualty, then this Agreement shall remain in full force and effect (except that “Property” shall be deemed to exclude the portion so taken by a Taking), in which event Seller shall, on the Closing Date, and upon receipt of the balance of the Purchase Price, (x) with respect to a Taking, assign to Purchaser, by documentation reasonably satisfactory to Purchaser (and, if applicable, the Lender), any awards due to Seller (and/or, if previously received by Seller, pay to Purchaser, any awards so collected by Seller) with respect to any such Taking, after deducting any reasonable amount which Seller may have agreed or been obligated to pay in obtaining such award, including reasonable attorneys’ fees and disbursements, or (x) with respect to a Casualty, credit to Purchaser at Closing the amount of net insurance proceeds received by Seller with respect to such Casualty and shall assign to Purchaser its rights to any such insurance proceeds yet to be received by Seller, if any, on the applicable insurance policy for the Property applicable to such claim.

               (c) Seller shall notify Purchaser of any Casualty and of any proposed Taking promptly after Seller shall have knowledge thereof. Seller shall not adjust or settle any claims in connection with any Casualty or proposed Taking or enter into any construction or other contract for the repair or the restoration of the Property without Purchaser’s prior written consent, not to be unreasonably withheld or conditioned.

               (d) The provisions of this Section 13 are intended to constitute an “express provision to the contrary” within the meaning of Section 5-1311 of the New York General Obligations Law.

               (e) In the event of any Taking occurring on the Scheduled Closing Date, such Closing shall be extended to the tenth (10th) day following the Scheduled Closing Date.

               (f) The terms of this Section 13 shall be subject to the terms of the Sotheby’s Lease, and nothing in this Section 13 is intended or shall be deemed to constitute a waiver or modification of any provision of the Sotheby’s Lease.

          14. BROKERS AND ADVISORS.

               (a) Purchaser represents and warrants to Seller that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any broker, finder, consultant, advisor, or professional in the capacity of a broker or finder (each a “Broker”) in connection with this Agreement. Purchaser hereby agrees to indemnify, defend and hold Seller and the other harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Broker engaged by or claiming to have dealt with Purchaser in connection with this Agreement or the transactions contemplated hereby.

               (b) Seller represents and warrants to Purchaser that it has not dealt or negotiated with, or engaged on its own behalf or for its benefit, any Broker in connection with this Agreement or the transactions contemplated hereby. Seller hereby agrees to indemnify, defend and hold Purchaser and its direct and indirect shareholders, officers, directors, partners, principals, members, employees, agents, contractors and any successors or assigns of the foregoing, harmless from and against any and all claims, demands, causes of action, losses, costs and expenses (including reasonable attorneys’ fees, court costs and disbursements) arising from any claim for commission, fees or other compensation or reimbursement for expenses made by any Broker engaged by or claiming to have dealt with Seller in connection with this Agreement or the transactions contemplated hereby.

               (c) The provisions of this Section 14 shall survive the termination of this Agreement or the Closing.

          15. RESOLUTION OF PENDING DISPUTES.

               (a) The following matters and proceedings (collectively the “Legal Proceedings”) are currently pending between Seller and Tenant, relating to Tenant’s alleged right to receive a first offer in connection with the Seller’s redemption of certain partnership interests in 2005 (“Tenant’s Claims”):

                    (i) The arbitration before the American Arbitration Association (the “AAA”) styled Sotheby’s, Inc. v. 1334 York Avenue L.P., Case No. 50 115 T 00190 07 (the “Arbitration”);

                    (ii) The proceedings before the New York Supreme Court, New York County, Commercial Division (the “Supreme Court”), styled Sotheby’s, Inc. v. 1334 York Avenue L.P., Index No. 601790/07 (the “Action”); and

                    (iii) The appellate proceedings before the New York Supreme Court, Appellate Division – First Department (the “Appellate Division”), styled Sotheby’s, Inc. v. 1334 York Avenue L.P., Index No. M-2983, 601790/07 (the “Appeal”).

               (b) Upon execution of this Agreement, the Legal Proceedings shall be addressed and resolved as follows:

                    (i) Seller and Tenant shall jointly request a stay of the Arbitration without prejudice pending Closing; and

                    (ii) Tenant shall consent to, and not oppose, any motion by the Seller to enlarge the time to perfect the Appeal without prejudice until the Closing has occurred.

               (c) Simultaneous with the execution of this Agreement, Seller and Tenant have executed and delivered the following items, which shall be held in escrow by FATCO, pursuant to a written escrow agreement, a copy of which is attached hereto as Exhibit 16 (the “Termination Escrow Agreement”):

                    (i) the Stipulated Dismissal with respect to the Arbitration, a copy of which is attached hereto as Exhibit 9 (the “Dismissal”);

                    (ii) the Stipulation of Discontinuance with respect to the Action in the form attached hereto as Exhibit 10 (the “Discontinuance”); and

                    (iii) the Mutual Release and Covenant Not to Sue, a copy of which is attached hereto as Exhibit 12 (the “Release”).

               (d) Simultaneous with the execution of this Agreement, Rosen and Fuchs have executed and delivered those confessions of judgment, copies of which are attached hereto as Exhibit 15 hereof (collectively, the “Confessions of Judgment”), which shall be held in escrow by Royal pursuant to a written escrow agreement, a copy of which is attached hereto as Exhibit 14 (the “COJ Escrow Agreement”).

               (e) Tenant shall not seek to lift the stay of the Arbitration or otherwise revive the Arbitration prior to the release of the Arbitration Termination Documents to Purchaser.

          The Dismissal, the Discontinuance, and the Release shall be referred to herein, collectively, as the “Arbitration Termination Documents”.

          16. TRANSFER TAXES AND TRANSACTION COSTS.

               (a) At the Closing, Seller and Purchaser shall execute, acknowledge, deliver and file all such returns (or, if required by ACRIS E-tax procedures, an electronic version thereof) as may be necessary to comply with Article 31 of the Tax Law of the State of New York and the regulations applicable thereto, and the City of New York Real Property Transfer Tax Law (Admin. Code Article 21) and the regulations applicable thereto (collectively, as the same may be amended from time to time, the “Transfer Tax Laws”). The transfer taxes payable pursuant to the Transfer Tax Laws shall collectively be referred to as the “Transfer Taxes”. Seller shall pay (or cause to be paid), upon Closing, to the appropriate governmental authority the Transfer Taxes which may be payable in connection with the consummation of the transactions contemplated by this Agreement.

               (b) Seller shall be responsible for (i) the costs of its legal counsel, advisors and other professionals employed by it in connection with the sale of the Property, (ii) any recording fees relating to its obligations to remove title objections, and (iii) any other costs and expenses which are the obligation of Seller pursuant to and in accordance with the terms of Sections 20 and 38 hereof.

               (c) Except as otherwise provided above, Purchaser shall be responsible for (i) the costs and expenses associated with its due diligence, (ii) the costs and expenses of its legal counsel, advisors and other professionals employed by it in connection with the purchase of the Property, (iii) all premiums and fees for title examination and title insurance and endorsements obtained and all related charges and survey costs in connection therewith, (iv) subject to the terms of Section 38 hereof, all costs and expenses incurred in connection with any financing obtained by Purchaser, including without limitation, loan fees, mortgage recording taxes, financing costs and lender’s legal fees, (v) any recording fees with respect to the transactions contemplated by this Agreement, and (vi) any other costs and expenses which are the obligation of Purchaser pursuant to and in accordance with the terms of Sections 20 and 38 hereof.

               (d) The provisions of this Section 16 shall survive the Closing or the earlier termination of this Agreement.

          17. DELIVERIES TO BE MADE ON THE CLOSING DATE.

               (a) Seller’s Documents and Deliveries: On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser the following:

                    (i) A duly executed and acknowledged Bargain and Sale Deed Without Covenants Against Grantor’s Acts in the form of Exhibit 2;

                    (ii) A duly executed Bill of Sale in the form of Exhibit 3;

                    (iii) Originals or, if originals are unavailable, copies, of plans and specifications, technical manuals and similar materials for the Building to the extent same are in Seller’s possession;

                    (iv) A duly executed certification as to Seller’s nonforeign status as prescribed in Section 21, in the form of Exhibit 4;

                    (v) Originals or, if originals are unavailable, copies, of all books and records relating to the operation of the Premises and maintained by Seller during Seller’s ownership thereof, to the extent same are in Seller’s possession.

                    (vi) Originals or, if originals are unavailable, copies, of all permits, licenses and approvals relating to the ownership, use or operation of the Premises, to the extent same are in Seller’s possession;

                    (vii) Keys and combinations in Seller’s possession relating to the operation of the Premises;

                    (viii) Seller shall deliver to the Title Company a title affidavit substantially in the form attached hereto as Exhibit 7 (“Seller’s Title Affidavit”);

                    (ix) As may be reasonably requested by the Title Company, Seller shall deliver to the Title Company copies of Seller’s partnership agreement and partnership certificate and, if required by law or its partnership agreement, copies of partnership resolutions and/or consents of the constituent partners of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, all certified as true and correct by a general partner of Seller; and

                    (x) All documents and instruments as are required to be delivered and executed, and/or caused to be delivered, and executed, by Seller pursuant to the provisions of Section 17(c).

          Seller shall be deemed to have delivered the items set forth in clauses (iii), (v) and (vii) above if the same are delivered to Tenant or are otherwise in the possession of Tenant as of the Closing Date.

               (b) Purchaser’s Documents and Deliveries: On the Closing Date, Purchaser shall deliver or cause to be delivered to Seller the following:

                    (i) Subject to the terms of Section 38 hereof, payment of the balance of the Purchase Price payable at the Closing by 3:00 p.m., eastern time, on the Closing Date, as adjusted for apportionments under Section 7, in the manner required under this Agreement;

                    (ii) If Purchaser is a corporation, (i) copies of the certificate of incorporation and by-laws of Purchaser and of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement certified as true and correct by the Secretary or Assistant Secretary of Purchaser; (ii) a good standing certificate for Purchaser issued by the state of incorporation of Purchaser, dated within thirty (30) days of the Closing Date; (iii) a good standing certificate for Purchaser issued by the State of New York dated within thirty (30) days of the Closing Date; and (iv) an incumbency certificate executed by the Secretary or Assistant Secretary of Purchaser with respect to those officers of Purchaser executing any documents or instruments in connection with the transactions contemplated herein;

                    (iii) If Purchaser is a partnership, copies of Purchaser’s partnership agreement and partnership certificate and, if required by law or its partnership agreement, copies of partnership resolutions and/or consents of the constituent partners of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, all certified as true and correct by a general partner of Purchaser;

                    (iv) If Purchaser is a limited liability company, (i) copies of Purchaser’s articles of organization and operating agreement and consent of the members of Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, all of the foregoing being certified as true and correct by the managing member(s) of Purchaser; (ii) a good standing certificate issued for Purchaser by the state of organization of Purchaser, dated within thirty (30) days of the Closing Date; (iii) a good standing certificate for Purchaser issued by the State of New York dated within thirty (30) days of the Closing Date; and (iv) an incumbency certificate executed by an officer or manager of Purchaser with respect to individuals executing any documents or instruments on behalf of Purchaser in connection with the transactions contemplated herein;

                    (v) All documents and instruments as are required to be delivered and executed, and/or caused to be delivered, and executed, by Purchaser pursuant to the provisions of Section 17(c).

               (c) Jointly Executed Documents: Seller and Purchaser shall, on the Closing Date, each execute, acknowledge (as appropriate) and exchange or caused to be executed and exchanged the following documents:

                    (i) The returns required under the Transfer Tax Laws, if any, and any other tax laws applicable to the transactions contemplated herein;

                    (ii) An Omnibus Assignment and Assumption Agreement in the form of Exhibit 6;

                    (iii) The Preliminary Closing Statement, together with the payment of all amounts specified therein to be paid by Seller;

                    (iv) An Assignment and Assumption of the Sotheby’s Lease and Sotheby’s Lease Guaranty, in the form of Exhibit 5;

                    (v) Intentionally Omitted;

                    (vi) An Art Commission Agreement, in the form agreed to as of the date hereof between Seller and Purchaser; and

                    (vii) Any other affidavit, document, or instrument required to be delivered by Seller or Purchaser or reasonably requested by the Title Company (so long as such request does not add additional warranties or covenants to Seller), pursuant to the terms of this Agreement or applicable law in order to effectuate the transfer of title to the Premises in accordance with the terms of this Agreement.

          18. CLOSING DATE.

               (a) The closing of the transactions contemplated hereunder (the “Closing”) shall occur, and the documents referred to in Section 17 shall be delivered upon tender of the Purchase Price provided for in this Agreement, at 10:00 a.m., eastern time, on July 1, 2009 (such date, or the date Seller sets for the Closing if Seller shall elect to (i) accelerate such date pursuant to the terms of Section 18(b) hereof, or (ii) adjourn such date pursuant to any adjournment rights in favor of Seller expressly provided for under the terms of this Agreement, being referred to in this Agreement as the “Scheduled Closing Date”; and the actual date of the Closing, the “Closing Date”), at the offices of Seller’s attorneys, Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, or upon notice by Purchaser, at the office of the attorneys for Lender (or such other mortgage lender Purchaser may utilize in connection with a defeasance pursuant to Section 38(e) hereof). Time is of the essence as to the Purchaser’s and Seller’s obligation to close the transactions contemplated hereunder on the Scheduled Closing Date. Notwithstanding the foregoing time of the essence requirement, the parties acknowledge and agree that the Scheduled Closing Date may be adjourned by up to two (2) business days by Seller in order to accommodate a three-day defeasance process (including, without limitation, in order to defease the Existing Financing on a date permitted for defeasance under the Loan Documents).

               (b) Notwithstanding the foregoing, Seller may, upon prior written notice to Purchaser (an “Accelerated Closing Notice”), accelerate the Scheduled Closing Date to a date occurring no earlier than the later to occur of (i) April 1, 2008, (ii) the date that is ninety (90) days following Purchaser’s receipt of such Accelerated Closing Notice, and (iii) the date that is (x) thirty (30) days following the Consent Outside Date, provided that Lender’s Consent shall have been obtained on or before the Consent Outside Date, or (y) ninety (90) days following the Consent Outside Date, in the event that Lender’s Consent shall not have been obtained (or shall have lapsed and not been renewed after having been obtained) on or before the Consent Outside Date. If reasonably necessary to coordinate Seller’ acquisition of a replacement property in connection with a desired 1031 like-kind exchange, Seller may revoke an Accelerated Closing Notice, provided that (A) such revocation shall be delivered by written notice to Purchaser (an “Acceleration Revocation”) not less than fifteen (15) business days prior to the then Scheduled Closing Date, and (B) if the Closing shall entail a defeasance of the Existing Mortgage pursuant to Section 38(e) hereof (rather than an assumption of the Existing Mortgage pursuant to the Section 38(c) hereof), Seller shall reimburse Purchaser for any Lost Financing Costs (as herein defined) upon the sooner to occur of (I) the date that shall be five (5) business days following the Acceleration Revocation, or (II) the Closing. As used herein, the terms “Lost Financing Costs” shall mean any material and non-refundable third-party expenses expended (or committed to be expended) by Purchaser from and including the date of an Accelerated Closing Notice to and including the date of an Acceleration Revocation, in connection with Purchaser’s procuring mortgage and/or mezzanine financing intended to finance Purchaser’s acquisition of the Property, including, without limitation, any rate-lock or loan commitment fees, good faith deposits, and reasonable legal fees and expenses relating directly to any such financing. Seller’s obligation to reimburse Purchaser for Lost Financing Costs as above-provided shall be limited to those costs previously identified by Purchaser in a timely delivered Lost Financing Cost Summary (as hereinafter defined). Within five (5) business days following written request by Seller, which request may be made from time to time following an Accelerated Closing Notice, Purchaser may (but shall not be obligated to) furnish to Seller a written description and quantification (a “Lost Financing Cost Summary”) of any costs that would constitute Lost Financing Costs if Seller were to send an Acceleration Revocation to Purchaser as of the date of such Lost Financing Cost Summary. If Seller makes payment to Purchaser with respect to Lost Financing Costs and Purchaser later receives any benefit from its payment of such Lost Financing Costs, Seller shall be entitled to a credit at Closing in the amount of such benefit realized by Purchaser.

          19. NOTICES.

          All notices, demands, requests or other communications (collectively, “Notices”) required to be given or which may be given hereunder shall be in writing and shall be sent by (a) national overnight delivery service, or (b) facsimile transmission (provided that the original shall be simultaneously delivered by national overnight delivery service or personal delivery), or (c) personal delivery, addressed as follows:

(i)	If to Seller:

1334 York Avenue L.P.
c/o RFR Holding
390 Park Avenue
New York, New York, 10022
Attention: Aby Rosen
Fax: (212) 308-5090

with a copy to:

1334 York Avenue L.P.
c/o RFR Holding
390 Park Avenue
New York, New York, 10022
Attention: Frank Mangieri, Esq.
Fax: (212) 308-5090

and with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Jonathan L. Mechanic, Esq.
Fax: (212) 859-4000

(ii)	If to Purchaser:

c/o Sotheby’s
1334 York Avenue
New York, New York 10022
Attention: William S. Sheridan
Fax: (845) 613-7412

with a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Attention: Peter G. Koffler, Esq.
Fax: (212) 806-2686

          Any Notice so sent by national overnight delivery service, or personal delivery shall be deemed given on the date of receipt or refusal as indicated on the return receipt, or the receipt of the national overnight delivery service or personal delivery service. Any Notice sent by facsimile transmission shall be deemed given when received as confirmed by the telecopier electronic confirmation receipt. A Notice may be given either by a party or by such party’s attorney. Seller or Purchaser may designate, by not less than five (5) business days’ notice given to the others in accordance with the terms of this Section 19, additional or substituted parties to whom Notices should be sent hereunder.

          20. DEFAULT BY PURCHASER OR SELLER; REMEDIES.

               (a) If (i) Purchaser shall default in the payment of the Purchase Price or in the performance of any of its other obligations to be performed on the Closing Date or in its obligation to timely deposit documents or funds in escrow as required pursuant to Section 38(e)(ii), or (ii) Purchaser shall default in the performance of any of its material obligations to be performed prior to the Closing Date and, with respect to any default under this clause (ii) only, such default shall continue for five (5) business days after notice to Purchaser, Seller’s sole remedy by reason thereof (in lieu of prosecuting an action for damages or proceeding with any other legal or equitable course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Seller, to the extent legally permissible, following and upon advice of its counsel) shall be to commence an expedited arbitration in accordance with Section 20(g) asserting that Purchaser has defaulted under this Agreement. If the Arbitrator decides (I) that Purchaser was in default of its obligations hereunder to the extent described in the foregoing clauses “(i)” or “(ii)” of this Section 20(a), and (II) if Seller has alleged a default by Purchaser to the extent described in clause “(i),” that Seller was ready, willing and able to effect the Closing on the Scheduled Closing Date and all of Purchaser’s conditions precedent to effectuating a Closing, as per the terms of Section 10(b), were satisfied as of the Scheduled Closing Date (except to the extent, if any, such conditions precedent require any action or cooperation of Purchaser), then Seller shall be entitled to terminate this Agreement and, upon such termination, Seller shall be entitled to (x) such remedies as prescribed pursuant to Section 20(c) hereof, and (y) retain the Deposit as liquidated damages for Purchaser’s default hereunder, it being agreed that the damages by reason of Purchaser’s default are difficult, if not impossible, to ascertain, and thereafter Purchaser and Seller shall have no further rights or obligations under this Agreement except for those that are expressly provided in this Agreement to survive the termination hereof.

               (b) If (i) Seller shall default in any of its obligations to be performed on the Closing Date or in its obligation to timely deposit documents or funds in escrow as required pursuant to Section 38(e)(iii) or (ii) Seller shall default in the performance of any of its material obligations to be performed prior to the Closing Date and, with respect to any default under this clause (ii) only, such default shall continue for five (5) business days after notice to Seller, Purchaser as its sole remedy by reason thereof (in lieu of prosecuting an action for damages or proceeding with any other legal or equitable course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Purchaser, to the extent legally permissible, following and upon advice of its counsel), shall be to commence an expedited arbitration in accordance with Section 20(g) asserting that Seller has defaulted under this Agreement. If the Arbitrator decides (I) that Seller was in default of its obligations hereunder to the extent described in the foregoing clauses “(i)” or “(ii)” of this Section 20(b) and (II) if Purchaser has alleged a default by Seller to the extent described in clause “(i),” that Purchaser shall have been ready, willing and able to effect the Closing on the Scheduled Closing Date, and all of Seller’s conditions precedent to effectuating a Closing, as per the terms of Section 10(a) hereof were satisfied as of the Scheduled Closing Date (except (A) payment of the balance of the Purchase Price to Seller and (B) to the extent, if any, such conditions precedent require any action or cooperation of Seller)), then Purchaser may elect one (1) of the following two (2) remedies and shall not be entitled to any other remedies (it being agreed that Purchaser’s election to pursue the remedy provided under the following clause “A” shall be deemed a waiver by Purchaser of any rights to thereafter pursue the remedies provided in clause “B” in respect of the subject default): (A) specific performance of Seller’s obligations hereunder or (B) terminate this Agreement and receive a return of the Deposit, in accordance with the terms of Section 20(f) hereof, and exercise its rights under Section 20(d) hereof. Upon such return pursuant to the foregoing clause “(B)”, and subject to the terms of Sections 20(d) and 20(f), this Agreement shall terminate and neither party hereto shall have any further obligations hereunder except for those that are expressly provided in this Agreement to survive the termination hereof. Notwithstanding the foregoing, (I) Purchaser shall have no right to specific performance, if Seller shall be prohibited from performing its obligations hereunder by reason of any law, governmental regulation, or other legal requirement applicable to Seller, and (II) Purchaser shall not be prohibited from pursuing its rights and remedies under Section 20(b)(B) hereof, notwithstanding previously electing the remedy of specific performance, if Seller shall be unable to duly perform its obligations under this Agreement notwithstanding its specific performance obligations.

               (c) Subject to the terms of Section 20(g) hereof, in the event of the termination of this Agreement by Seller pursuant to Section 20(a) hereof, Seller shall be entitled to retain or apply the Deposit as elected by Seller in its sole discretion and upon notice to Purchaser, instruct FATCO to deliver all Arbitration Termination Documents to Seller, whereupon Seller may elect to file the same, as applicable, with the AAA and the Supreme Court, and instruct Royal to return the Confessions of Judgment to Seller marked “cancelled.”

               (d) Subject to the terms of Sections 20(g) and 20(f) hereof, in the event of the termination of this Agreement by Purchaser pursuant to Section 20(b)(B) hereof, Purchaser shall be entitled, upon notice to Seller, to (x) instruct FATCO to deliver all Arbitration Termination Documents to Purchaser, whereupon Purchaser may elect to destroy the same, and (y) instruct Royal to deliver the Confessions of Judgment to Purchaser, and proceed with the Arbitration of Tenant’s Claims and to revive the Action, provided that any action to reinstate the Arbitration or revive the Action may only be taken following the release of the Arbitration Termination Documents to Purchaser and must be taken within forty five (45) days following the date of such release. If the Arbitration Termination Documents are released to Purchaser pursuant to this Section 20(d) and Purchaser and/or Tenant elects to reinstate the Arbitration and revive the Action, Seller will not object to Purchaser and/or Tenant taking such action, and in no event will either party’s rights in the Legal Proceedings be prejudiced or in any way diminished by reason of this Agreement, any delay occasioned by this Agreement or any termination of this Agreement.

               (e) As used herein, “Interest” shall mean the Default Rate, calculated from and including the date upon which Seller shall have been obligated to pay the subject item accordance with the terms of this Agreement (including, but not limited to, the return of the Deposit), to and including the date upon which the entire such amount shall have been paid or returned to Purchaser in immediately available federal funds, as per wire instructions to be furnished by Purchaser.

               (f) In any case where Seller is obligated pursuant to the terms of this Agreement to return the Deposit to Purchaser, (i) the Deposit shall accrue Interest from and after the day that is ten (10) Business Days after such amount first becomes due and payable until repaid in full (with all accrued Interest thereon), (ii) the Deposit, together with any Interest thereon, shall be paid by wire transfer in immediately available federal funds for credit to Purchaser at such bank account or accounts, and divided in to such amounts, as may be reasonably directed by Purchaser, and (iii) if not repaid in full (with all accrued Interest thereon) within thirty (30) days after the date first due, Purchaser shall be entitled to elect to, in Purchaser’s sole discretion, without limiting any of Purchaser’s other rights and remedies in respect of Seller’s obligation to return of the Deposit (including against Seller under this Agreement and against the Seller Principals under the Principal Guaranty), receive from Royal the Confessions of Judgment and enter and enforce the same against the Principal Guarantors. Promptly following any return of the Deposit (with all accrued Interest thereon) to Purchaser by Seller or one or both of the Seller Principals in accordance with the requirements of this Section 20(f), Royal shall, unless previously released to Purchaser pursuant to the foregoing clause “(iii)”, return the Confessions of Judgment to Seller marked “cancelled.”

               (g) Any actions arising out of this Agreement, including without limitation, the resolution of any disputes as to whether a party has defaulted in or breached any of its obligations under this Agreement and/or whether a party shall be entitled to terminate this Agreement or the Security Agreement, shall be, at the request of either party, resolved by binding arbitration conducted in New York City, with John Zuccotti serving as sole arbitrator, subject to and in accordance with the terms of this Section 20(g). If John Zuccotti is unable or unwilling to serve as arbitrator, each party shall, within three (3) business days following notice to both parties from John Zuccotti or his designated representative of his unavailability, designate one (1) arbitrator of its choosing, and the two (2) designated arbitrators shall, within three (3) business days of their appointment, designate a third arbitrator who shall be an attorney having at least ten (10) years of commercial real estate experience (John Zuccotti or such panel of three (3) arbitrators, the “Arbitrator”). If the Arbitrator consists of a panel of three (3) arbitrators, all decisions of the Arbitrator shall require agreement by at least two (2) of such three (3). Any such arbitration will be commenced by service of the claimant’s demand for arbitration upon counsel for the respondent. Simultaneously with or promptly following serving its demand for arbitration, the claimant shall send a copy of such demand to John Zuccotti together with a request that John Zuccotti serve as the arbitrator with respect thereto and shall send a copy of such demand to each of Royal and FATCO in their capacities as escrow agents under the COJ Escrow Agreement and Termination Escrow Agreement, respectively. Any answer to the demand for arbitration will be served on counsel for the claimant within five (5) business days after service of the demand, and any reply to any counterclaim asserted in the answer will be served on counsel for the respondent and the Arbitrator within three (3) business days after service of the answer. Claimant’s demand for arbitration, any answer to such demand and any reply to such answer, shall be served on the Arbitrator simultaneously with service on opposing counsel, unless the Arbitrator has yet to be determined at such time. Within ten (10) business days after service of the demand for arbitration or appointment of a panel of three (3) arbitrators, whichever is later, the Arbitrator will give the parties’ counsel notice of the time, date and place of the arbitration hearing, such hearing to be scheduled to begin within ten (10) business days after such notice. The arbitration will be conducted subject to Rules E-1, E-3, E-5, E-8 and E-9 of the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association, it being understood that the provisions of this Section 20(g) shall supersede any conflicting or inconsistent provision of such Rules. At the Arbitrator’s discretion, the Arbitrator may direct the production of documents in advance of the hearing. If an arbitration is commenced pursuant to this Section 20(g), none of Purchaser, Tenant or Seller may seek to revive the Action or Arbitration until the Arbitrator has rendered its final decision and following such decision, the Arbitration and Action may only be revived if and to the extent expressly permitted hereunder upon a termination of this Agreement and consistent with the Arbitrator’s decision. In the event that either party fails to timely designate its alternate arbitrator within the required three (3) business day period, and such failure is not cured within two (2) business after written notice thereof, the other party may designate such third arbitrator. The terms of this Section 20(g) shall not apply to the respective rights and remedies of Seller and Purchaser following the Closing, which rights and remedies shall, subject to the terms and conditions of this Agreement, include those available at law, in equity and otherwise.

               (h) Subject to Section 20(g), in the event of a termination of this Agreement in accordance with the terms and provisions of Section 6(b) or Section 13(b) or due to the failure of a condition to closing set forth in Section 10 to occur where such failure was not the result of a breach by either party to the extent described in clauses “(i)” or “(ii)” of Sections 20(a) or (b) (each, a “No-Fault Termination”), (x) the Deposit shall be returned to Purchaser, (y) Purchaser shall be entitled, upon notice to Seller, to instruct FATCO to deliver all Arbitration Termination Documents to Purchaser, whereupon Purchaser may elect to destroy the same, and (z) Purchaser shall be entitled, upon notice to Seller, to instruct Royal to deliver the Confessions of Judgment to Purchaser, and proceed with the Arbitration of Tenant’s Claims and to revive the Action. If the Arbitration Termination Documents are released to Purchaser pursuant to this Section 20(h) and Purchaser and/or Tenant elects to reinstate the Arbitration and revive the Action, Seller will not object to Purchaser and/or Tenant taking such action, and in no event will either party’s rights in the Legal Proceedings be prejudiced or in any way diminished by reason of this Agreement, any delay occasioned by this Agreement or any termination of this Agreement. In the event of a No-Fault Termination, any action to reinstate the Arbitration or revive the Action may only be taken following after the release of the Arbitration Termination Documents to Purchaser and must be taken within forty five (45) days following the date of such release.

               (i) The provisions of this Section 20 shall survive the termination hereof.

          21. FIRPTA COMPLIANCE.

          Seller shall comply with the provisions of the Foreign Investment in Real Property Tax Act, Section 1445 of the Internal Revenue Code of 1986 (as amended, “FIRPTA”). Seller hereby represents and warrants that Seller is not a foreign person as that term is defined in the Internal Revenue Code and Income Tax Regulations. On the Closing Date, Seller shall comply with any temporary or final regulations promulgated with respect thereto and any relevant revenue procedures or other officially published announcements of the Internal Revenue Service of the U.S. Department of the Treasury in connection therewith.

          22. ENTIRE AGREEMENT.

          Subject to the terms of Section 15 hereof, this Agreement contains all of the terms agreed upon between Seller and Purchaser with respect to the subject matter hereof, and all prior agreements, understandings, representations and statements, oral or written, between Seller and Purchaser are merged into this Agreement. The provisions of this Section 22 shall survive the Closing or the termination hereof.

          23. AMENDMENTS.

          This Agreement may not be changed, modified or terminated, except by an instrument executed by Seller and Purchaser. The provisions of this Section 23 shall survive the Closing or the termination hereof.

          24. WAIVER.

          No waiver by either party of any failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply. The provisions of this Section 24 shall survive the Closing or the termination hereof.

          25. PARTIAL INVALIDITY.

          If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law. The provisions of this Section 25 shall survive the Closing or the termination hereof.

          26. SECTION HEADINGS.

          The headings of the various sections of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand, or restrict any of the provisions of this Agreement. The provisions of this Section 26 shall survive the Closing or the termination hereof.

          27. GOVERNING LAW.

          This Agreement shall be governed by the laws of the State of New York without giving effect to conflict of laws principles thereof. The provisions of this Section 27 shall survive the Closing or the termination hereof.

          28. PARTIES; ASSIGNMENT AND RECORDING.

               (a) This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller and Purchaser and their respective successors and permitted assigns.

               (b) Purchaser may not assign or otherwise transfer this Agreement or any of its rights or obligations hereunder or any of the direct or indirect ownership interests in Purchaser, without first obtaining Seller’s consent thereto. Notwithstanding the foregoing, the Purchaser named herein shall have the right to assign this entire Agreement (including the Deposit and that certain Principal Guaranty, dated as of the date hereof, made jointly and severally by the Seller Principals, a copy of which is attached hereto as Exhibit 11 (the “Principal Guaranty”) and all rights hereunder and thereunder) to a Controlled Affiliate (as defined below); provided that such an assignment or transfer of this Agreement shall not relieve the Purchaser named herein of any of its obligations hereunder or the transactions contemplated hereby and the Purchaser named herein shall remain liable on a joint and several basis with such assignee for the payment and performance of Purchaser’s obligations under this Agreement and the transactions contemplated hereby which accrue prior to the date of such assignment (including, without limitation, those liabilities under Section 35 hereof). “Controlled Affiliate” shall mean any entity (i) controlled, directly or indirectly, by Sotheby’s, a Delaware corporation (“Parent”), and (ii) not less than 30% of the beneficial interests in which are owned, directly or indirectly, by Parent, as of the date of the assignment and the Closing Date. “Controlled by” means the power and authority to direct the business and affairs of the assignee. Any attempted assignment in violation of the foregoing shall be void. Seller acknowledges that Parent is a publicly traded company, and agrees that any restrictions in this Section 28(b) on assignments and transfers shall not apply to or otherwise restrict any purchases, sales, trades or other transfers of the stock of, or shareholder or other ownership interests in, Parent.

               (c) Neither this Agreement nor any memorandum hereof may be recorded without first obtaining Seller’s consent thereto.

               (d) The provisions of Section 28(a) and 28(c) shall survive the Closing or the sooner termination hereof. The provisions of Section 28(b) shall survive the termination hereof.

          29. CONFIDENTIALITY AND PRESS RELEASES.

               (a) Until the Closing, Purchaser and its “executive officers” (as defined in Rule 3b-7 of the General Rules and Regulations under the Securities Exchange Act of 1934) (collectively, the “Purchaser Confidentiality Parties”) will treat the information disclosed to it by Seller in connection with the transaction contemplated hereby, or otherwise gained through Purchaser’s access to Seller’s books and records, as confidential, giving it the same care as Purchaser Confidentiality Parties’ own confidential information, and make no use of any such disclosed information not independently known to Purchaser Confidentiality Parties except in connection with the transactions contemplated hereby. Each of the Purchaser Confidentiality Parties shall advise its employees, attorneys, agents and consultants that are provided access to such information of the foregoing confidentiality restrictions, and instruct them to observe the same. Until the Closing, Seller will treat the information disclosed to it by Purchaser in connection with the transaction contemplated hereby, as confidential, giving it the same care as Seller’s own confidential information, and make no use of any such disclosed information not independently known to Seller except in connection with the transactions contemplated hereby. Seller shall advise its principles, attorneys, agents, employees and consultants of the foregoing confidentiality restrictions, and instruct them to observe the same.

               (b) None of Seller and/or all of the officers and directors of Seller (collectively, the “Seller Confidentiality Parties”) or any Purchaaser Confidentiality Parties shall issue any press releases (or other public statements) whether before or after the Closing Date, with respect to the transaction contemplated in this Agreement or the negotiation thereof without approval of the other party, which approval may not be unreasonably withheld, conditioned or delayed.

               (c) The parties identified on Schedule E (the “Non-Disparaging Parties”) shall not, and (i) Purchaser shall instruct its “executive officers” (as defined in Rule 3b-7 of the General Rules and Regulations under the Securities Exchange Act of 1934) not to, and (ii) each Seller Confidentiality Party shall not, at any time, make any public statements, or include in any public disclosure, whether written or oral, or take any other action which is intended, or could reasonably be expected, to publicly disparage, defame, or harm the reputation of, or otherwise cause adverse publicity to, any other Non-Disparaging Party. Moreover, if any Non-Disparaging Party receives a question or inquiry from a third-party in connection with any news, reporting or other media business, with respect to status or specific terms of the Action or Arbitration, such Non-Disparaging Party shall not respond other than by stating either, “The parties have resolved the matter,” or “No comment.”

               (d) Seller acknowledges that Parent is a public company, and that nothing in this Section 29 shall apply to, restrict or otherwise prevent Parent, Seller or any Seller Confidentiality Parties (and/or their respective representatives, professionals and agents) from filing or otherwise disclosing facts, information or other data relating to Parent, Purchaser, Seller and/or this transaction as may be required by law, rule or regulation, or with respect to which Parent, Seller or any Seller Confidentiality Party may be obligated to comply, including in respect of any applicable securities laws, tax codes or otherwise and including a form “8k” and the “Q&A” customarily related thereto.

               (e) The provisions of Section 29(a) shall survive Closing or the sooner termination of this Agreement; the provisions of Section 29(b) and (c) shall survive the Closing or the sooner termination of this Agreement, in either case for a period of eighteen (18) months; and the provisions of Section 29(d) and this Section 29(e) shall survive the Closing or the sooner termination of this Agreement, without limitation.

          30. FURTHER ASSURANCES.

          Seller and Purchaser will do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices, transfers and assurances as may be reasonably required by the other party, for the better assuring, conveying, assigning, transferring and confirming unto Purchaser the Property and for carrying out the intentions or facilitating the consummation of this Agreement. The provisions of this Section 30 shall survive the Closing.

          31. THIRD PARTY BENEFICIARY.

          This Agreement is an agreement solely for the benefit of Seller and Purchaser (and, as to Sections 15, 20(d) and 20(h) hereof, Tenant) (and their permitted successors and/or assigns). No other person, party or entity shall have any rights hereunder nor shall any other person, party or entity be entitled to rely upon the terms, covenants and provisions contained herein. The provisions of this Section 31 shall survive the Closing or the termination hereof.

          32. JURISDICTION AND SERVICE OF PROCESS.

          The parties hereto agree to submit to personal jurisdiction in the State of New York in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, the parties hereby agree and consent that without limiting other methods of obtaining jurisdiction, personal jurisdiction over the parties in any such action or proceeding may be obtained within or without the jurisdiction of any court located in New York and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon the parties by registered or certified mail to or by personal service at the last known address of the parties, whether such address be within or without the jurisdiction of any such court. Purchaser hereby irrevocably designates its counsel, Stroock, & Stroock & Lavan LLP, as its agent for service of process in connection with any matter relating to this Agreement. Seller hereby irrevocably designates its counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, as its agent for service of process in connection with any matter relating to this Agreement. The provisions of this Section 32 shall survive the Closing or the termination hereof.

          33. WAIVER OF TRIAL BY JURY.

          Seller and Purchaser hereby irrevocably and unconditionally waive any and all right to trial by jury in any action, suit or counterclaim arising in connection with, out of or otherwise relating to this agreement. The provisions of this Section 33 shall survive the Closing or the termination hereof.

          34. MISCELLANEOUS.

                (a) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

               (b) Any consent or approval to be given hereunder (whether by Seller or Purchaser) shall not be effective unless the same shall be given in advance of the taking of the action for which consent or approval is requested and shall be in writing. Except as otherwise expressly provided herein, any consent or approval requested of Seller or Purchaser may be withheld by Seller or Purchaser in its sole and absolute discretion.

               (c) Seller’s taxpayer identification number is 05-0550916; Purchaser’s taxpayer identification number is 38-2478409.

               (d) Seller shall have the right to structure the sale of the Property as a forward or reverse exchange thereof for other real property of a like-kind to be designated by Seller (including the ability to assign this Agreement to an entity established in order to effectuate such exchange including a qualified intermediary, an exchange accommodation title holder or one or more single member limited liability companies that are owned by any of the foregoing persons), with the result that the exchange shall qualify for non-recognition of gain or loss under Section 1031 of the Internal Revenue Code of 1986, as amended, the Treasury Regulations thereunder and IRS Revenue Procedure 2000-37. Purchaser shall promptly execute any and all documents reasonably requested by Seller to effect such exchange, and otherwise assist and cooperate with Seller in effecting such exchange, provided that (i) any such documents shall not impose upon Purchaser any obligation beyond those arising under this Agreement other than de minimis or ministerial obligations, and (ii) any additional costs and expenses incurred by Purchaser as a result of structuring such transaction as an exchange (including reasonable attorneys fees and disbursements), as opposed to an outright sale, shall be borne by Seller, and Seller shall indemnify and hold Purchaser harmless from and against all losses, damages, costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees) solely to the extent incurred by Purchaser by reason of its performance of its obligations under this Section 34(d). The foregoing indemnity shall not be limited by the Floor or the Cap. None of Seller’s obligations under this Agreement shall be conditioned upon the completion of such exchange program and the acquisition of the replacement property. The provisions of this Section 34(d) shall survive the Closing or the termination hereof.

               (e) This Agreement is not intended, and shall not be deemed, to constitute an “executory contract for the sale of real property under which the vendee has or is entitled to possession”, as contemplated on under New York Tax Law Section 250, and it is acknowledged that any right of possession of Tenant to the Premises pursuant to the Sotheby’s Lease is and shall be separate and distinct from any rights and remedies of Purchaser pursuant to the terms of this Agreement.

          35. ATTORNEYS’ FEES.

          In the event of any arbitration under Section 20(g) between the parties hereto to enforce any of the provisions of this Agreement or any right of either party hereto or a litigation after Closing as contemplated by the final paragraph of Section 11(c), the unsuccessful party to such arbitration or litigation shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred herein by the successful party in and as part of the judgment rendered in such arbitration or litigation. The foregoing shall not apply to the Arbitration, the Action or the Appeal, which shall be governed by the terms, if any, of the Sotheby’s Lease, governing the costs of enforcement and dispute resolution.

          36. INTENTIONALLY OMITTED.

          37. EXCULPATION.

               (a) Purchaser agrees that, other than with respect to its rights pursuant to the Principal Guaranty (the “Recourse Rights”), it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, member, principal, parent, owner, subsidiary or other affiliate of Seller, including, without limitation, RFR Holding LLC, or any officer, director, employee, trustee, shareholder, partner or principal of any such parent, subsidiary or other affiliate (collectively, “Seller’s Affiliates”), arising out of or in connection with this Agreement or the transactions contemplated hereby. Other than in respect of its Recourse Rights, Purchaser agrees to look solely to Seller and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller’s Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 37(a), other than in respect of its Recourse Rights, Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Seller’s Affiliates, and hereby unconditionally and irrevocably releases and discharges Seller’s Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against Seller’s Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby. The foregoing is not intended and shall not be deemed to (i) amend or modify, or to constitute a waiver by Seller or Tenant of, Article 23 of the Sotheby’s Lease, (ii) apply to any transactions other than the purchase and sale of the Property pursuant to and in accordance with the terms of this Agreement, or (iii) other than as may be expressly provided for herein, waive, modify or otherwise affect Seller’s or Tenant’s respective claims, defenses, rights and/or remedies in respect of the Arbitration, the Action or the Appeal or any matters heretofore or hereafter relating thereto. Nothing in this Section 37(a) is intended or shall be deemed to constitute a waiver by Parent of any of its defenses, counterclaims or other actions from time to time raised or otherwise available to Parent under or in respect of the Sotheby’s Lease Guaranty.

               (b) Seller agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, member, principal, parent, owner, subsidiary or other affiliate of Purchaser, or any officer, director, employee, trustee, shareholder, partner or principal of any such parent, subsidiary or other affiliate (collectively, “Purchaser’s Affiliates”), arising out of or in connection with this Agreement or the transactions contemplated hereby. Seller agrees to look solely to Purchaser and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Purchaser’s Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section

37(b), Seller hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Purchaser’s Affiliates, and hereby unconditionally and irrevocably releases and discharges Purchasers Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Seller against Purchaser’s Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby. The foregoing is not intended and shall not be deemed to (i) amend or modify, or to constitute a waiver by Seller or Tenant of, Article 23 of the Sotheby’s Lease, (ii) apply to any transactions other than the purchase and sale of the Property pursuant to and in accordance with the terms of this Agreement, or (iii) other than as may be expressly provided for herein, waive, modify or otherwise affect Seller’s or Tenant’s respective claims, defenses, rights and/or remedies in respect of the Arbitration, the Action or the Appeal or any matters heretofore or hereafter relating thereto. Nothing in this Section 37(b) is intended or shall be deemed to affect any of Seller’s rights and remedies (x) pursuant to the Sotheby’s Lease Guaranty and (y) against Tenant under the Sotheby’s Lease and in connection with the Arbitration and the Action.

               (c) The provisions of this Section 37 shall survive the termination of this Agreement and the Closing.

          38. EXISTING FINANCING.

               (a) Existing Financing. Seller is presently the borrower under that certain mortgage loan (the “Existing Financing”) encumbering the Property, originated by Bank of America, N.A. (“Lender”), in the original principal amount of $235,000,000, pursuant to and in accordance with all of those instruments, documents and other materials described on Schedule C hereto (collectively, the “Loan Documents”). The Existing Financing has been securitized, and is presently serviced by Bank of America, N.A. (the “Servicer”).

               (b) Lender’s Consent. Purchaser and Seller acknowledge the mutual benefit of obtaining the written consent (“Lender’s Consent”) of the Lender and/or the Servicer, as applicable (which, for purposes of this Section 38(b), shall be collectively referred to as “Lender”), to the conveyance of the Property in its entirety to, and the related assumption of the Existing Financing by, Purchaser, as contemplated under this Agreement, pursuant to and in accordance with the terms and conditions of Section 7.5 of the Loan Agreement. In furtherance thereof, Seller and Purchaser hereby confirm the following anticipated protocol for obtaining Lender’s Consent, expressly agreeing, however, that neither Seller nor Purchaser shall be under any affirmative obligation, expressly or implicitly, to adhere to or carry out such protocol, nor shall (except as may otherwise be expressly provided herein) Seller or Purchaser be in deemed to be in default or breach under this Agreement for the failure to obtain Lender’s Consent for any reason or no reason:

                    (i) On or before the date that is ten (10) business days following the date hereof, Seller agrees that it shall notify the Lender, in writing and otherwise in accordance with the terms of the Loan Agreement, of the transaction contemplated hereby, and request that the Lender promptly furnish written application requirements and conditions for obtaining Lender’s Consent (the “Initial Consent Request”). In connection with the Initial Consent Request, Seller shall deliver to Lender a copy of this Agreement, and is hereby authorized to indicate in its submittal that Purchaser intends to make Parent available as the substitute “Borrower Principal” in respect of obligations and liabilities accruing from and after the Closing Date pursuant to Sections 12.6, and Articles 4, 13, 15 and 18 of the Loan Agreement.

                    (ii) Purchaser or Seller, as the case may be, shall, promptly upon receipt from Lender of any written response to the Initial Consent Request containing Lender’s application requirements and conditions (the “Consent Requirements”), forward the same to the other party (in accordance with the terms of Section 19 hereof).

                    (iii) In respect of the Consent Requirements, if any:

                          (1) Purchaser shall, provided the Consent Requirements are, in Purchaser’s reasonable discretion, reasonable and customary for similar transactions and not materially inconsistent with the provisions of Section 7.5 of the Loan Agreement, proceed with reasonable promptness and diligence to deliver to the Lender a formal application requesting Lender’s Consent (the “Request Application”), and same shall be accompanied by check or wire of immediately available funds by Purchaser in payment of (x) the $25,000 processing fee required under terms of Section 7.5(b) the Loan Agreement, and (y) any other application fees and any advance legal and processing fees required by the terms of the Consent Requirements or as reasonably requested by Lender to commence and expedite the processing of the Request Application (collectively, the “Assumption Costs”). Simultaneously with or promptly following sending the Request Application to Lender, Purchaser shall send a copy thereof to Seller.

                          (2) Following submission of the Request Application to Lender, Purchaser shall provide to Lender such information, financial statements, and any additional information (as is under Purchaser’s control) as may be requested by Lender, including authorization to conduct background checks and credit inquiries; provided, however, that Purchaser shall not be obligated to accommodate any such request by Lender that in Purchaser’s reasonable discretion, is not reasonable and customary for similar transactions and is materially inconsistent with the provisions of Section 7.5 of the Loan Agreement.

                          (3) If required by the terms of the Consent Requirements, the Loan Agreement or otherwise reasonably requested by Lender, Purchaser shall identify Parent as the substitute “Borrower Principal” in respect of obligations and liabilities accruing from and after the Closing Date pursuant to Sections 12.6, and Articles 4, 13, 15 and 18 of the Loan Agreement, and provide Lender with such information, financial statements, and any additional information as may be dictated by the Consent Requirement or as otherwise reasonably requested by Lender, including authorization to conduct background checks and credit inquiries with respect to Purchaser and Parent (in its capacity as substitute “Borrower Principal”), provided that that (w) any liability to such substituted Borrower Principals shall, expressly, be only on a going-forward basis, as to liabilities and obligations first accruing from and after Closing, (x) in no event shall Purchaser be required to offer any one or more individuals, entities or other parties other than Parent as a substitute Borrower Principal except as may be acceptable to Purchaser in its sole discretion, (y) in no event shall Purchaser (or any substitute Borrower Principal) be required to post a letter of credit or furnish other credit enhancement, unless Borrower and/or such substitute Borrower Principal shall elect, in its sole discretion, to do so, and (z) any obligations and liabilities of such substituted Borrower

Principals shall, expressly, be only in respect of Sections 12.6, and Articles 4, 13, 15 and 18 of the Loan Agreement.

                          (4) Purchaser acknowledges that Seller shall request that Lender release any presently existing Borrower Principals from all obligations and liability under and with respect to the Existing Financing accruing from and after the Closing Date, and the return to Seller of a letter of credit, if any, delivered in connection with the Existing Financing by Seller or any affiliate of Seller.

                    (iv) Seller and Purchaser acknowledge and agree that in order for any Lender’s consent to the conveyance of the Property to, and the related assumption of the Existing Financing by, Purchaser, to constitute “Lender’s Consent” as contemplated under this Section 38, the same must (x) be in writing and delivered to both Seller and Purchaser, and (y) be acceptable in form and substance to Seller and Purchaser in their respective sole discretion.

                    (v) Seller and Purchaser acknowledge and agree the Lender’s Consent may be conditional upon or subject to (x) the closing of the purchase and the sale of the Property contemplated under this Agreement, and/or (y) the execution and delivery of certain specified documents and deliveries specified therein.

                    (vi) Seller and Purchaser each agree, if requested in writing by the other party, to confirm in writing within five (5) business days following receipt of such request, whether Lender’s Consent has been obtained, in order to avoid any ambiguity or misunderstanding between the parties, and to dictate whether the terms of either Section 38(c) or Section 38(e) hereof shall apply.

                    (vii) If Lender’s Consent is not obtained on or before the date that is one hundred twenty (120) days following the date of this Agreement and Seller asserts that such failure is the result of Purchaser’s default in its obligations under Sections 38(b)(iii)(1) or 38(b)(iii)(2) and/or 38(b)(iii)(3), then, subject to Section 20(g), as Seller’s sole and exclusive remedies with respect to such default, (A) Seller may immediately terminate the Security Agreement and (B) Seller or the grantor under the Security Agreement may terminate the UCC-1s by filing UCC-3 financing statement amendments.

               (c) Assumption Obligations.

          If Lender Consent shall be obtained and accepted by Seller and Purchaser in accordance with the terms of Sections 38(b)(iv), (v) and (vi), and the Existing Financing shall be assumed by Purchaser upon the Closing, then:

                    (i) Purchaser shall, upon Closing, execute and/or deliver or cause to be delivered to the Lender one or more agreements, legal opinions, resolutions, certificates, hazard and title insurance endorsements, and such other instruments and documents as the Lender may require in connection with Purchaser’s acquisition of the Property, all to the extent expressly provided for in the Lender’s Consent (including, without limitation, if required at the time of Closing, the provision of any updated information, payment of any additional fees, update of title insurance, and delivery of any additional instruments or documents as the Lender may require to produce a timely Lender’s Consent as of the Closing), and Purchaser shall otherwise comply with all of the requirements and provisions of Section 7.5 of the Loan Agreement and the Lender’s Consent to the extent same are incumbent upon the proposed successor borrower (as distinguished from the existing borrower). Seller shall comply with all of the requirements and provisions of Section 7.5 of the Loan Agreement and the Lender’s Consent to the extent to same are incumbent upon the existing borrower (as distinguished from the proposed successor borrower).

                    (ii) Seller shall execute and deliver (and, if applicable, cause any existing Borrower Principals to execute and deliver) such releases of the Lender as may be requested by the Lender to obtain Lender’s Consent.

                    (iii) Purchaser may request, but shall not demand as a condition to Closing, the Lender’s consent to any matter other than the Lender’s Consent, and the obligations of Seller and Purchaser under this Agreement shall not be subject to or conditioned upon obtaining any other consent or changes to the Loan Documents of any kind from the Lender or pursuant to the Existing Financing or Loan Documents. Seller acknowledges and agrees that nothing herein shall prevent Purchaser from engaging in discussions and negotiations with Lender, Servicer and their respective legal counsels in respect of closing documentation, deliveries and requirements.

                    (v) All costs and expenses relating to an assumption of the Existing Financing, including without limitation, those costs and expenses as set forth in Section 38(b)(iii)(1), shall be governed by the terms of Section 38(f) below.

               (d) Delay in Closing.

          In the event that Lender’s Consent is obtained on or before the Consent Outside Date, but Closing does not occur hereunder within the timeframe contemplated by the terms of the Lender’s Consent (whether stated as an expiration date, or, effectively, as a condition or requirement thereto), Seller and Purchaser acknowledge that the Lender’s Consent may lapse and/or expire, in which case:

                    (i) Seller and Purchaser shall make commercially reasonable efforts to renew, confirm and/or reapply for, as applicable, a new Lender’s Consent and/or reactivate/re-implement the previously furnished Lender’s Consent, all on the same substantive terms and conditions of any previously furnished Lender’s Consent.

                    (ii) In the event that Seller and Purchaser do not, at least thirty (30) days prior to the Scheduled Closing Date (the “Consent Renewal Deadline”), obtain a new Lender’s Consent and/or reactivate, re-implement and ratify, as applicable, the previously furnished Lender’s Consent, all on the same substantive terms and conditions of any previously furnished Lenders’ Consent (or on such terms and conditions mutually agreeable to Seller and Purchaser) and otherwise consistent with the terms of this Section 38, then the terms of Section 38(e) hereof shall govern except that Purchaser shall have the right upon written notice to Seller within five (5) Business Days after the Consent Renewal Deadline to extend the Scheduled Closing Date by no more than sixty (60) days.

               (e) Failure to Obtain Lender’s Consent. If (i) Lender’s Consent shall not be obtained prior to April 1, 2008 (the “Consent Outside Date”), or (ii) Lender’s Consent shall have been previously obtained, but not timely renewed, reactivated and/or ratified on or before the Consent Renewal Deadline, then the Existing Financing shall be defeased on the Scheduled Closing Date as set forth in Section 38(f) and clauses (i) – (iv) of this Section 38(e). Upon written notice not less than five (5) business days prior to the then-existing Consent Outside Date, Seller or Purchaser may from time to time extend the Consent Outside Date to a date not later than July 1, 2008 in one or more (30) thirty day intervals, provided, however, that Purchaser shall not be entitled to extend the Consent Outside Date if Seller has sent an Accelerated Closing Notice to Purchaser that was not subsequently revoked by an Acceleration Revocation. Notwithstanding the foregoing, if Lender’s Consent shall have been previously obtained, but not timely renewed, reactivated and/or ratified on or before the Consent Renewal Deadline but is renewed, reactivated and/or ratified within thirty (30) days following the Consent Renewal Deadline then (x) the Existing Financing shall not be defeased and shall instead be assumed by Purchaser on the Scheduled Closing Date and (y) either party may extend the Scheduled Closing Date to a date occurring no later than the date that is thirty (30) days after the date on which Lender’s Consent was renewed, reactivated and/or ratified.

                    (i) Seller shall notify the Lender, within five (5) Business Days after the later to occur of, as applicable, (x) the Consent Outside Date, or (y) the Consent Renewal Deadline, in writing that, Seller intends to defease the Existing Financing by the Scheduled Closing Date (as may be determined pursuant to Section 18(b)), and request Lender’s instructions, requirements and conditions in respect thereto.

                    (ii) Purchaser shall cooperate in all reasonable respects with Seller’s defeasance of the Existing Financing, including, without limitation, (x) executing and delivering any commercially reasonable documentation required in connection therewith, and if necessary, deliver the same into escrow with the Title Company or other escrow agent charged with effectuating the defeasance (the “Defeasance Agent”) up to forty-eight (48) hours in advance of Closing (to wit, “day 1” of the defeasance process), (y) causing funds equal to the sum of the balance of the Purchase Price payable by Purchaser at Closing and fifty percent (50%) of the Defeasance Costs (as defined below) be placed into escrow up to twenty-four (24) hours in advance of Closing (to wit, “day 2” of the Defeasance process) and (z) entering into a reasonable and customary escrow agreement with the Defeasance Agent (the “Defeasance Escrow Agreement”) which shall provide, among other things, (1) for the deposit of documents and funds with the Defeasance Agent, and the timetable with respect thereto, (2) that necessary funds may be released from escrow to purchase the defeasance collateral immediately prior to the transfer of title to the Property to Purchaser, (3) that any Purchaser funds shall be released from escrow and return to Purchaser in the event that Purchaser is entitled to a return of the Deposit, and (4) such other terms and conditions as are customary in transactions involving the simultaneous sale of property and the defeasance of the mortgage encumbering such property, in conjunction with a “New York style” assignment of such mortgage.

                    (iii) Seller shall cooperate in all reasonable respects with the defeasance, including, without limitation, (x) executing and delivering any commercially reasonable documentation required in connection therewith (including, but not limiting to, having Seller’s legal counsel deliver one or more required legal opinions to for the benefit of

Lender, Servicer and/or the Defeasance Agent), and if necessary, deliver the same into escrow with the Defeasance Agent up to forty-eight (48) hours in advance of Closing (to wit, “day 1” of the defeasance process), (y) if and to the extent that the amount Deposited by Purchaser under subparagraph (ii)(y) is not sufficient to satisfy all of Defeasance Costs and otherwise consummate the Closing, funds equal to such shortfall shall be placed into escrow with the Defeasance Agent up to twenty-four (24) hours in advance of Closing (to wit, “day 2” of the Defeasance process and (z) entering into the Defeasance Escrow Agreement.

                    (iv) Seller acknowledges that if the Existing Financing is defeased, Purchaser intends for the mortgage securing the Existing Financing (the “Existing Mortgage”) to be assigned to Purchaser’s new mortgage lender, in order to effectuate certain mortgage recording tax savings. Seller acknowledges that any such mortgage recording tax savings realized by Purchaser in connection with any such assignment of the Existing Mortgage shall be for the sole benefit of Purchaser, and Seller shall have no claim or right thereto. Seller agrees to reasonably and diligently, in good faith, cooperate with Purchaser, Lender and Purchaser’s prospective mortgage lender in order to facilitate and effectuate an assignment of the mortgage securing the Existing Financing, including, but not limited to, executing and delivering any commercially reasonable documentation required in connection therewith, and if necessary, deliver the same into escrow with the Defeasance Agent up to forty-eight (48) hours in advance of Closing (to wit, “day 1” of the defeasance process), provided that (x) any such documents shall not impose upon Seller any material obligation beyond those arising under this Agreement, and (y) subject to the provisions of Section 38(f) below, any additional costs and expenses incurred by Seller as a result of such assignment (including reasonable attorneys fees), shall be borne by Purchaser, and Purchaser shall indemnify and hold Seller harmless from and against all losses, damages, costs, expenses and liabilities (including, without limitation, reasonable attorneys’ fees) solely to the extent incurred by Seller by reason of its performance of its obligations under this Section 38(e)(iv). The foregoing indemnity shall survive the Closing. Purchaser hereby agrees that that effectuation of an assignment of the Existing Mortgage as contemplated by this Section 38(e)(iv) shall not be a condition precedent to Purchaser’s obligations to close hereunder.

               (f) Payment of Expenses. (i) In the event that Lender’s Consent shall be obtained, and the Existing Financing shall be assumed by Purchaser in accordance with the terms of this Section 38:

               (w) Purchaser shall pay to Lender upon Closing (or reimburse Seller, if Seller shall have previously paid the same), if and to the extent not theretofore paid, (x) the Assumption Costs, (y) the 1% assumption fee contemplated by Section 7.5(c)(i) of the Loan Agreement, and (z) any out-of-pocket costs and expenses, including without limitation, all processing fees, application fees, recording fees, underwriting and rating agency fees, reasonably attorney fees, incurred by Lender (and chargeable to Borrower) in connection with the Lender’s Consent as contemplated by Section 7.5(c)(i) of the Loan Agreement;

               (x) Purchaser shall receive a credit against the balance of the Purchase Price payable at Closing pursuant to Section 4(a)(ii) hereof in the amount of any principal, accrued and unpaid interest and all other sums due and unpaid to lender in respect of The Existing Financing that is assumed by Purchaser and verified in writing by Lender, which verification shall be conclusively binding upon Seller and Purchaser (absent manifest error) (collectively, the “Assumed Loan Liabilities”);

               (y) Purchaser shall reimburse Seller (in the same manner as is provided for herein for the payment of the balance of the Purchase Price) for any and all (i) deposits, reserves and escrows being held as of the Closing Date by or for the benefit of the Lender (or their servicer) under the Loan Documents, including, without limitation, reserves or escrows for real estate taxes, insurance, deferred maintenance, capital replacements, re-letting costs and/or tenant improvements and leasing commissions, and (ii) for any and all other funds derived from the Property held by the Lender (or the Servicer) in any lockbox or other account or sub-account, subject to adjustment in accordance with proration provisions specified herein, in each case (collectively, the “Lender Reserves and Escrows”), if and to the extent that (x) the amount of such Lender Reserves and Escrows, and the location and characterization thereof, are verified in writing by Lender, and are duly transferred and assigned to and for the benefit of Purchaser with the same force and effect as if Purchaser had posted such funds for its own account, (y) Purchaser would otherwise be required, pursuant to the terms of the Loan Documents, to post such funds for its own account as a condition to Closing, and (z) Lender is not required to remit such funds directly to Seller; and

               (z) At the Closing, Seller shall, at Purchaser’s request, assign all of Seller’s right, title and interest in the Lender Reserves and Escrows to Purchaser, pursuant to such documents and other instruments reasonably satisfactory to Purchaser and Lender.

                    (ii) In the event that Lender’s Consent shall not be obtained and the Existing Financing shall be defeased in accordance with the terms of Section 38(e), then Seller and Purchaser shall each pay fifty percent (50%) of the aggregate costs and expenses (collectively, the “Defeasance Costs”) related to a defeasance of the Existing Financing, comprised of (i) the costs of obtaining the replacement collateral, (ii) all processing fees of the Defeasance Agent, the Lender and the Servicer, and (iii) any application fees (other than the $25,000 processing fee paid to Lender by Purchaser pursuant to Section 38(b)(iii)(1) hereof and Lender’s costs and expenses (including, without limitation legal fees and expenses) incurred by Lender in connection with the proposed assumption of the Existing Financing by Purchaser, the payment of which shall be the sole obligation of Purchaser), attorneys’ fees, recording fees, underwriting and rating agency fees charged by the Defeasance Agent, the Lender and the Servicer. It is acknowledged that Defeasance Costs are not intended to include the base cost of any replacement collateral, but only the cost differential between the amount of a principal payment and the purchase cost of any replacement collateral, all as determined by the Defeasance Agent; any such base cost shall be the sole obligation and liability of Seller and may be paid by or at the direction of Seller out of funds paid by Purchaser in its payment of the Purchase Price to Seller.

                    (iii) The terms of this Section 38(f) shall survive Closing.

[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed the day and year first above written.

SELLER:

1334 YORK AVENUE L.P.,
a Delaware limited partnership

By: 1334 GP II LLC, A Delaware limited liability company, its general partner

By:

Name:
Title:

PURCHASER:

SOTHEBY’S, a Delaware corporation

By:

Name:
Title:

The undersigned hereby
acknowledges and consents
to and agrees to be bound by
the provisions of Section 2(c),
Sections 9(b)(ii) and (iii), Section 11(c)(ii)
and Articles 15, 20 and 38:

SOTHEBY’S, INC., a New York corporation,

By:

Name:
Title:

SCHEDULE A

Description of the Land

ALL THAT CERTAIN PLOT, PIECE OR PARCEL OF LAND, SITUATE, LYING AND BEING IN THE BOROUGH OF MANHATTAN, CITY, COUNTY AND STATE OF NEW YORK, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT THE CORNER FORMED BY THE INTERSECTION OF THE EASTERLY SIDE OF YORK AVENUE (FORMERLY AVENUE A) AND THE SOUTHERLY SIDE OF 72nd STREET;

RUNNING THENCE IN A SOUTHERLY DIRECTION ALONG THE EASTERLY SIDE OF YORK AVENUE 204 FEET 4 INCHES TO THE CORNER FORMED BY THE INTERSECTION OF THE EASTERLY SIDE OF YORK AVENUE AND THE NORTHERLY SIDE OF 71st STREET;

THENCE IN AN EASTERLY DIRECTION ALONG THE NORTHERN SIDE OF 71st STREET, 198 FEET;

THENCE IN A NORTHERLY DIRECTION AND PARALLEL WITH YORK AVENUE 204 FEET 4 INCHES TO THE SOUTHERLY SIDE OF 72nd STREET;

AND THENCE IN A WESTERLY DIRECTION ALONG THE SOUTHERLY SIDE OF 72nd STREET 198 FEET TO THE POINT OR PLACE OF BEGINNING.

SCHEDULE B

Additional Permitted Encumbrances

1.	2007/2008 2nd half taxes due 1/1/2008, water and sewer rents and assessments set forth in the Report.

2.

There are five open mortgages of record, which were consolidated to form a single lien of $235,000,000 in favor of Mortgage Electronic Registration Systems, Inc. (See Mortgage Schedule attached hereto).[1]

3.

Covenants and restrictions contained in deed made by Nathaniel P. Rogers and Emily Rogers to Griffith Rome dated 7/10/1871 and recorded 10/19/1871 in (as) Liber 1199 Cp 151 (Liber is illegible), provided that the Title Company shall affirmatively insure, at no additional cost, that violation of the same shall not result in a forfeiture or reversion of title.

4.

Terms, covenants, conditions and agreements contained in a lease made by and between 1334 York Avenue, L.P., Lessor, and Sotheby’s, Inc., Lessee, a memorandum of which dated 2/7/2003 was recorded on 3/7/2003 in (as) CRFN 2003000039218.

IN REGARD THERETO:

a) Landlord’s Waiver and Consent made by 1334 York Avenue L.P. in favor of JPMorgan Chase Bank, as collateral agent, dated as of 2/7/2003 and recorded 3/7/2003 as CRFN 2003000039220.

b) Subordination, Non-Disturbance and Attornment Agreement made by and between Sotheby’s, Inc. and Bank of America, N.A. dated as of 6/22/2005 and recorded 8/3/2005 as CRFN 2005000434392.

c) Subordination, Non-Disturbance and Attornment Agreement made by and between Sotheby’s, Inc. and Bank of America, N.A., dated as of 2/7/03 and recorded 3/7/03 as CRFN 2003000039222.

d) Subordination Agreement made between Bank of America, N.A. and 1334 York Avenue L.P. dated as of 2/7/03 and recorded 3/7/03 as CRFN 2003000039221.

5.	Notice of Compliance made by New York City Department of Environmental Protection dated 4/19/2006 and recorded 6/6/2006 as CRFN 2006000315143.

a) Order made by Commissioner of NYC Department of Environmental Protection dated 12/5/2005 and recorded 3/17/2006 as CRFN 2006000154337.

1 Item 2 shall be deemed to be excluded from this schedule if the existing loan is defeased (unless and to the extent such mortgages securing the existing loan are assigned to a new lender in connection with any such defeasance).

6.	The following Financing Statement(s) (UCC-1):[2]

	Debtor:	1334 York Avenue L.P.

	Secured Party	Mortgage Electric Registration Systems, Inc.

	File No.:	CRFN 2005000396841
	Filed:	7/15/2005
	Covers:	Fixture Filing
	Land (Block & Lot):	Block: 1483 Lot: 1

7.	Zoning Lot Description and Ownership Statement made by Kohn Pedersen Fox Associates, PC dated 9/28/01 and recorded 10/1/01 in Reel 3364 page 1287.

8.	Certification Pursuant to Zoning Lot made by Chicago Title Insurance Company dated 9/17/01 and recorded 10/1/01 in Reel 3364 page 1290.

9.	Subordination Agreement made by and between Sotheby’s, Inc. and The Chase Manhattan Bank dated as of 11/10/00 and recorded 11/28/00 in Reel 3196 page 721.

2 Item 6 shall be deemed to be excluded from this schedule if the existing loan is defeased (unless and to the extent the existing loan is assigned to a new lender in connection with any such defeasance).

Mortgage Schedule

A.

Mortgage in the original principal amount of $75,000,000 made by Sibs, LLC to The Chase Manhattan Bank, as Collateral Agent for the benefit of the Lenders, dated as of 11/10/00 and recorded 11/28/00 in Reel 3196 page 685.

Mortgage Tax Paid: $2,062,500

1.

Said mortgage A was modified by a First Amendment to Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement between Sibs, LLC and JP Morgan Chase Bank, as successor in interest to The Chase Manhattan Bank, in its capacity as collateral agent for the lenders referred to in a Credit Agreement, dated 7/11/01 and recorded 8/20/01 in Reel 3345 page 179.

2.

Said mortgage A was further modified by a Second Amendment to Mortgage, Assignment of Leases and Rents, security Agreement and Financing Statement between Sibs, LLC and JP Morgan Chase Bank, as successor in interest to The Chase Manhattan Bank, in its capacity as collateral agent for the lenders referred to in a Credit Agreement, dated 2/7/03 and recorded 3/7/03 as CRFN 2003000039197.

3.

Said mortgage A was assigned by JP Morgan Chase Bank (f/k/a The Chase Manhattan Bank) in its capacity as Collateral Agent for the benefit of the lenders to Bank of America, N.A. by Assignment of Mortgage dated 2/7/03 and recorded 3/7/03 as CRFN 2003000039199.

B.

Substitute Mortgage B, Assignment of Leases and Rents, security Agreement and Fixture Filing in the original principal amount of $3,915,285.34 made by Sixth Avenue Partners, LLC, 516 Fifth Avenue Partners, LLC to Westdeutsche Immobilien Bank dated 10/8/02 and recorded 12/16/02 in Reel 3686 page 1528 (indexed against Block 1259 Lot 33-known as 516 Fifth Avenue).

Mortgage Tax Paid: $0

For Information Only: Said mortgage “B” was derived as follows:

Mortgage Severance Agreement made by and between sixth Avenue Partners, LLC, (original mortgagor), 516 Fifth Avenue Partners, LLC, (new mortgagor), collectively known as “the mortgagor” and Westdeutsche Immobilien Bank, a German Bank Corp., which splits and severs consolidated mortgage in Reel 2536 page 1560 into two substitute Mortgages and Notes:

		a.	Substitute Mortgage A in the amount of $6,584,714.66 indexed against Block 1259 Lot 33 (known as 516 Fifth Avenue); and

		b.	Substitute Mortgage B in the amount of $3,915,285.34 indexed against Block 1259 Lot 33 (known as 516 Fifth Avenue).

Said mortgage B was spread to also encumber Block 868 Lots 1 and 9005 (known as 425 Fifth Avenue) by Spreader Agreement made by and between 516 Fifth Avenue Partners, LLC, Sixth Avenue Partners, LLC, RED 425 Fifth Avenue, LP, collectively known as “the mortgagor” and Westdeutsche Immobilien Bank, dated 10/23/02 and recorded 12/16/02 in Reel 3686 page 1572.

Said mortgage B was released from premises known as Block 1259 Lot 33 (known as 516 Fifth Avenue) by Partial Release of Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing made by and between 516 Fifth Avenue Partners, LLC, Sixth Avenue Partners, LLC, RFD 425 Fifth Avenue, LP, known as “the mortgagor” and Westdeutsche Immobilien Bank, dated 10/23/02 and recorded 12/16/02 in Reel 3686 page 1589.

Said mortgage B was assigned by Westdeutsche Immobilien Bank to Eandesdank BVRY LW by Assignment of Mortgage dated 10/23/02 and recorded 12/16/02 in Reel 1386 Page 1617.

Said mortgage B was spread to also encumber Block 1483 Lot 1 (known as 1334 York Avenue) by Spreader Agreement made by and between 1334 York Avenue L.P., 516 Fifth Avenue Partners, LLC, Sixth Avenue Partners, LLC, RID 425 Fifth Avenue, LP, and Handesdank BVNY LLC, dated 2/7/03 and recorded 3/7/03 as CRFN 2003000039200.

Said mortgage B was released from premises known as Lots 1 and 9005 (known as 425 Fifth Avenue) by Partial Release of Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing made by and between 1334 York Avenue L.P., 516 Fifth Avenue Partners, LLC, Sixth Avenue Partners, LLC, RFD 425 Fifth Avenue, LP, and Handesdank BVNY LLC, dated as of 2/7/03 and recorded 3/7/03 as CRFN 2003000039201.

	1.	Said mortgage B was assigned by Handesdank BVNY LLC to Bank of America, N.A. by Assignment of Mortgage dated as of 2/7/03 and recorded 3/7/03 as CRFN 2003000039202.

C.

Mortgage “D” in the original principal amount of $46,203,527.99 made by Green 290 Madison LLC to Lehman Brothers Holdings Inc., d/b/a Lehman Capital Holdings Inc., dated as of 2/7/03 and recorded 3/7/03 as CRFN 2003000039205. (originally covered other premises from which it was released)

Mortgage Tax Paid: $0

Said mortgage “C” was derived as follows:

Said mortgage in the amount of $197,403,527.99 made by 1515 Broadway Associates, L.P. to The Equitable Life Assurance Society of the United States dated as of 5/15/02 and recorded 7/1/02 in Reel 3550 page 2430.

Said above mortgage was assigned by The Equitable Life Assurance society of the United States to Lehman Brothers Holdings Inc. by Assignment of Mortgage dated 5/15/02 and recorded 7/1/02 in Reel 3550 Page 2451.

Said above mortgage was spread to additionally cover premises at 290 Madison Avenue, New York, N.Y. (Block 1275 Lot 16) by spreader Agreement made by and between Green 290 Madison LLC and Lehman Brothers Holdings Inc., dated 5/15/02 and recorded 7/1/02 in Reel 3550 page 2451.

Said above mortgage was released from premises known as 1515 Broadway, New York, N.Y. (Block 1016 Lot 36) by Partial Release of Mortgage made by and between Lehman Brothers Holdings Inc. and 1515 Broadway Fee Owner LLC, dated as of 5/15/02 and recorded 7/1/02 in Reel 3550 page 2462.

Said above mortgage was modified by the Note and Mortgage Severance Agreement made by and between Green 290 Madison LLC and Lehman Brothers Holdings Inc., d/b/a Lehman Capital, dated as of 10/24/02 and recorded 12/6/02 in Reel 3678 page 2086 into two mortgages as follows:

Mortgage “A”, which mortgage is not at issue here; and

Mortgage “B” in the original principal amount of $81,203,527.99 made by Green 290 Madison LLC to Lehman Brothers Holdings Inc., d/b/a Lehman Capital, dated as of 10/24/02 and recorded 12/6/02 in Reel 3678 page 2105.

Said mortgage “B” was modified pursuing to Note and Mortgage Severance Agreement made by and between Lehman Brothers Holdings Inc., d/b/a Lehman Capital and Green 290 Madison LLC dated as of 2/7/03 and recorded 3/7/03 as CRFN 2003000039203 into two mortgages as follows:

Mortgage “C”, which mortgage is not at issue here; and

Mortgage “D” in the amount of $46,203,527.99, which is shown in this chain as Mortgage C.

1.	Said mortgage C was assigned by Lehman Brothers Holdings Inc., d/b/a Lehman Capital to Handesdank BVNY LLC by Assignment of Mortgage dated as of 2/7/03 and recorded 3/7/03 as CRFN 2003000039206.

2.

Said mortgage C was spread to also encumber Block 1483 Lot 1 (known as 1334 York Avenue) by Spreader Agreement made by and between 1334 York Avenue L.P., Green 290 Madison LLC and Handesdank BVNY LLC, dated 2/7/03 and recorded 3/7/03 as CRFN 2003000039207.

3.

Said mortgage C was released from premises known as 290 Madison Avenue, New York, N.Y. (Block 1275 Lot 16) by Partial Release of Mortgage made by and between 1334 York Avenue L.P., Green 290 Madison LLC and Handesdank BVNY LLC, dated 2/7/03 and recorded 3/7/03 as CRFN 2003000039208.

	4.	Said mortgage C was assigned by Handesdank BVNY LLC to Bank of America, N.A. by Assignment of Mortgage dated 2/7/03 and recorded 3/7/03 as CRFN 2003000039209.

D.

Mortgage “X” in the original principal amount of $4,131,186.71 made by Green 290 Madison LLC to Lehman Brothers Holdings Inc., d/b/a Lehman Capital, dated as of 2/7/03 and recorded 3/7/03 as CRFN 2003000039211.

Mortgage Tax Paid: $0

For Information Only: Said mortgage “D” was derived as follows:

Leasehold Building Loan Mortgage, Assignment of Leases and Rents and Security Agreement in the amount of $29,974,999.50 made by 673 First Realty Company to The Chase Manhattan Bank, N.A., dated 8/25/98 and recorded 8/30/98 in Reel 1457 page 1633 (which mortgage was originally secured by a Leasehold Interest in property located at 673 First Avenue, New York, N.Y.).

Said above mortgage was modified by a certain Mortgage Modification Agreement made by and between 673 First Realty company and The Chase Manhattan Bank, N.A. dated as of 7/17/92 and recorded 8/14/93 in Reel 1896 page 877.

Said above mortgage was thereafter severed pursuant to that certain Note and Mortgage Severance Agreement made by and between 673 First Realty Company to The Chase Manhattan Bank, N.A. dated 12/10/93 and recorded 12/21/93 in Reel 2037 page 2006.

Said Agreement split the mortgage into a continuing lien of $23,000,000 evidenced by the Mortgage, and a severed lien which is not at issue here;

Said above mortgage, as severed and in the amount of $23,000,000, was assigned by The chase Manhattan Bank, N.A. to Mitsui Nevitt capital Corporation and Presidential Life Insurance Company (collectively, the “Mitsui Mortgagee”) by Assignment of Mortgage dated 12/10/93 and recorded 12/21/93 in Reel 2037 page 2020.

Said above mortgage was further amended by a certain Amended and Restated First Mortgage, Security Agreement and Assignment of Leases and Rents made by and between 673 First Realty Company, and Mitsui Nevitt Capital Corporation and Presidential Life Insurance Company (collectively, the “Mitsui Mortgagee”), dated 10/10/93 and recorded 12/21/93 in Reel 2037 page 2026.

Said above mortgage was assigned by the Mitsui Leasing Capital Corporation (f/k/a Mitsui Nevitt capital corporation) and Residential Life Insurance company to Lehman Brothers Holdings Inc., d/b/a Lehman capital, by Assignment of Mortgage dated as of 12/26/02 and recorded 3/3/03 as CRFN 2003000030800 and re-recorded by Assignment of Mortgage dated as of 12/30/02 and recorded 3/7/03 as CRFN 2003000039193.

Said above mortgage was spread to additionally cover premises at 290 Madison Avenue, New York, N.Y. (Block 1275 Lot 16) by Spreader Agreement made by and between

Green 290 Madison LLC and Lehman Brothers Holdings Inc., d/b/a Lehman capital, dated 12/26/02 and recorded 3/3/03 as cH.FN 2003000030801, and by Spreader Agreement made by Green Madison LLC, Green 673 Realty LLC and Lehman Brothers Holding Inc., d/b/a Lehman Capital dated as of 12/30/02 and recorded 3/7/03 as CRFN 2003000039194.

Said above mortgage was released from premises known as 673 First Avenue, New York, N.Y. (Block 944 Lot 22) by Partial Release of Mortgage made by and between Lehman Brothers Holdings Inc., d/b/a Lehman Capital and Green 673 Realty LLC, dated as of 12/26/02 and recorded 3/3/03 as CRFN 2003000030802 and by partial release made by Lehman Brothers Holdings Inc., d/b/a Lehman Capital and Green 673 Realty LLC, dated as of 12/30/02 and recorded 3/7/03 as CRFN

Said above mortgage was further modified in the reduced principal balance of $5,675,473 by a Note and Mortgage Severance Agreement made by and between Green 290 Madison LLC and Lehman Brothers Holdings Inc., d/b/a Lehman Capital, dated as of 2/7/03 and recorded 3/7/03 as CRFN 2003000039210, as follows:

Mortgage “Y” in the amount of $1,544,286.29, which mortgage is not at issue here; and

Mortgage “X” in the amount of $4,131,186.71 set forth above as Mortgage D.

1.	Said mortgage D was assigned by Lehman Brothers Holdings Inc., d/b/a Lehman capital to Handesdank BVNY LLC by Assignment of Mortgage dated as of 2/7/03 and recorded 3/3/03 as CRFN 2003000039213.

2.

Said mortgage D was spread to also encumber Block 1483 Lot 1 (known as 1334 York Avenue by Spreader Agreement made by and between 1334 York Avenue L.P, Green 290 Madison LLC and Handesdank BVNY LLC, dated 2/7/03 and recorded 3/3/03 as CRFN 2003000039214.

3.

Said mortgage D was released from premises known as 290 Madison Avenue, New York, N.Y.. (Block 1275 Lot 16) by Partial Release of Mortgage by and between 1334 York Avenue L.P., Green 290 Madison LLC and Handesdank BVNY LLC, dated 2/7/03 and recorded 3/7/03 as CRFN 2003000039215.

4.	Said mortgage D was assigned by Assignment of Mortgage by Handesdank BVNY LLC to Bank of America, N.A., dated 2/7/03 and recorded 3/7/03 as CRFN 2003000039216.

5.

Said mortgage D and mortgages A, B and C were consolidated to form a single lien of $129,250,000 by Consolidation Agreement made by and between Bank of America, N.A. and 1334 York Avenue L.P. dated 2/7/03 and recorded 3/7/03 as CRFN 2003000039217.

6.

Said mortgages A through D, as consolidated, were assigned by Bank of America, N.A. to LaSalle Bank National Association, as trustee for the registered holders of Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-

Through Certificates, Series 2003-1, by Assignment of Mortgage dated 3/27/03 and recorded 8/5/04 as CRFN 2004000482732.

7.

Said mortgages A through D, as consolidated and in the reduced amount of $126,238,922.32 were assigned by LaSalle Bank National Association, as trustee for the registered holders of Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through certificates, Series 2003-1 to Bank of America, N.A. by Assignment of Mortgage dated 6/22/05 and recorded 8/3/05 as CRPN 2005000434390.

E.

Mortgage and Agreement of Consolidation and Modification of Mortgage, Assignment of Leases and Rents and Security Agreement in the original principal amount of $108,761,077.68 made by 1334 York Avenue L.P. to Mortgage Electronic Registration Systems, Inc., as nominee for Bank of America, N.A., dated as of 6/22/05 and recorded 8/3/05 as CRFN 2005000434391.

Mortgage Tax Paid: $3,045,310.81

	1.	Said mortgages A, B, C, D and E were consolidated to form a single lien of $235,000,000 by the terms of said mortgage E.

SCHEDULE C

Loan Documents

Loan Agreement by and between 1334 York Avenue L.P. (“Borrower”) and Bank of America, N.A. (“Lender”), dated as of June 22, 2005 (the “Loan Agreement”).

Consolidated, Amended and Restated Promissory Note by Borrower in favor of Lender in the principal sum of $235,000,000.00, dated as of June 22, 2005.

Note Severance and Modification Agreement by and between Borrower and Lender, dated as of June 22, 2005.

Replacement Note A by Borrower in favor of Lender in the principal sum of $210,000,000.00, dated as of June 22, 2005.

Replacement Note B by Borrower in favor of Lender in the principal sum of $25,000,000.00, dated as of June 22, 2005.

Allonge to Mortgage Note by LaSalle Bank National Association (“LaSalle Bank”) in favor of Lender, together with Note in the principal sum of $129,250.00, dated as of June 22, 2005.

Mortgage and Agreement of Consolidation and Modification of Mortgage, Assignment of Leases and Rents, and Security Agreement by Borrower to Mortgage Electronic Registration Systems, Inc., dated as of June 22, 2005.

Section 255 Affidavit of Mortgage and Agreement of Consolidation and Modification of Mortgage, Assignment of Leases and Rents, and Security Agreement, dated as of June 22, 2005.

Assignment and Subordination of Management Agreement and Consent of Manger made by Borrower to Lender and consented to by RFR Realty LLC, dated as of June 22, 2005.

Section 275 Affidavit of Michael Fuchs, dated as of June 22, 2005.

Tenant Estoppel Certificate of Sotheby’s, Inc. (“Sotheby’s”), dated as of June 22, 2005.

Subordination, Non-Disturbance and Attornment Agreement made by and between Sotheby’s and Lender, dated as of June 22, 2005.

UCC-1 Financing Statements naming Borrower as Debtor and Lender as Secured Party (Delaware Secretary of State), dated as of June 22, 2005.

UCC-1 Financing Statements naming Borrower as Debtor and Lender as Secured Party (New York Recorder’s Office), dated as of June 22, 2005.

Closing Escrow Letter dated June 21, 2005 from Dechert LLP, counsel for Lender, to Title Companies, dated as of June 22, 2005.

Post-Closing Letter to Lender from Borrower, dated as of June 22, 2005.

Borrower’s Certification, dated as of June 22, 2005.

First Amendment to Loan Agreement and Other Loan Documents, dated as of September 20, 2005, between Borrower and Lender (the “First Amendment”).

Note Severance and Modification Agreement, by and between Borrower and Lender, dated as of September 20, 2005.

Replacement Note A-1 by Borrower in favor of Lender in the principal sum of $110,000,000.00, dated as of September 20, 2005.

Replacement Note A-2 by Borrower in favor of Lender in the principal sum of $100,000,000.00, dated as of September 20, 2005.

SCHEDULE D

Material Litigation

1. The arbitration before the American Arbitration Association styled Sotheby’s, Inc. v. 1334 York Avenue L.P., Case No. 50 115 T 00190 07.

2. The proceedings before the New York Supreme Court, New York County, Commercial Division, styled Sotheby’s, Inc. v. 1334 York Avenue L.P., Index No. 601790/07.

3. The appellate proceedings before the New York Supreme Court, Appellate Division – First Department, styled Sotheby’s, Inc. v. 1334 York Avenue L.P., Index No. M-2983, 601790/07.

SCHEDULE E

Non-Disparaging Parties

Purchaser Non-Disparaging Parties:

Alfred Taubman
Robert “Bobby” Taubman
Bill Ruprecht
Bill Sheridan
Don Pillsbury
Jon Olsoff
Jan Prasens
Mike Gillis
Karen Sutton
Richard Buckley
Carolyn Smith

Seller Non-Disparaging Parties

Aby Rosen
Michael Fuchs
Jason Brown
Frank Mangieri

EXHIBIT 1

WIRE INSTRUCTIONS

50% of the Deposit to be wired to:

Bank: HSBC Bank
Account Name: Michael Fuchs
Account Number: 610 189875
ABA Number: 021-001088

and 50% to:

Bank: HSBC Bank
Account Name: Aby Rosen
Account Number: 610 143662
ABA Number: 021-001088

EXHIBIT 2

FORM OF DEED

          THIS INDENTURE, made as of the ____ day of __________, _____, by 1334 York Avenue L.P., having an address c/o RFR Holding LLC, 390 Park Avenue, New York, New York 10022 (hereinafter referred to as “Grantor”), to ____________, a ___________ having an office at 1334 York Avenue, New York, New York 10022 (hereinafter referred to as “Grantee”).

          WITNESSETH, that Grantor, in consideration of Ten Dollars ($10.00), lawful money of the United States, paid by Grantee, does hereby grant and release unto Grantee, the heirs or successors and assigns of Grantee forever:

          ALL that certain plot, piece or parcel of land with the building and improvements thereon erected, situate, lying and being, more particularly described on Exhibit A attached hereto and made a part hereof (the “Premises”);

          TOGETHER WITH all right, title and interest, if any, of Grantor in and to any streets and roads abutting the Premises to the centerlines thereof;

          TOGETHER WITH the appurtenances and all the estate and rights of Grantor in and to the Premises.

          TO HAVE AND TO HOLD the Premises unto Grantee, the heirs or successors and assigns of Grantee forever.

          AND Grantor, in compliance with Section 13 of the Lien Law, covenants that Grantor will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvements at the Premises and will apply the same first to the payment of the cost of the improvements before using any part of the total of the same for any other purpose.

          IN WITNESS WHEREOF, Grantor has duly executed this deed the day and year first above written.

GRANTOR:	1334 YORK AVENUE L.P.

By:

Name:
Title:

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

          On the ____ day of __________ in the year _____ before me, the undersigned, personally appeared _______________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person or entity upon behalf of which the individual acted, executed the instrument.

Signature and Office of individual
taking acknowledgment

Bargain and Sale Deed	SECTION:	5
Without Covenant Against Grantor’s Acts	BLOCK:	1483
	LOT:	1
	COUNTY:	New York

1334 York Avenue L.P.	STREET	1334 York Avenue
	ADDRESS:	New York, New York
TO
	RETURN BY MAIL TO:

	Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038 Attention: Peter G. Koffler, Esq.

Exhibit A

Legal Description

ALL THAT CERTAIN PLOT, PIECE OR PARCEL OF LAND, SITUATE, LYING AND BEING IN THE BOROUGH OF MANHATTAN, CITY, COUNTY AND STATE OF NEW YORK, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT THE CORNER FORMED BY THE INTERSECTION OF THE EASTERLY SIDE OF YORK AVENUE (FORMERLY AVENUE A) AND THE SOUTHERLY SIDE OF 72nd STREET;

RUNNING THENCE IN A SOUTHERLY DIRECTION ALONG THE EASTERLY SIDE OF YORK AVENUE 204 FEET 4 INCHES TO THE CORNER FORMED BY THE INTERSECTION OF THE EASTERLY SIDE OF YORK AVENUE AND THE NORTHERLY SIDE OF 71st STREET;

THENCE IN AN EASTERLY DIRECTION ALONG THE NORTHERN SIDE OF 71st STREET, 198 FEET;

THENCE IN A NORTHERLY DIRECTION AND PARALLEL WITH YORK AVENUE 204 FEET 4 INCHES TO THE SOUTHERLY SIDE OF 72nd STREET;

AND THENCE IN A WESTERLY DIRECTION ALONG THE SOUTHERLY SIDE OF 72nd STREET 198 FEET TO THE POINT OR PLACE OF BEGINNING.

EXHIBIT 3

FORM OF BILL OF SALE

          1334 YORK AVENUE L.P., a Delaware limited partnership, having an office c/o RFR Holding LLC, 390 Park Avenue, New York, New York 10022 (“Seller”), in consideration of Ten Dollars ($10.00) and other good and valuable consideration paid to Seller by ________________, a __________________, having an address at 1334 York Avenue, New York, New York (“Purchaser”), the receipt and sufficiency of which are hereby acknowledged, hereby sells, conveys, assigns, transfers, delivers and sets over to Purchaser all fixtures, furniture, furnishings, equipment, machinery, inventory, appliances and other articles of tangible personal property owned by Seller and which are located at and used or usable in connection with the real property located at 1334 York Avenue, New York, New York.

          TO HAVE AND TO HOLD unto Purchaser and its successors and assigns to its and their own use and benefit forever.

          This Bill of Sale is made by Seller without recourse and without any expressed or implied representation or warranty whatsoever, except to the extent expressly provided in that certain Purchase and Sale Agreement dated _________, 2008 between Seller and Sotheby’s, a Delaware corporation, and subject to any limitations therein.

          IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed as of this ___ day of ____________________, 200_.

By:

Name:
Title:

[Add Schedule A]

EXHIBIT 4

FORM OF ENTITY TRANSFEROR FOREIGN INVESTORS REAL PROPERTY TAX ACT
CERTIFICATION AND AFFIDAVIT

          Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform ________________ (“Transferee”) that withholding of tax is not required upon disposition of a U.S. real property interest by 1334 YORK AVENUE, L.P., a Delaware limited partnership (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

                    (a) Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Income Tax Regulations);

                    (b) Transferor is not a disregarded entity as defined in Treasury Regulations Section 1.14452(b)(2)(iii)(c). The U.S. employer identification number of Transferor is 05-0550916;

                    (c) Transferor has an address at c/o RFR Holding LLC, 390 Park Avenue New York, New York 10022.

                    (d) The address of the subject property is 1334 York Avenue, New York, New York 10022.

          Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

          Under penalties of perjury, I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have the authority to sign this document on behalf of Transferor.

______ __, ______

[TRANSFEROR SIGNATURE BLOCK]

EXHIBIT 5

ASSIGNMENT AND ASSUMPTION OF SOTHEBY’S LEASE, SOTHEBY’S LEASE
GUARANTY AND SOTHEBY’S SNDA

          1334 YORK AVENUE L.P., a Delaware limited partnership, having an office c/o RFR Holding LLC, 390 Park Avenue, New York 10022 (“Assignor”), in consideration of Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby assigns to ________________, a ___________________ having an address at 1334 York Avenue, New York, New York (“Assignee”), (1) all right, title and interest of Assignor as lessor under that certain lease dated February 7, 2003 between Assignor, as landlord and Sotheby’s, Inc., as tenant (the “Sotheby’s Lease”) for space at the real property located at 1334 York Avenue, New York, New York, (2) all right, title and interest of Assignor under that certain Guaranty of Lease dated February 7, 2003 by Sotheby’s Holdings, Inc., as guarantor to Assignor, (the “Sotheby’s Guaranty”) and (3) all right, title, and interest of Assignor under that certain Subordination, Non-Disturbance and Attornment Agreement dated June 22, 2005 between Sotheby’s, Inc., as tenant, and Bank of America, N.A., as lender and acknowledged and agreed to by Sotheby’s Holdings, Inc., as guarantor and Assignor, as landlord (the “Sotheby’s SNDA”).

          Assignee hereby expressly assumes all of the obligations imposed upon the lessor under the Sotheby’s Lease, which accrue from and after the date hereof.

          This Assignment and Assumption of Sotheby’s Lease, Sotheby’s Lease Guaranty and Sotheby’s SNDA and is made by Assignor without recourse and without any express or implied representation or warranty whatsoever, except to the extent expressly provided in that certain Purchase and Sale Agreement dated _________, 2008 between Assignor and Sotheby’s, a Delaware corporation, and subject to any limitations therein..

          This Assignment and Assumption of Sotheby’s Lease, Sotheby’s Lease Guaranty and Sotheby’s SNDA shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Assumption of Sotheby’s Lease, Sotheby’s Lease Guaranty and Sotheby’s SNDA to be executed as of this _____ day of _____________, 200_.

ASSIGNOR:

1334 YORK AVENUE L.P.

By:

Name:
Title:

ASSIGNEE:

By:

Name:
Title:

EXHIBIT 6

FORM OF OMNIBUS ASSIGNMENT AND ASSUMPTION AGREEMENT

          THIS GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT, made and entered into this ____ day of _________, 200_, between 1334 YORK AVENUE L.P., a Delaware limited partnership, having an address c/o RFR Holding LLC, 390 Park Avenue, New York, New York (“Assignor”) and ____________, a ____________ having an address at 1334 York Avenue, New York, New York (“Assignee”).

WITNESSETH:

          Assignor for Ten Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby assigns to Assignee all of Assignor’s right, title and interest in, to and under (i) all books, records, and files owned by Assignor and relating to the occupancy, use or operation of the real property located at 1334 York Avenue, New York, New York, the “Premises”), (ii) all transferable licenses, approvals, certificates and permits held by Assignor and exclusively relating to the occupancy, use or operation of the Premises, and (iii) all other items of intangible personal property owned by Assignor and exclusively relating to the occupancy, use or operation of the Premises (other than items expressly excluded from the sale of the Premises pursuant to that certain Purchase and Sale Agreement, dated ____________ __, 2008 between Assignor and Sotheby’s, a Delaware corporation; the items set forth in clauses (i) through (iii) above are hereinafter referred to collectively as the “Property Matters”);

          TO HAVE AND TO HOLD unto Assignee and its successors and assigns to its and their own use and benefit forever.

          Assignee hereby expressly assumes the obligations of Assignor in respect of the Property Matters accruing from and after the date hereof.

          This Agreement is made by Assignor without recourse and without any expressed or implied representation or warranty whatsoever, except to the extent expressly provided in the Purchase Agreement and subject to any limitations therein.

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          IN WITNESS WHEREOF, Assignor and Assignee have executed this Omnibus Assignment and Assumption Agreement as of the date first above written.

ASSIGNOR:

1334 YORK AVENUE L.P.

By:

Name:
Title:

ASSIGNEE:

By:

Name:
Title:

EXHIBIT 7

FORM OF TITLE COMPANY AFFIDAVIT

AFFIDAVIT OF TITLE FOR CORPORATIONS, PARTNERSHIPS OR LIMITED
LIABILITY COMPANIES

		Dated:	_________________

STATE OF NEW YORK	)	Title No:	_______________________
) ss:
COUNTY OF NEW YORK	)	Premises: 1334 York Avenue, New York, NY

The undersigned entity, being duly sworn, deposes and says:

TENANCY:

1.	Sotheby’s, Inc. is the only tenant and does not have a right of first refusal or option to purchase the premises except as set forth in its lease.

WORK BY CITY OF NEW YORK:

2.

Since ____________ no work has been done on the above premises by the City of New York, nor has any demand been made by the City of New York for any such work that would result in charges by the City of New York Department of Rent and Housing Maintenance Emergency Services or charges by the New York City Department of Environmental Protection for water tap closings or any related work or charges by the New York City Department of Health, nor any unpaid inspection fees or permit fees.

FEDERAL/STATE TAX LIENS

3.	To the knowledge of the undersigned, there are no federal or state tax liens or claims assessed or filed against the entity in this or any other state.

BANKRUPTCY/CREDITORS

4.         To the knowledge of the undersigned, no proceeding in Bankruptcy has been instituted by or against the entity in any court or before any officer of any state or of the United States, nor has the entity at any time made an assignment for the benefit of creditors.

THIS AFFIDAVIT IS EXECUTED TO INDUCE (i) ROYAL ABSTRACT OF NEW YORK LLC, AS AGENT FOR ______________________________ AND (ii) _________________________ (COLLECTIVELY, “THE INSURER”) TO ISSUE ITS POLICY OF TITLE INSURANCE COVERING SAID PREMISES FREE AND CLEAR

OF THE AFORESAID, KNOWING THAT IT WILL RELY UPON THE STATEMENTS HEREIN MADE.

THE UNDERSIGNED ENTITY SHALL INDEMNIFY ROYAL ABSTRACT OF NEW YORK LLC AND THE INSURER FOR ANY LOSS, CLAIM, COSTS OR DAMAGES WHICH MAY ENSUE FROM THE RELIANCE UPON THESE STATEMENTS.

[Signature page follows.]

1334 York Avenue L.P.
a Delaware limited partnership

Name:
Title:

Sworn to before me this
_______ day of ______________, 200__

NOTARY PUBLIC

EXHIBIT 9

FORM OF STIPULATED DISMISSAL

AMERICAN ARBITRATION ASSOCIATION

x

SOTHEBY’S, INC.,		:
:
	Claimant,	:	Case No. 50 115 T 00190 07
:
- against -		:
:
1334 YORK AVENUE L.P.,		:
:
Respondent.
x

STIPULATED DISMISSAL WITH PREJUDICE

          Having mutually agreed upon a settlement of the disputes to be resolved herein, the parties request that this matter, including all claims and counterclaims that have been asserted, or that might have been asserted, herein, be dismissed with prejudice, with each party to bear its own costs and attorneys’ fees.

Dated:

New York, NY

STROOCK & STROOCK & LAVAN		FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

By:	By:

Charles G. Moerdler	Gregg L. Weiner
Curtis C. Mechling	Robert E. Juceam
Israel David
180 Maiden Lane	One New York Plaza
New York, NY 10038-4982	New York, NY 10004
(212) 806-5400	(212) 859-8579

Attorneys for Sotheby’s, Inc.	Attorneys for 1334 York Avenue L.P.

EXHIBIT 10

FORM OF STIPULATION OF DISCONTINUANCE

SUPREME COURT OF THE STATE OF NEW YORK

COUNTY OF NEW YORK

x

SOTHEBY’S, INC.		:
		:	Index No. 601790/07
	Petitioner,	:
		:	STIPULATION OF
- against -		:	DISCONTINUANCE
:
1334 YORK AVENUE L.P.		:
		:	Assigned to Justice Fried
		:	Commercial Division Part 60
	Respondent.	:
x

          The above-entitled proceeding having been compromised and settled, and no party being an infant, incompetent for whom a committee has been appointed or conservatee, and no person not a party having an interest in the subject matter of the action,

          IT IS HEREBY STIPULATED AND AGREED by and between the attorneys of record for all parties herein that the above-entitled proceeding, including any and all appeals that have been noticed herein, be and hereby is discontinued with prejudice pursuant to CPLR 3217(a)(2), without costs to any party as against another. This stipulation may be filed and an order may be entered upon this stipulation without further notice to any party.

Dated:

New York, NY

STROOCK & STROOCK & LAVAN		FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

By:	By:

Charles G. Moerdler	Gregg L. Weiner
Curtis C. Mechling	Robert E. Juceam
Israel David
180 Maiden Lane	One New York Plaza
New York, NY 10038-4982	New York, NY 10004
(212) 806-5400	(212) 859-8579

Attorneys for Sotheby’s, Inc.	Attorneys for 1334 York Avenue L.P.

MUTUAL RELEASE AND COVENANT NOT TO SUE

          This Mutual Release and Covenant Not to Sue (“Release”) is made and entered into as of ______________, between Sotheby’s, Inc. and 1334 York Avenue L.P. (“York LP”).

          WHEREAS, on May 24, 2007, Sotheby’s, Inc. commenced against York LP an arbitration before the American Arbitration Association, styled as Sotheby’s, Inc. v. 1334 York Avenue L.P., Arbitration Case No. 50 115 T 00190 07 (the “Arbitration”), alleging a breach of the right of first offer provision of Section 23 of the parties’ Lease;

          WHEREAS, on May 30, 2007, Sotheby’s, Inc. commenced a proceeding before the New York Supreme Court, Commercial Division styled Sotheby’s, Inc. v. 1334 York Avenue L.P., Index No. 601790/07 (the “Action”); and

          WHEREAS, the parties have agreed to fully and finally settle all of their disputes.

          NOW, THERFORE, for and in consideration of the mutual covenants, agreements and conditions set forth herein, and other good and valuable consideration, the sufficiency, adequacy and receipt of which are hereby expressly acknowledged by each of the parties, the parties agree as follows:

1.

Mutual Release. Sotheby’s, Inc., on the one hand, and York LP, on the other, each on behalf of itself and on behalf of each of its respective present and former, direct and indirect, parents, subsidiaries and affiliated corporations, companies, partnerships, joint ventures, limited partnerships and limited liability companies, and each of their present and former officers, directors, general and limited partners, employees, shareholders, members, attorneys, representatives and agents, and the successors, assigns and heirs of each of them, hereby fully releases and forever discharges the other, including its present and former, direct and indirect, parents, subsidiaries and affiliated corporations, companies, partnerships, joint ventures, limited partnerships and limited liability companies, and its present and former officers, directors, general and limited partners, employees, shareholders, members, attorneys, representatives and agents and its successors, assigns and heirs, from and against any and all claims, demands, actions or causes of action, liabilities, damages, suits, requests for specific performance, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, liens, costs, expenses, rights of first offer and demands whatsoever, in law, equity or otherwise, of whatever kind or nature (a “Claim”), which it has, had or will ever have from the beginning of the world through the date hereof, whether presently known or unknown, fixed, contingent, or inchoate, relating to or arising out of or in any manner whatsoever connected with: (i) the right of first offer under Section 23 of the Lease between York LP and Sotheby’s, Inc.; (ii) any transaction (in 2005 or otherwise) between York LP and SachsenFonds GmbH, SachsenFonds USA II GmbH & Co. KG, SachsenFonds Verwaltungsgesellschaft USA GmbH, SF York Avenue, Inc., or SF York Agent, Inc., including the 2005 redemption of partnership interests in York LP; (iii) any of the matters raised or that could have been raised in the Arbitration; and/or (iv) any of the matters raised or that could have been raised in the Action.

2.

Covenant Not to Sue. The parties hereto (and their affiliates) covenant and agree that they will not, at any time hereafter, either directly or indirectly, initiate, assign, maintain or prosecute, or in any way knowingly aid or assist in the initiation, maintenance or prosecution of any Claim released in Section 1 of this Release.

3.

No Admission. The parties hereto acknowledge and agree that each party does not admit any liability, such liability being expressly denied. This Release may not be used by any party as evidence in any proceeding (of any nature and in any forum) for any liability, or as an admission, by or against any other party except to enforce the terms or provisions of this Release.

4.

Governing Law. This Release and all disputes arising hereunder or related hereto, shall be governed by, construed and interpreted in accordance with the internal laws of the State of New York, without giving effect to the New York conflict of laws principles. Sotheby’s, Inc. and its affiliates, and York LP and its affiliates agree that the courts of the State of New York located in New York County or the federal courts located in the Southern District of New York have exclusive jurisdiction over them in connection with this Release, and that venue is proper in such courts. Sotheby’s, Inc. and York LP (and their respective affiliates) further agree not to plead or claim that a proceeding in connection with this Release brought in such court has been brought in an inconvenient forum.

5.

Counterparts. This Release may be simultaneously executed in several counterparts or other such duplicate versions or by facsimile, each of which shall be an original and all of which shall constitute but one and the same instrument. All signatures to this Release need not appear on the same version, and the signatories may execute different versions, so long as they contain identical provisions, and all such executed versions shall together constitute the complete Release.

6.

No Waiver. Nothing herein is intended to or shall affect or otherwise constitute a waiver by York LP or Sotheby’s of any rights and remedies against each other in respect of that certain Purchase and Sale Agreement dated _____, by and between York LP and Sotheby’s.

SOTHEBY’S, INC., a New York corporation

By:

Name:
Title:

1334 YORK AVENUE L.P., a Delaware limited partnership

By: 1334 GP II LLC, a Delaware limited liability company, its general partner

By:

Name:
Title:

STATE OF NEW YORK	)
): ss.:
COUNTY OF NEW YORK	)

          On the _____ day of ______________ in the year 2008, before me, the undersigned, a notary public in and for said state, personally appeared _____________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF NEW YORK	)
): ss.:
COUNTY OF NEW YORK	)

          On the _____ day of _______________ in the year 2008, before me, the undersigned, a notary public in and for said state, personally appeared ___________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

MEMO OF CONTRACT

NAME AND ADDRESS OF SELLER:	1334 Park Avenue L.P., a Delaware limited partnership, having an address at c/o RFR Holding LLC, 390 York Avenue, New York, New York

NAME AND ADDRESS OF PURCHASER:	Sotheby’s, a Delaware corporation, having an address at 1334 York Avenue, New York, New York 10022

CONTRACT:	This memorandum relates to that certain Purchase and Sale Agreement (the “Contract”) dated as of _________ __, 2008, between Seller, as seller, and Purchaser, as purchaser.

DESCRIPTION OF THE PREMISES:

The premises to be conveyed pursuant to the Contract (the “Premises”) consists of the land and all of Seller’s right, title and interest in and to the building and improvements thereon located in the borough of Manhattan at Block 1483, Lot 1, also known as 1334 York Avenue, New York, New York, the metes and bounds description which is more particularly described on Schedule A attached hereto.

CONTRACT CLOSING DATE:	The date fixed by the Contract for the conveyance of title to the Premises (the “Closing”) is July 1, 2009 or such other date as may be adjusted pursuant to the terms of the Contract.

CONTRACT DEPOSIT:	Pursuant to the terms of the Contract, Purchaser has delivered to Seller a cash deposit of Fifty Million ($50,000,000.00) Dollars.

TERMS OF CONTRACT GOVERN:

The respective rights, obligations and remedies of Seller and Purchaser with reference to each other and the Premises shall be fixed, determined and governed solely by the terms of the Contract, this being a Memorandum of Contract of Sale executed by the parties hereto solely for the purpose of providing an instrument for recording pursuant to Section 294 of the Real Property Law, in lieu of recording the Contract. In the event of any inconsistency or conflict between the terms and conditions of this memorandum and the terms and conditions of the Contract, the terms and conditions of the Contract shall control.

The parties hereto have executed and delivered this Memorandum of Contract of Sale for the purpose of giving notice of existence of the Contract to whomsoever it may concern, and is not intended to govern, or to be used to construe, the provisions of the Contract. For a statement of the rights, privileges and obligations created under and by the Contract and of the options, terms, covenants and conditions contained therein, reference should be made to the Contract.

This Memorandum of Contract of Sale may be executed in any number of counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute but one and the same instrument.

          IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Memorandum of Contract of Sale as of the ___ day of ______, 2008.

SELLER:

1334 YORK AVENUE L.P.,
a Delaware limited partnership

By:

Name:
Title:

PURCHASER

SOTHEBY’S,
a Delaware corporation

By:

Name:
Title:

STATE OF NEW YORK	)
): ss.:
COUNTY OF NEW YORK	)

          On the _____ day of _______________ in the year 2008, before me, the undersigned, a notary public in and for said state, personally appeared _____________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF NEW YORK	)
): ss.:
COUNTY OF NEW YORK	)

          On the _____ day of _______________ in the year 2008, before me, the undersigned, a notary public in and for said state, personally appeared ___________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

Schedule A

Description of Land

ALL THAT CERTAIN PLOT, PIECE OR PARCEL OF LAND, SITUATE, LYING AND BEING IN THE BOROUGH OF MANHATTAN, CITY, COUNTY AND STATE OF NEW YORK, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT THE CORNER FORMED BY THE INTERSECTION OF THE EASTERLY SIDE OF YORK AVENUE (FORMERLY AVENUE A) AND THE SOUTHERLY SIDE OF 72nd STREET;

RUNNING THENCE IN A SOUTHERLY DIRECTION ALONG THE EASTERLY SIDE OF YORK AVENUE 204 FEET 4 INCHES TO THE CORNER FORMED BY THE INTERSECTION OF THE EASTERLY SIDE OF YORK AVENUE AND THE NORTHERLY SIDE OF 71st STREET;

THENCE IN AN EASTERLY DIRECTION ALONG THE NORTHERN SIDE OF 71st STREET, 198 FEET;

THENCE IN A NORTHERLY DIRECTION AND PARALLEL WITH YORK AVENUE 204 FEET 4 INCHES TO THE SOUTHERLY SIDE OF 72nd STREET;

AND THENCE IN A WESTERLY DIRECTION ALONG THE SOUTHERLY SIDE OF 72nd STREET 198 FEET TO THE POINT OR PLACE OF BEGINNING.

ESCROW AGREEMENT

          THIS ESCROW AGREEMENT (this “Agreement”) made as of this ___ day of January, 2008, by and among (i) 1334 York Avenue L.P., a Delaware limited partnership, having an office c/o RFR Holding LLC, 390 Park Avenue, New York, New York 10022 (“Seller”), (ii) Aby Rosen and Michael Fuchs (collectively, the “Guarantors” and each a “Guarantor”), each an individual having an address c/o RFR Holding LLC, 390 Park Avenue, New York, New York 10022, (iii) Sotheby’s, a Delaware corporation, having an office at 1334 York Avenue, New York, New York 10021 (“Purchaser”), and (iv) Royal Abstract of New York LLC, as escrow agent, having an office at 500 Fifth Avenue, New York, New York 10110 (“Escrow Agent”).

WITNESSETH :

          WHEREAS, simultaneously herewith, Seller and Purchaser have executed that certain Purchase and Sale Agreement relating to the real property known as 1334 York Avenue, New York, New York (the “Purchase Agreement”);

          WHEREAS, pursuant to a certain Guaranty of even date herewith, the Guarantors have agreed to guaranty the performance of certain contingent liabilities of Seller pursuant to the Purchase Agreement; and

          WHEREAS, simultaneously herewith, the Guarantors have delivered to Escrow Agent original, executed, and dated Affidavits of Judgment by Confession (collectively, the “Confessions of Judgment”).

          NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Purchase Agreement.

2.

Escrow Agent hereby acknowledges receipt of one (1) set of original, executed, and dated Confessions of Judgment, which shall be held by Escrow Agent subject to the provisions of this Agreement. The Confessions of Judgment shall not be deemed effective and delivered until they are released from escrow in accordance with the provisions of this Agreement.

3.	Escrow Agent shall deliver the Confessions of Judgment to Seller or to Purchaser, as the case may be, under the following conditions:

	a.	the Confessions of Judgment shall be delivered to Seller upon the Closing; or

b.

the Confessions of Judgment shall be delivered to Seller following receipt by Escrow Agent of written demand therefor from Seller stating that Seller is entitled to the same pursuant to and in accordance with the terms of the Purchase Agreement, if Purchaser shall not have given written notice of objection in accordance with the provisions of Section 4 set forth below; or

c.

the Confessions of Judgment shall be delivered to Purchaser following receipt by Escrow Agent of written demand therefor from Purchaser stating Purchaser is entitled to the same pursuant to and in accordance with the terms of the Purchase Agreement, if Seller shall not have given written notice of objection in accordance with the provisions of Section 4 set forth below; or

	d.	the Confessions of Judgment shall be delivered to Purchaser or Seller as directed by joint written instructions of Seller and Purchaser.

4.

Upon receipt of a written demand for the Confessions of Judgment by Seller or Purchaser, Escrow Agent shall promptly give written notice thereof (including a copy of such demand) to the other party. The other party shall have the right to object to the delivery of the Confessions of Judgment, by giving written notice of such objection to Escrow Agent at any time within ten (10) business days after such party’s receipt of notice from Escrow Agent, but not thereafter. Such notice shall set forth the basis for objecting to the delivery of the Confessions of Judgment. Upon receipt of such notice of objection, Escrow Agent shall promptly give a copy of such notice to the party who filed the written demand. If Escrow Agent shall have timely received such notice of objection, Escrow Agent shall continue to hold the Confessions of Judgment, until (x) Escrow Agent receives joint written notice from Seller and Purchaser directing the delivery of the Confessions of Judgment, in which case Escrow Agent shall then convey the Confessions of Judgment in accordance with said direction, or (y) Escrow Agent receives a copy of a decision of the Arbitrator that (A) is certified by the Arbitrator or by each of Seller and Purchaser, as a true and correct copy of the Arbitrator’s final decision and (B) directs the delivery of the Confessions of Judgment, in which event Escrow Agent shall then convey the Confessions of Judgment in accordance with said direction, or (z) in the event Escrow Agent shall receive a written notice advising that an arbitration over entitlement to or effectiveness of the Confessions of Judgment has been commenced pursuant to Section 20(g) of the Purchase Agreement, Escrow Agent may deposit the counterparts of the Confessions of Judgment with the Arbitrator. Escrow Agent acknowledges that in the event that an arbitration commences pursuant to Section 20(g) of the Purchase Agreement, none of Seller, Tenant, or Purchaser may request a return of the Confessions of Judgment until Escrow Agent receives either (i) written confirmation from Seller and Purchaser that such arbitration has been settled or (ii) a final decision from the Arbitrator.

5.

Escrow Agent may rely and act upon any instrument or other writing reasonably believed by Escrow Agent to be genuine and purporting to be signed and presented by any person or persons purporting to have authority to act on behalf of Seller or Purchaser, as the case may be, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for Escrow Agent’s own gross negligence, willful misconduct or default. Escrow Agent shall have no duties or responsibilities except those set forth herein. Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless the same is in writing and signed by Purchaser, Seller, and Escrow Agent. Escrow Agent shall be reimbursed by Seller and Purchaser for any expenses (including reasonable legal fees), including all of Escrow Agent’s fees and expenses with respect to any interpleader action incurred in connection with this Agreement, and such liability shall be joint and several; provided, however, that, as between Purchaser and Seller, the prevailing party in any dispute over the Confessions of Judgment shall be entitled to reimbursement by the losing party of any such expenses paid to Escrow Agent. In the event that Escrow Agent shall be uncertain as to Escrow Agent’s duties or rights hereunder, or shall receive instructions from Purchaser or Seller that, in Escrow Agent’s opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to hold the Confessions of Judgment and may decline to take any other action. After delivery of the Confessions of Judgment in accordance herewith, Escrow Agent shall have no further liability or obligation of any kind whatsoever.

6.

Escrow Agent shall have the right at any time to resign upon ten (10) business days prior notice to Seller and Purchaser. Seller and Purchaser shall jointly select a successor Escrow Agent and shall notify Escrow Agent of the name and address of such successor Escrow Agent within ten (10) business days after receipt of notice of Escrow Agent of its intent to resign. If Escrow Agent has not received notice of the name and address of such successor Escrow Agent within such period, Escrow Agent shall have the right to select on behalf of Seller and Purchaser a bank or trust company to act as successor Escrow Agent hereunder. At any time after the ten (10) business day period, Escrow Agent shall have the right to deliver the Confessions of Judgment to any successor Escrow Agent selected hereunder, provided such successor Escrow Agent shall execute and deliver to Seller and Purchaser an assumption agreement whereby it assumes all of Escrow Agent’s obligations hereunder. Upon the delivery of the Confessions of Judgment, the successor Escrow Agent shall become the Escrow Agent for all purposes hereunder and shall have all of the rights and obligations of the Escrow Agent hereunder, and the resigning Escrow Agent shall have no further responsibilities or obligations hereunder.

7.	If Escrow Agent is authorized to release the Confessions of Judgment from escrow by written directions as described in Section 3(c) above, then Escrow Agent shall deliver same to Purchaser.

8.

If Escrow Agent is authorized to release the Confessions of Judgment from escrow by written directions as described in Section 3(a) or (b) above, then Escrow Agent shall first mark the Confessions of Judgment “cancelled” prior to releasing same.

9.

If Escrow Agent is authorized to release the Confessions of Judgment from escrow by written directions as described in Section 3(d) above, then Escrow Agent shall deliver (or destroy) the Confessions of Judgment to Purchaser or Seller as so directed by joint written instructions of Seller and Purchaser.

10.

All notices, demands, requests, consents, approvals or other communications which are required or permitted to be given under this Agreement or which any party hereto desires to give with respect to this Agreement (each, a “Notice”) shall be given in accordance with the terms of the Purchase Agreement, except that Notices delivered to Escrow Agent shall be sent in any manner permitted by the Purchase Agreement to:

Royal Abstract of New York LLC
500 Fifth Avenue
New York, New York 10110
Fax: 212-376-0911
Attention: Martin Kravet

11.

It is expressly understood that Escrow Agent acts hereunder as an accommodation to Purchaser and Seller and as a depository only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it, or for the form of execution of such instruments, or for the identity, authority or right of any person executing or depositing the same, or for the terms and conditions of any instrument pursuant to which Escrow Agent or the parties may act.

12.

The duties of Escrow Agent are purely ministerial. The Escrow Agent shall not have any duties or responsibilities except those set forth in this Agreement and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be genuine, and Escrow Agent may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so.

13.

Escrow Agent may act or refrain from acting in respect of any matter referred to herein in full reliance upon and by and with the advice of counsel which may be selected by it (including any member or employee of its firm) and shall be fully protected in so acting or refraining from acting upon the advice of such counsel.

14.

By its execution hereof, Purchaser and Seller hereby jointly and severally agree to indemnify and save Escrow Agent harmless from any and all loss, damage, claims, liabilities, judgments and other cost and expense of every kind and nature which may be incurred by Escrow Agent arising out of its acting as Escrow Agent hereunder (including, without limitation, reasonable attorneys’ fees and disbursements, which shall include the fees and disbursements of any member or employee of its firm) except in the case of its own willful misconduct or gross negligence. The provisions of this Paragraph 13 shall survive the termination of this Agreement.

15.	This Agreement and all matters relating hereto shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

16.	This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

17.	This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

18.

It is understood and agreed that all understandings and agreements heretofore had between the parties hereto with respect to the subject matter hereof are merged into this Agreement, which alone fully and completely expresses their agreement.

[SIGNATURE PAGES TO FOLLOW]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

SELLER

1334 YORK AVENUE L.P.,
a Delaware limited partnership

By:

Name:
Title:

PURCHASER

SOTHEBY’S,
a Delaware corporation

By:

Name:
Title:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

ESCROW AGENT

ROYAL ABSTRACT OF NEW YORK LLC, as Escrow Agent

By:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

Acknowledged and Accepted this ___ day of ____, 200__

Aby Rosen, an individual

Michael Fuchs, an individual

AFFIDAVIT OF JUDGMENT BY CONFESSION

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

          ABY ROSEN, residing at _______________________, New York, being duly sworn, deposes and says:

          1. I hereby confess judgment in favor of Sotheby’s, a Delaware corporation, or its successors or assigns (“Sotheby’s”) for the sum of Fifty Million Dollars ($50,000,000.00) and hereby authorize Sotheby’s or its successors, assigns or legal representatives to enter judgment for that sum, plus accrued interest and less any payments on account, against me in the county of my residence and in any jurisdiction where such judgment is enforceable in the circumstances set forth below.

          2. This Affidavit of Judgment by Confession is executed pursuant to New York Civil Practice Law and Rules Section 3218 to secure Sotheby’s against a liability arising out of the following facts:

a.

On or about ___________, Sotheby’s entered into a Purchase and Sale Agreement (“Agreement”) with 1334 York Avenue L.P., a Delaware limited partnership, having an address at c/o RFR Holding LLC, 390 Park Avenue, New York, New York 10022 (“Seller”).

b.	Pursuant to the Contract, Seller agreed to sell, and Sotheby’s agreed to purchase the land and building at 1334 York Avenue, New York, New York 10022 (the “Property”).

c.	Pursuant to the terms of the Contract, Sotheby’s has paid to Seller a cash deposit of Fifty Million ($50,000,000.00) Dollars (the “Deposit”).

d.

Pursuant to the terms of the Contract, Seller will be obligated to repay the Deposit to Sotheby’s under certain circumstances, including certain circumstances in which Sotheby’s and Seller do not consummate the closing of the sale of the Property.

e.

Simultaneous with the execution and delivery of the Contract and payment of the Deposit, Michael Fuchs and I, as principals of Seller, executed and delivered a Guaranty, dated ___________, for the benefit of Sotheby’s (the “Guaranty”). Under the Guaranty, Michael Fuchs and I agreed, as Guarantors, absolutely, unconditionally, irrevocably, jointly and severally to guarantee Seller’s obligation to repay the Deposit to Sotheby’s as required under the Contract.

f.

Simultaneous with the execution and delivery of the Contract and payment of the Deposit, and to secure performance of my obligations under the Guaranty, I executed and delivered this Affidavit of Judgment by Confession to _______________, as escrow agent (“Escrow Agent”), to be held in escrow pending closing of the sale of the Property or repayment of the Deposit. In the event the sale of the Property does not close and the Deposit is not repaid to Sotheby’s as required under the Contract and/or the Guaranty, Escrow Agent is to deliver this Affidavit of Judgment by Confession to Sotheby’s.

g.

If the sale of the Property does not close, Seller will be required to repay the Deposit to Sotheby’s as provided in the Contract, and, in the event that Seller fails to repay the Deposit as required under the Contract, I will be obligated to pay the amount of the Deposit to Sotheby’s as required under the Guaranty.

          3. Upon release from escrow of this Affidavit of Judgment by Confession, I will therefore be indebted to Sotheby’s for up to the total sum of Fifty Million ($50,000,000.00) Dollars.

          4. This Confession of Judgment may be entered without any prior notice to myself, Michael Fuchs or Seller.

          5. I further authorize entry of judgment against me for costs and disbursements as provided in Section 3218(b) of the New York Civil Practice Law and Rules and reasonable attorney’s fees incurred by Sotheby’s in the entry of this judgment and any subsequent proceedings to enforce such judgment.

          6. This Confession of Judgment does not involve an installment sale as prohibited by New York Civil Practice Law and Rules Section 3201.

ABY ROSEN

Sworn to before me on this
_____ day of ____________

Notary Public

ESCROW AGREEMENT

          THIS ESCROW AGREEMENT (this “Agreement”) made as of this 11th day of January, 2008, by and among (i) 1334 York Avenue L.P., a Delaware limited partnership, having an office c/o RFR Holding LLC, 390 Park Avenue, New York, New York 10022 (“Seller”), (ii) Sotheby’s, a Delaware corporation, having an office at 1334 York Avenue, New York, New York 10021 (“Purchaser”), and (iii) First American Title Insurance Company of New York, as escrow agent, having an office at 633 Third Avenue, New York, New York 10017 (“Escrow Agent”).

WITNESSETH:

          WHEREAS, the following matters and proceedings (collectively the “Legal Proceedings”) are currently pending between Seller and Purchaser, an affiliate of Sotheby’s, Inc. (“Tenant”) relating to Purchaser’s alleged right to receive a first offer for the land and the building known as 1334 York Avenue situated in the City, County and State of New York and more particularly described in Schedule A (the “Premises”), in connection with the Seller’s redemption of certain partnership interests in 2005:

i)	The arbitration before the American Arbitration Association styled Sotheby’s, Inc. v. 1334 York Avenue L.P., Case No. 50 115 T 00190 07 (the “Arbitration”); and

ii)	The proceedings before the New York Supreme Court, New York County, Commercial Division, styled Sotheby’s, Inc. v. 1334 York Avenue L.P., Index No. 601790/07 (the “Action”);

          WHEREAS, simultaneously herewith, Seller and Tenant have delivered to Escrow Agent: (i) two (2) original executed and undated counterparts of the Stipulated Dismissal with respect to the Arbitration (the “Stipulated Dismissal”); (ii) two (2) original executed and undated counterparts of the Stipulation of Discontinuance with respect to the Action (the “Stipulation of Discontinuance”, and together with the Stipulated Dismissal, the “Filed Documents”); and (iii) four (4) original executed and undated counterparts of the Mutual Release and Covenant Not to Sue (“Mutual Release”, and collectively with the Filed Documents, the “Release Documents”).

          NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

          1. Capitalized terms not otherwise defined herein shall have their respective meanings set forth in the Purchase Agreement.

          2. Escrow Agent hereby acknowledges receipt of four (4) original executed and undated counterparts of the Mutual Release and two (2) original executed and undated counterparts of each of the Filed Documents, which shall be held by Escrow Agent subject to the provisions of this Agreement. The Release Documents shall not be deemed effective and delivered until they are released from escrow in accordance with the provisions of this Agreement.

          3. Escrow Agent shall deliver the Release Documents to Seller or to Purchaser, as the case may be, under the following conditions:

          (a) the original executed counterparts of each of the Release Documents shall be delivered to each of Seller and Purchaser at the Closing; or

          (b) following receipt by Escrow Agent of written demand therefor from Seller stating that Seller is entitled to the same pursuant to and in accordance with the terms of the Purchase Agreement and provided that Purchaser shall not have given written notice of objection in accordance with the provisions of Section 4 set forth below, Escrow Agent shall return to each of Seller and Purchaser such party’s own signatures to the Release Documents; or

          (c) the Release Documents shall be delivered only to Purchaser (and not to Seller) following receipt by Escrow Agent of written demand therefor from Purchaser stating Purchaser is entitled to the same pursuant to and in accordance with the terms of the Purchase Agreement, if Seller shall not have given written notice of objection in accordance with the provisions of Section 4 set forth below; or

          (d) the Release Documents shall be delivered to Purchaser or Seller as directed by joint written instructions of Seller and Purchaser.

          4. Upon receipt of a written demand for the Release Documents by Seller or Purchaser, Escrow Agent shall promptly give written notice thereof (including a copy of such demand) to the other party. The other party shall have the right to object to the delivery of the Release Documents, by giving written notice of such objection to Escrow Agent at any time within ten (10) business days after such party’s receipt of notice from Escrow Agent, but not thereafter. Such notice shall set forth the basis for objecting to the delivery of the Release Documents. Upon receipt of such notice of objection, Escrow Agent shall promptly give a copy of such notice to the party who filed the written demand. If Escrow Agent shall have timely received such notice of objection, Escrow Agent shall continue to hold the Release Documents, until (x) Escrow Agent receives joint written notice from Seller and Purchaser directing the delivery of the Release Documents, in which case Escrow Agent shall then convey the Release Documents in accordance with said direction, or (y) Escrow Agent receives a copy of a decision of the Arbitrator that (A) is certified by the Arbitrator or by each of Seller and Purchaser, as a true and correct copy of the Arbitrator’s final decision and (B) directs the delivery of the Release Documents, in which event Escrow Agent shall then convey the Release Documents in accordance with said direction, or (z) in the event Escrow Agent shall receive a written notice advising that an arbitration over entitlement to or effectiveness of the Release Documents has been commenced pursuant to Section 20(g) of the Purchase Agreement, Escrow Agent may deposit the counterparts of the Release Documents with the Arbitrator. Escrow Agent acknowledges that in the event that an arbitration commences pursuant to Section 20(g) of the Purchase Agreement, none of Seller, Tenant, or Purchaser may request a return of the Release Documents until Escrow Agent receives either (i) written confirmation from Seller and Purchaser that such arbitration has been settled or (ii) a final decision from the Arbitrator.

          5. Escrow Agent may rely and act upon any instrument or other writing reasonably believed by Escrow Agent to be genuine and purporting to be signed and presented by any person or persons purporting to have authority to act on behalf of Seller or Purchaser, as the case may be, and shall not be liable in connection with the performance of any duties imposed upon Escrow Agent by the provisions of this Agreement, except for Escrow Agent’s own gross negligence, willful misconduct or default. Escrow Agent shall have no duties or responsibilities except those set forth herein. Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless the same is in writing and signed by Purchaser, Seller, and Escrow Agent. Escrow Agent shall be reimbursed by Seller and Purchaser for any expenses (including reasonable legal fees), including all of Escrow Agent’s fees and expenses with respect to any interpleader action incurred in connection with this Agreement, and such liability shall be joint and several; provided, however, that, as between Purchaser and Seller, the prevailing party in any dispute over the Release Documents shall be entitled to reimbursement by the losing party of any such expenses paid to Escrow Agent. In the event that Escrow Agent shall be uncertain as to Escrow Agent’s duties or rights hereunder, or shall receive instructions from Purchaser or Seller that, in Escrow Agent’s opinion, are in conflict with any of the provisions hereof, Escrow Agent shall be entitled to hold the Release Documents and may decline to take any other action. After delivery of the Release Documents in accordance herewith, Escrow Agent shall have no further liability or obligation of any kind whatsoever.

          6. Escrow Agent shall have the right at any time to resign upon ten (10) business days prior notice to Seller and Purchaser. Seller and Purchaser shall jointly select a successor Escrow Agent and shall notify Escrow Agent of the name and address of such successor Escrow Agent within ten (10) business days after receipt of notice of Escrow Agent of its intent to resign. If Escrow Agent has not received notice of the name and address of such successor Escrow Agent within such period, Escrow Agent shall have the right to select on behalf of Seller and Purchaser a bank or trust company to act as successor Escrow Agent hereunder. At any time after the ten (10) business day period, Escrow Agent shall have the right to deliver the Release Document to any successor Escrow Agent selected hereunder, provided such successor Escrow Agent shall execute and deliver to Seller and Purchaser an assumption agreement whereby it assumes all of Escrow Agent’s obligations hereunder. Upon the delivery of the Release Documents, the successor Escrow Agent shall become the Escrow Agent for all purposes hereunder and shall have all of the rights and obligations of the Escrow Agent hereunder, and the resigning Escrow Agent shall have no further responsibilities or obligations hereunder.

          7. If Escrow Agent is authorized to release the Release Documents from escrow by written directions as described in Section 3(a) or (b) above, then Escrow Agent shall (a) date the Release Documents the date of such authorization, (b) deliver two (2) counterparts of the Mutual Release to each of Purchaser and Seller at their respective addresses first written above, and (c) deliver one (1) original and one (1) copy of the Filed Documents to Seller and one (1) copy of the Filed Documents to Purchaser, each at their respective addresses first written above.

          8. If Escrow Agent is authorized to release the Release Documents from escrow by written directions as described in Section 3(c) above, then Escrow Agent shall physically destroy all of the counterparts of all of the Release Documents, unless otherwise instructed in writing by Purchaser.

          9. If Escrow Agent is authorized to release the Release Documents from escrow by written directions as described in Section 3(d) above, then Escrow Agent shall deliver (or destroy) the Release Documents to Purchaser or Seller as so directed by joint written instructions of Seller and Purchaser.

          10. All notices, demands, requests, consents, approvals or other communications which are required or permitted to be given under this Agreement or which any party hereto desires to give with respect to this Agreement (each, a “Notice”) shall be given in accordance with the terms of the Purchase Agreement, except that Notices delivered to Escrow Agent shall be sent in any manner permitted by the Purchase Agreement to:

First American Title Insurance Company of New York
633 Third Avenue
New York, New York 10017
Attention: Michael J. Berey, General Counsel
and Steven Napolitano, President and CEO
Fax: 212-331-1511/212-331-1579

It is expressly understood that Escrow Agent acts hereunder as an accommodation to Purchaser and Seller and as a depository only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it, or for the form of execution of such instruments, or for the identity, authority or right of any person executing or depositing the same, or for the terms and conditions of any instrument pursuant to which Escrow Agent or the parties may act.

          11. The duties of Escrow Agent are purely ministerial. The Escrow Agent shall not have any duties or responsibilities except those set forth in this Agreement and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be genuine, and Escrow Agent may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so.

          12. Escrow Agent may act or refrain from acting in respect of any matter referred to herein in full reliance upon and by and with the advice of counsel which may be selected by it (including any member or employee of its firm) and shall be fully protected in so acting or refraining from acting upon the advice of such counsel.

          13. By its execution hereof, Purchaser and Seller hereby jointly and severally agree to indemnify and save Escrow Agent harmless from any and all loss, damage, claims, liabilities, judgments and other cost and expense of every kind and nature which may be incurred by Escrow Agent arising out of its acting as Escrow Agent hereunder (including, without limitation, reasonable attorneys’ fees and disbursements, which shall include the fees and disbursements of any member or employee of its firm) except in the case of its own willful misconduct or gross negligence. The provisions of this Paragraph 13 shall survive the termination of this Agreement.

          14. This Agreement and all matters relating hereto shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

          15. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

          16. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

          17. It is understood and agreed that all understandings and agreements heretofore had between the parties hereto with respect to the subject matter hereof are merged into this Agreement, which alone fully and completely expresses their agreement.

[SIGNATURE PAGES TO FOLLOW]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

SELLER

1334 YORK AVENUE L.P.,
a Delaware limited partnership

By:

Name:
Title:

PURCHASER

SOTHEBY’S,
a Delaware corporation

By:

Name:
Title:

ESCROW AGENT

First American Title Insurance
Company of New York,
as Escrow Agent

By:

Name:
Title:

Acknowledged and Agreed:

TENANT

SOTHEBY’S, INC.
a Delaware corporation

By:

Name:
Title:

Schedule A

Description of the Land

ALL THAT CERTAIN PLOT, PIECE OR PARCEL OF LAND, SITUATE, LYING AND BEING IN THE BOROUGH OF MANHATTAN, CITY, COUNTY AND STATE OF NEW YORK, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT THE CORNER FORMED BY THE INTERSECTION OF THE EASTERLY SIDE OF YORK AVENUE (FORMERLY AVENUE A) AND THE SOUTHERLY SIDE OF 72nd STREET;

RUNNING THENCE IN A SOUTHERLY DIRECTION ALONG THE EASTERLY SIDE OF YORK AVENUE 204 FEET 4 INCHES TO THE CORNER FORMED BY THE INTERSECTION OF THE EASTERLY SIDE OF YORK AVENUE AND THE NORTHERLY SIDE OF 71st STREET;

THENCE IN AN EASTERLY DIRECTION ALONG THE NORTHERN SIDE OF 71st STREET, 198 FEET;

THENCE IN A NORTHERLY DIRECTION AND PARALLEL WITH YORK AVENUE 204 FEET 4 INCHES TO THE SOUTHERLY SIDE OF 72nd STREET;

AND THENCE IN A WESTERLY DIRECTION ALONG THE SOUTHERLY SIDE OF 72nd STREET 198 FEET TO THE POINT OR PLACE OF BEGINNING.

EXHIBIT 17

COPY OF LOAN AGREEMENT

[To be attached]

PRINCIPAL GUARANTY

          THIS PRINCIPAL GUARANTY (this “Guaranty”) entered into as of the ___ day of ___________, 2008, and made by ABY ROSEN, having an address at c/o RFR Holding LLC, 390 Park Avenue, 3rd Floor, New York, New York 10022, as guarantor (“Rosen”), and MICHAEL FUCHS, having an address at c/o RFR Holding LLC, 390 Park Avenue, 3rd Floor, New York, New York 10022, as guarantor (“Fuchs”; Fuchs, together with Rosen being collectively referred to herein as the “Guarantor”) for the benefit of SOTHEBY’S, a Delaware corporation, having an address at 1334 York Avenue, New York, New York 10022 (“Purchaser”).

          WHEREAS, simultaneously with the execution and delivery of this Guaranty, Purchaser is entering into a Purchase and Sale Agreement (the “Contract”), with 1334 York Avenue, L.P., a Delaware limited partnership having an address c/o RFR Holding LLC, 390 Park Avenue, New York, New York 10022 (“Seller”), with respect to the fee interest in certain real property located at 1334 York Avenue, New York, New York.

          WHEREAS, any capitalized items used herein and not expressly defined herein shall have the meanings ascribed thereto in the Contract.

          WHEREAS, pursuant to the terms of the Contract, Purchaser is, on, or about the date hereof, delivering to Seller the sum of Fifty Million ($50,000,000.00) Dollars in respect of the Deposit.

          WHEREAS, pursuant to the terms and conditions of the Contract, Seller may be required, under certain prescribed circumstances, to (a) return the Deposit to Purchaser and (b) pay to Purchaser Interest on the Deposit, all as more particularly set forth in the Contract (all such liabilities and obligations being hereinafter referred to as the “Guaranteed Obligations”).

          WHEREAS, Rosen and Fuchs are principals of Seller.

          WHEREAS, Guarantor will be directly benefited by Seller entering into the Contract with Purchaser.

          WHEREAS, as a condition precedent to, and material inducement for, Purchaser entering into the Contract, Seller has caused Guarantor to guaranty, pursuant to this Guaranty, the payment and performance of the Guaranteed Obligations.

          NOW, THEREFORE, in consideration of Ten ($10.00) Dollars and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantor and Purchaser hereby agree as follows:

Section 1. Terms of Guaranty.

          Guarantor absolutely, unconditionally and irrevocably guarantees to Purchaser the prompt payment and performance when due of the Guaranteed Obligations.

          (a) The obligations, covenants, agreements and duties of Guarantor under this Guaranty shall in no way be affected or impaired by reason of the occurrence, from time to time, of any of the following with respect to the Contract, even though notice may not have been given to, or received from, Guarantor, or the further consent of Guarantor thereto may not have been obtained:

(i) The waiver by Purchaser of the performance or observance of any agreement, covenant, term or condition to be performed or observed by Seller;

(ii) The extension of the time for the payment of any sums owing or payable under the Contract or the time for the performance of any other obligation under or arising out of or on account of the Contract;

(iii) The supplementing, modification or amendment (whether material or otherwise) of the Contract or any of the obligations of Seller or Purchaser set forth in the Contract;

(iv) Any failure, omission, delay or lack on the part of Purchaser or any other person to enforce, assert or exercise any right, power or remedy conferred on such person in or by virtue of the Contract, or any action on Purchaser’s or such person’s part granting indulgence or extension in any form;

(v) The voluntary or involuntary liquidation, dissolution, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar application, action or proceeding affecting Seller or Guarantor, or any of their assets;

(vi) The release of Seller from the performance or observance of any of the agreements, covenants, terms or conditions contained in the Contract by operation of law or otherwise; or

(vii) The termination of the Contract.

          (b) Guarantor hereby acknowledges that this Guaranty (i) is an absolute and unconditional guaranty of payment, and not merely of collection; and (ii) is a direct and primary obligation of Guarantor (and Guarantor’s obligations hereunder are not as a surety). Guarantor hereby waives diligence and all demands, protests, presentments and notices of every kind and nature, including, but not limited to, notices of presentment, demand for payment or performance, protest, notice of default or nonpayment, notice of dishonor, notice of protest and notice of acceptance of this Guaranty and the creation, renewal, extension, modification or accrual of any of the obligations Guarantor has hereby guaranteed.

          (c) Guarantor hereby waives any and all legal requirements that Purchaser institute any action or proceeding, at law or in equity, against Seller or anyone else, or exhausts its remedies against Seller or anyone else, in respect of the Guaranteed Obligations as a condition precedent to bringing an action or proceeding against Guarantor under this Guaranty, and Guarantor hereby acknowledges that Guarantor shall remain liable hereunder jointly and severally with Seller and as a principal until the Guaranteed Obligations shall have been satisfied, notwithstanding any fact, act, event or occurrence which might otherwise operate as a legal or equitable discharge of a surety or guarantor. All rights and remedies afforded to Purchaser by reason of this Guaranty are separate and cumulative rights and remedies and it is agreed that no one of such rights or remedies, whether exercised by Purchaser or not, shall be deemed to be an exclusion of any of the other rights or remedies available to Purchaser and shall not limit or prejudice any other legal or equitable right or remedy which Purchaser may have.

          (d) Guarantor understands that the exercise by Purchaser of certain rights and remedies may affect or eliminate Guarantor’s right of subrogation against Seller and that Guarantor may therefore incur partially or totally nonreimbursable liability hereunder. Nevertheless, Guarantor hereby authorizes and empowers Purchaser, its successors, endorsees and/or assigns, to exercise in its or their sole discretion, any rights and remedies, or any combination thereof, which may then be available, it being the purpose and intent of Guarantor that the obligations hereunder shall be absolute, continuing, independent and unconditional under any and all circumstances. Guarantor subordinates all indebtedness owing to Guarantor from Seller to the payment of any amounts due to Purchaser with respect to the Guaranteed Obligations. In the event that Guarantor shall advance or become obligated to pay any sums under this Guaranty, Guarantor agrees that Guarantor shall have no right of subrogation or reimbursement against Seller unless and until all amounts due under this Guaranty shall have been paid in full and all of Guarantor’s obligations under the Guaranty shall have been fully performed. To the extent Guarantor’s waiver of these rights of subrogation or reimbursement as set forth in this Guaranty are found by a court of competent jurisdiction to be void or voidable for any reason, Guarantor agrees that its rights of subrogation and reimbursement against Seller shall be junior and subordinate as to lien, time of payment and in all other respects to Purchaser’s rights against Seller and to Purchaser’s right, title and interest in such collateral or security. Nothing herein contained is intended or shall be construed to give Guarantor any right of subrogation in or under the Contracts or any right to participate in any way therein, or in the right, title or interest of Purchaser in or to the Contracts, notwithstanding any payments made by Guarantor under this Guaranty, all such rights of subrogation and participation being hereby expressly waived and released.

          (e) Guarantor unconditionally waives any defense to the enforcement of this Guaranty, including, without limitation, the right to plead any and all statutes of limitations as a defense to Guarantor’s liability under this Guaranty, other than the defense that the Guaranteed Obligations have been performed in full or that the Guaranteed Obligations are not due and payable or performable pursuant to the express terms of the Contract.

          (f) This Guaranty shall survive the exercising of Purchaser’s rights and remedies under the Contract, it being agreed that this Guaranty shall terminate only upon the earlier to occur of (i) full payment and performance of the Guaranteed Obligations, (ii) the full satisfaction and performance of all of Seller’s obligations under the Contract or (iii) a termination of the Contract pursuant to Section 20(a) thereof.

Section 2. Covenants, Representations and Warranties.

          (a) Any action, suit or proceeding in connection with this Guaranty shall be brought in a court of record in either the State of New York, County of New York, or of the United States District Court for the Southern District of New York, Guarantor and Purchaser hereby consenting and submitting to the jurisdiction thereof; and service of process may be made upon Guarantor or Purchaser, by certified or registered mail, at the address to be used for the giving of notice to Guarantor or Purchaser, as applicable, under Section 3(b). Nothing herein shall affect the right of Purchaser to commence legal proceedings or otherwise to proceed against Guarantor in any other jurisdiction or to serve process in any manner permitted by applicable law. In any action, suit or proceeding in connection with this Guaranty, Guarantor hereby waives any claim that New York County or the Southern District of New York is an inconvenient forum, any claim for special, consequential or punitive damages and the right to interpose any defense based upon any claim of laches and any set-off or counterclaim of any nature or description.

          (b) The parties agree that the State of New York has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects, including, without limiting the generality of the foregoing, matters of construction, validity and performance, this Guaranty and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such State (without regard to principles of conflict laws) and any applicable law of the United States of America. To the fullest extent permitted by law, Guarantor hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Guaranty, and this Guaranty shall be governed by and construed in accordance with the laws of the State of New York pursuant to Section 5-1401 of the New York General Obligation Law.

          (c) Each of Guarantor and Purchaser hereby knowingly, voluntarily and intentionally waives any rights that it may have to a trial by jury in any litigation arising in any way in connection with this Guaranty.

          (d) Guarantor represents and warrants that Guarantor has the power and authority to execute, deliver and carry out the terms and provisions of this Guaranty and has duly authorized, executed, and delivered the same.

          (e) Guarantor represents and warrants that neither the execution and delivery of this Guaranty, nor the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof, will contravene any provision of law, statute, rule or regulation to which Guarantor is subject or any judgment, decree, franchise, order or permit applicable to Guarantor, or will conflict or will be inconsistent with, or will result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the property or assets of the Guarantor pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other instrument to which the Guarantor is a party or may be bound or subject.

          (f) Guarantor represents and warrants that (i) Guarantor is a principal of Seller, has personal knowledge of and is familiar with Seller’s business affairs and books and records; (ii) that Seller is in sound financial condition as of the date of this Guaranty; (iii) Guarantor has received, and reviewed with competent legal counsel, the Contract and is familiar with the terms and conditions thereof, including, but not limited to, the provisions of the Contract relating to the Guaranteed Obligations and (iv) that, to Guarantor’s knowledge, Seller will be financially able to perform its obligations under the Contract in accordance with the terms and conditions thereof.

Section 3. Miscellaneous.

          (a) All guaranties, covenants and agreements contained in this Guaranty shall bind the respective successors and assigns of Guarantor and shall inure to the benefit of Purchaser and its successors and assigns.

          (b) Any notice, demand, consent, approval, direction, agreement or other communication (any “Notice”) required or permitted hereunder or under any other documents in connection herewith shall be in writing and shall be directed as follows:

If to Rosen:	c/o RFR Holding LLC
390 Park Avenue, 3rd Floor
New York, New York 10022
Facsimile: (212) 308-5090

and a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Jonathan L. Mechanic, Esq.
Facsimile: (212) 859-4000

If to Fuchs:	c/o RFR Holding LLC
390 Park Avenue, 3rd Floor
New York, New York 10022
Facsimile: (212) 308-5090

and a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Jonathan L. Mechanic, Esq.
Facsimile: (212) 859-4000

If to Purchaser:	c/o Sotheby’s
1334 York Avenue
New York, New York 10022
Attention: William S. Sheridan
Facsimile: (845) 613-7412

and a copy to:	Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attention: Peter G. Koffler, Esq.
Facsimile: (212) 806-2686

or to such changed address or facsimile number as a party hereto shall designate to the other parties hereto from time to time in writing.

          (c) Any Notice so sent by national overnight delivery service, or personal delivery shall be deemed given on the date of receipt or refusal as indicated on the return receipt, or the receipt of the national overnight delivery service or personal delivery service. Any Notice sent by facsimile transmission shall be deemed given when received as confirmed by the telecopier electronic confirmation receipt. A Notice may be given either by a party or by such party’s attorney. Guarantor or Purchaser may designate, by not less than five (5) business days’ notice given to the others in accordance with the terms of this Section 3, additional or substituted parties to whom Notices should be sent hereunder.

          (d) No delay on the part of Purchaser in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right hereunder or the failure to exercise same in any instance preclude other or further exercise thereof or the exercise of any other power or right; nor shall Purchaser be liable for exercising or failing to exercise any such power or right; the rights and remedies hereunder expressly specified are cumulative and not exclusive of any rights or remedies which Purchaser may or will otherwise have.

          (e) In the event that Purchaser shall receive any payments on account of any of the obligations hereby guaranteed, whether directly or indirectly, and it shall subsequently be determined that such payments were for any reason improper, or a claim shall be made against Purchaser that the same were improper, and Purchaser either voluntarily or pursuant to court order shall return the same, Guarantor shall be liable, with the same effect as if the said payments had never been paid to or received by Purchaser, for the amount of such repaid or returned payments, notwithstanding the fact that payments may theretofore have been credited on account of the obligations hereby guaranteed.

          (f) This Guaranty may not be modified or amended except by a writing duly executed by the parties hereto.

          (g) In the event that Purchaser, for any reason whatsoever, shall deem it necessary to refer this Guaranty to an attorney for the enforcement thereof or of any rights hereunder, by suit or otherwise, there shall be immediately due from Guarantor to Purchaser, in addition to the sums guaranteed by Guarantor under this Guaranty, reasonable attorneys’ fees and actual disbursements, together with all costs and expenses of such action, which costs, expenses, fees and disbursements shall be added to and deemed part of the Guaranteed Obligations hereunder; provided, however, that no such amounts shall be due to Purchaser if a court of competent jurisdiction (sustained on appeal, if any) conclusively enters judgment in Guarantor’s favor on all claims.

          (h) In the event that any provision of this Guaranty or the application thereof to Guarantor or any circumstance in the jurisdiction governing this Guaranty shall, to any extent, be invalid or unenforceable under any applicable statute, regulation, or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute, regulation or rule of law, and the remainder of this Guaranty and the application of any such invalid or unenforceable provision to parties, jurisdictions, or circumstances other than to whom or to which it shall be held invalid or unenforceable, shall not be affected thereby nor shall same affect the validity or enforceability of any other provision of this Guaranty.

Section 4. Joint and Several Liability. Rosen and Fuchs hereby acknowledge and agree that each of Rosen and Fuchs shall be and remain jointly and severally liable hereunder as Guarantor.

Section 5. Subject to Certain Limitations in Contract. Purchaser acknowledges and agrees that the Contract contains certain limitations as to when the Guaranteed Obligations become due and payable by Seller and, notwithstanding anything herein to the contrary, including without limitation the terms and provisions of Section 1(c) hereof, Purchaser’s right to pursue payment or performance of the Guaranteed Obligations from Guarantor shall at all times be subject to such limitations.

Section 6. Arbitration. Any actions arising out of this Guaranty, including, without limitation, the resolution of any disputes as to whether either Guarantor has defaulted in or breached any of its obligations under this Guaranty, shall be, at the request of either party, resolved by binding arbitration conducted in New York City, with John Zuccotti serving as sole arbitrator, subject to and in accordance with the terms of this Section 6. If John Zuccotti is unable or unwilling to serve as arbitrator, each party shall, within three (3) business days following notice to both parties from John Zuccotti or his designated representative of his unavailability, designate one (1) arbitrator of its choosing, and the two (2) designated arbitrators shall, within three (3) business days of their appointment, designate a third arbitrator who shall be an attorney having at least ten (10) years of commercial real estate experience (John Zuccotti or such panel of three (3) arbitrators, the “Arbitrator”). If the Arbitrator consists of a panel of three (3) arbitrators, all decisions of the Arbitrator shall require agreement by at least two (2) of such three (3). Any such arbitration will be commenced by service of the claimant’s demand for arbitration upon counsel for the respondent. Simultaneously with or promptly following serving its demand for arbitration, the claimant shall send a copy of such demand to John Zuccotti together with a request that John Zuccotti serve as the arbitrator with respect thereto. Any answer to the demand for arbitration will be served on counsel for the claimant within five (5) business days after service of the demand, and any reply to any counterclaim asserted in the answer will be served on counsel for the respondent and the Arbitrator within three (3) business days after service of the answer. Claimant’s demand for arbitration, any answer to such demand and any reply to such answer, shall be served on the Arbitrator simultaneously with service on opposing counsel, unless the Arbitrator has yet to be determined at such time. Within ten (10) business days after service of the demand for arbitration or appointment of a panel of three (3) arbitrators, whichever is later, the Arbitrator will give the parties’ counsel notice of the time, date and place of the arbitration hearing, such hearing to be scheduled to begin within ten (10) business days after such notice. The arbitration will be conducted subject to Rules E-1, E-3, E-5, E-8 and E-9 of the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association, it being understood that the provisions of this Section 6 shall supersede any conflicting or inconsistent provision of such Rules. At the Arbitrator’s discretion, the Arbitrator may direct the production of documents in advance of the hearing. In the event that either party fails to timely designate its alternate arbitrator within the required three (3) business day period, and such failure is not cured within two (2) business after written notice thereof, the other party may designate such third arbitrator.

          IN WITNESS WHEREOF, the undersigned has executed this Guaranty to be effective as of the date and year written above.

GUARANTOR

ABY ROSEN

MICHAEL FUCHS

PURCHASER

SOTHEBY’S,
a Delaware corporation

By:

Name:
Title:

STATE OF NEW YORK	)
): ss.:
COUNTY OF NEW YORK	)

          On the _____ day of _____________ in the year 2008, before me, the undersigned, a notary public in and for said state, personally appeared Aby Rosen, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF NEW YORK	)
): ss.:
COUNTY OF NEW YORK	)

          On the _____ day of _____________ in the year 2008, before me, the undersigned, a notary public in and for said state, personally appeared Michael Fuchs, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF NEW YORK	)
): ss.:
COUNTY OF NEW YORK	)

          On the _____ day of ___________ in the year 2008, before me, the undersigned, a notary public in and for said state, personally appeared __________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public